Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-58976-01

PROSPECTUS SUPPLEMENT

(To Prospectus dated June 20, 2001)

$1,400,000,000

EOP Operating Limited Partnership

$1,100,000,000 7.000% NOTES DUE JULY 15, 2011

$300,000,000 7.875% NOTES DUE JULY 15, 2031

Fully and Unconditionally Guaranteed by

Equity Office Properties Trust

      Interest on the notes will be payable semiannually on January 15 and July 15 of each year, beginning January 15, 2002. EOP Operating Limited Partnership may redeem the notes due 2011 or the notes due 2031 in whole or in part at any time prior to their maturity at the redemption prices described in this prospectus supplement.

      Equity Office Properties Trust will guarantee the payment of principal of, Make-Whole Amount, if any, and interest on, the notes. The guarantees will be unsecured and unsubordinated obligations of Equity Office. Equity Office, however, has no material assets other than its investment in EOP Partnership.

      The notes are being offered globally for sale in jurisdictions where it is lawful to make such offers and sales. We have applied to list the notes on the Luxembourg Stock Exchange.

	Per 2011 Note	Total	Per 2031 Note	Total

Public Offering Price	99.020%	$1,089,220,000	99.126%	$297,378,000

Underwriting Discount	.450%	$4,950,000	.875%	$2,625,000

Proceeds to EOP Partnership (before expenses)	98.570%	$1,084,270,000	98.251%	$294,753,000

Interest on the notes will accrue from July 18, 2001 to the date of delivery.

       Investing in the notes involves risks. See “Risk Factors” beginning on page S-8.

      Neither the Securities and Exchange Commission nor any state securities commission nor the Luxembourg Stock Exchange has approved or disapproved of the notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

      We expect to deliver the notes to investors in registered book-entry form only through the facilities of The Depository Trust Company (“DTC”), Clearstream Banking, société anonyme (“Clearstream Luxembourg”), and Euroclear Bank, S.A./ N.V., as operator of the Euroclear System (“Euroclear”), on or about July 18, 2001.

Joint Book-Running Managers

Banc of America Securities LLC	JPMorgan	Salomon Smith Barney

Deutsche Banc Alex. Brown	Dresdner Kleinwort Wasserstein	PNC Capital Markets, Inc.

The date of this prospectus supplement is July 11, 2001.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS
SUMMARY
RISK FACTORS
BUSINESS
CAPITALIZATION
SELECTED HISTORICAL CONSOLIDATED AND COMBINED FINANCIAL DATA OF EOP PARTNERSHIP
SELECTED HISTORICAL CONSOLIDATED AND COMBINED FINANCIAL DATA OF EQUITY OFFICE
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF SPIEKER PARTNERSHIP
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF SPIEKER
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS RELATING TO MERGER OF SPIEKER PARTNERSHIP INTO EOP PARTNERSHIP
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS RELATING TO MERGER OF SPIEKER INTO EQUITY OFFICE
USE OF PROCEEDS
MANAGEMENT
DESCRIPTION OF NOTES AND GUARANTEES
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
UNDERWRITING
EXPERTS
LEGAL MATTERS
GENERAL INFORMATION
DOCUMENTS INCORPORATED BY REFERENCE
A WARNING ABOUT FORWARD-LOOKING STATEMENTS
WHERE YOU CAN FIND MORE INFORMATION
EOP PARTNERSHIP AND EQUITY OFFICE
USE OF PROCEEDS
RATIOS OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF DEBT SECURITIES
DESCRIPTION OF GUARANTEE
DESCRIPTION OF WARRANTS
PLAN OF DISTRIBUTION
EXPERTS
LEGAL MATTERS

      You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus, as well as information previously filed by us with the U.S. Securities and Exchange Commission and incorporated by reference herein and therein, is accurate only as of the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since then.

      This prospectus supplement and the accompanying prospectus include information provided in order to comply with the rules governing the listing of securities on the Luxembourg Stock Exchange. We are responsible for the accuracy of the information contained, or incorporated by reference, in this prospectus supplement and the accompanying prospectus. We confirm, after reasonable inquiry, that this prospectus supplement and the accompanying prospectus (including the information incorporated by reference herein and therein) contain all information regarding EOP Partnership, Equity Office, the notes and the guarantees which is (in the context of the offering of the notes and the related guarantees) material; such information is true and accurate in all material respects and is not misleading in any material respect; any opinions, predictions or intentions expressed in this prospectus supplement and the accompanying prospectus, if any, on the part of EOP Partnership and Equity Office are honestly held or made and are not misleading in any material respect and, to the best of our knowledge and belief, we have not omitted any other fact that would make any statement contained or incorporated by reference in this prospectus supplement and the accompanying prospectus misleading in any material respect.

      The Luxembourg Stock Exchange takes no responsibility for the contents of this document, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this prospectus supplement and the accompanying prospectus.

      The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes for sale in certain jurisdictions may be restricted by law. If you possess this prospectus supplement and the accompanying prospectus, you should find out about and observe these restrictions. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. See “Underwriting.”

      The underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Such transactions may include stabilization and the purchase of notes to cover short positions. For a description of these activities, see “Underwriting.”

      In this prospectus supplement and the accompanying prospectus, references to “dollars,” “Dollars,” “$” or “US$” are to United States dollars and references to “GAAP” are to United States generally accepted accounting principles.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

      We make forward-looking statements in this prospectus supplement, the accompanying prospectus and in documents that are incorporated by reference herein and therein, that are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results. Also, statements including words such as “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” or similar expressions are forward-looking statements. Many factors, some of which are discussed elsewhere in this prospectus supplement, the accompanying prospectus and in the documents incorporated by reference herein and therein, could affect our future financial results and could cause actual results to differ materially from those expressed in forward-looking statements contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Important factors that could cause actual results to differ materially from the expectations reflected in these forward-looking statements include, among others, the factors discussed under the caption “Risk Factors” in Equity Office’s and EOP Partnership’s Current Reports on Form 8-K filed with the SEC on July 5, 2001 or in other reports filed with the SEC incorporated by reference herein. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Many of the factors that determine these results are beyond EOP Partnership’s and Equity Office’s ability to control or predict. For those statements, EOP Partnership and Equity Office claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

SUMMARY

      The information below is only a summary of more detailed information included elsewhere in or incorporated by reference in this prospectus supplement. This summary may not contain all the information that is important to you or that you should consider before buying notes in this offering. The other information is important, so please read this entire prospectus supplement and the accompanying prospectus, as well as the information incorporated by reference, carefully.

      As used herein, the terms “we,” “us,” “our” or “EOP Partnership” refer to EOP Operating Limited Partnership, a Delaware limited partnership, together with its subsidiaries. The term “Equity Office” refers to Equity Office Properties Trust, a Maryland real estate investment trust, individually or together with EOP Partnership and EOP Partnership’s subsidiaries.

EOP Partnership and Equity Office

      Equity Office is the largest publicly held owner and operator of office properties in the United States based upon equity market capitalization and square footage. Equity Office owns substantially all of its assets and conducts all of its operations through EOP Partnership, which is engaged principally in acquiring, owning, managing, developing and leasing office properties. Equity Office is the sole general partner of, and owns, at July 3, 2001, an approximately 87.8% interest in, EOP Partnership. At July 3, 2001, after completion of its acquisition of Spieker Properties, L.P., EOP Partnership had a portfolio comprising approximately 137.2 million square feet of commercial real estate in 24 states and the District of Columbia, and approximately 3.8 million square feet of properties under development with an expected investment in properties under development of approximately $1 billion.

      EOP Partnership was formed in July 1997. Equity Office, which has elected to be taxed as a real estate investment trust or “REIT” for United States federal income tax purposes, is an independent real estate company that manages all aspects of its operations internally.

      The principal executive offices of EOP Partnership and Equity Office are located at Two North Riverside Plaza, Suite 2100, Chicago, Illinois 60606, and the telephone number is (312) 466-3300.

Spieker Merger

      On July 2, 2001, Equity Office and EOP Partnership completed the acquisition of Spieker Properties, Inc., referred to herein as Spieker, and Spieker Properties, L.P., referred to herein as Spieker Partnership, Spieker’s operating partnership subsidiary, through the merger of Spieker into Equity Office and the merger of Spieker Partnership into EOP Partnership. The transaction valued Spieker (including the outside interests in Spieker Partnership) at approximately $7.3 billion, which includes transaction costs and the assumption of approximately $2.1 billion in debt and $356.3 million in preferred stock and partnership units. The purchase price consisted of approximately $1.2 billion in cash and approximately 118.2 million new Equity Office common shares and EOP Partnership units and 14.3 million new Equity Office preferred shares and EOP Partnership preferred units. EOP Partnership financed the $1.2 billion cash portion of the purchase price using a combination of available borrowing capacity under its line of credit and borrowings under a new bridge loan credit facility. A portion of the net proceeds from the issuance of the notes in this offering will be used to repay amounts borrowed under the bridge loan credit facility. See “Use of Proceeds” in this prospectus supplement. Amounts borrowed under the line of credit have been repaid with other funds.

      As a result of the merger, EOP Partnership currently owns and operates 670 office buildings consisting of approximately 124.9 million square feet of office space nationwide, including approximately 25.9 million square feet of office space attributable to Spieker. EOP Partnership also acquired Spieker’s industrial portfolio of approximately 12.3 million square feet and its development properties totaling approximately .9 million square feet.

The Offering

Issuer	EOP Operating Limited Partnership.

Guarantor	Equity Office Properties Trust.

Securities Offered	$1,100,000,000 principal amount of 7.000% notes due July 15, 2011. $300,000,000 principal amount of 7.875% notes due July 15, 2031.

Guarantees	Equity Office will fully and unconditionally guarantee the payment of principal of, Make-Whole Amount, if any, and interest on, the notes. The guarantees will be unsecured and unsubordinated obligations of Equity Office. Equity Office, however, has no material assets other than its investment in EOP Partnership.

Stated Maturity Date	The notes due 2011 will mature on July 15, 2011 and the notes due 2031 will mature on July 15, 2031.

Interest	The notes due 2011 will accrue interest at a rate of 7.000% per year and the notes due 2031 will accrue interest at a rate of 7.875% per year, in each case from July 18, 2001 until maturity or earlier redemption, as the case may be.

Interest Payment Dates	January 15 and July 15 of each year, commencing on January 15, 2002.

Optional Redemption	We may redeem some or all of the notes of either series at any time at a redemption price equal to the sum of 100% of the aggregate principal amount of the notes being redeemed, accrued but unpaid interest, if any, to the redemption date and the Make-Whole Amount (as defined in “Description of Notes and Guarantees — Optional Redemption”), if any.

Sinking Fund	None.

Ranking	The notes will rank equally among themselves and with all other unsecured and unsubordinated indebtedness of EOP Partnership. At March 31, 2001, on a pro forma basis after giving effect to the merger of Spieker Partnership with and into EOP Partnership as if the merger had occurred on that date and to this offering and the application of the net proceeds from the sale of the notes:

• EOP Partnership would have had outstanding approximately $9.5 billion of unconsolidated unsecured and unsubordinated indebtedness which would rank equally with the notes, of which approximately $1.9 billion is guaranteed by Equity Office; and

• subsidiaries of EOP Partnership would have had outstanding approximately $2.8 billion of indebtedness which would effectively rank senior to the notes, all of which is secured.

EOP Partnership has no secured indebtedness other than secured indebtedness of its subsidiaries. At March 31, 2001, on a pro forma basis after giving effect to the merger of Spieker with and into Equity Office and to the application of the net proceeds from the sale of the notes, Equity Office would have had unsecured and unsubordinated indebtedness on an unconsolidated basis of approximately $1.9 billion, including the above-referenced guarantees, and would have had outstanding consolidated indebtedness of approximately $12.3 billion.

Covenants	Under the indenture, we have agreed to certain restrictions on incurring debt and entering into certain transactions. See “Description of Debt Securities — Selected Indenture Covenants” beginning on page 8 of the accompanying prospectus.

Additional Amounts	Any payments with respect to the notes made by EOP Partnership or Equity Office, as the case may be, will be made without withholding or deduction for U.S. withholding taxes unless required by law or the interpretation or administration thereof. Subject to certain exceptions, EOP Partnership or Equity Office, as the case may be, will pay such additional amounts as may be necessary so that the net amount received by non-U.S. holders of the notes (other than certain excluded holders) after U.S. tax withholding or deduction will not be less than the amount that would have been received in the absence of such U.S. tax withholding or deduction. See “Description of Notes and Guarantees — Payment of Additional Amounts.”

Redemption for Tax Purposes	We may redeem all of the notes of each series at 100% of the principal amount thereof plus accrued interest if we or Equity Office become obligated to pay additional amounts with respect to the notes or the guarantees, respectively. In any such case, neither we nor Equity Office will be required to pay the Make-Whole Amount described under “— Optional Redemption.” See “Description of Notes and Guarantees — Redemption for Tax Purposes.”

Trading	The notes are new issues of securities with no established trading market. We have applied for listing of the notes on the Luxembourg Stock Exchange. We have been advised by the underwriters that they intend to make a market in the notes but they are not obligated to do so and may discontinue market-making at any time without notice. See “Underwriting.”

Form and Denomination	The notes of each series will be issued in the form of one or more fully registered global securities, without coupons, in denominations of $1,000 in principal amount and integral multiples of $1,000 in excess thereof. These global securities will be deposited with the trustee as custodian for, and registered in the name of, a nominee of DTC, which, in the case of notes sold to investors outside the United States, will be for the accounts of Euroclear and Clearstream Luxembourg. Except in the limited circumstances described herein, notes in certificated form will not be issued or exchanged for interests in global securities. See “Description of the Notes and Guarantees — Book-Entry Notes.”

Use of Proceeds	We expect to receive aggregate net proceeds from the sale of the notes of approximately $1.38 billion. We expect to use the net proceeds to repay amounts outstanding under our $1 billion bridge loan credit facility and for general business purposes.

Identification Numbers:

With respect to the 2011 notes:

CUSIP	268766 BU5

Common Code	013285527

ISIN	US268766BU59

With respect to the 2031 notes:

CUSIP	268766 BV3

Common Code	013285578

ISIN	US268766BV33

Risk Factors

      You should consider carefully all of the information contained and incorporated by reference in this prospectus supplement and accompanying prospectus, including the information set forth under the caption “Risk Factors,” before making an investment in the notes.

RISK FACTORS

      In addition to the risks relating to the businesses of EOP Partnership and Equity Office, which are incorporated by reference in this prospectus supplement from Current Reports on Form 8-K filed by EOP Partnership and Equity Office with the SEC on July 5, 2001 and the other information included in this prospectus supplement and the accompanying prospectus, you should carefully consider the following material risk factors before making an investment in the notes.

You may not be able to sell your notes

      The notes are new issues of securities with no established trading market. EOP Partnership has applied for listing of the notes on the Luxembourg Stock Exchange. EOP Partnership does not intend to list the notes on the New York Stock Exchange or any other U.S. securities exchange or on the over-the-counter market. An active trading market on the Luxembourg Stock Exchange for the notes may not develop or last, in which case the trading price of the notes could be adversely affected. If an active trading market does develop on the Luxembourg Stock Exchange, the notes may trade at prices higher or lower than their initial offering price. The trading price of the notes would depend on many factors, including:

•	prevailing interest rates;

•	the market for similar securities;

•	general economic conditions; and

•	the financial condition, performance and prospects of EOP Partnership and Equity Office.

      EOP Partnership has been advised by the underwriters that they intend to make a market in the notes but they are not obligated to do so and may discontinue market-making at any time without notice.

Equity Office has no material assets other than its investment in EOP Partnership

      Equity Office will fully and unconditionally guarantee the payment of principal of, Make-Whole Amount, if any, and interest on, the notes. The guarantees will be an unsecured and unsubordinated obligation of Equity Office, and will rank equally with other unsecured and unsubordinated obligations of Equity Office. At March 31, 2001, on a pro forma basis after giving effect to the merger of Spieker Properties, Inc. with and into Equity Office and Spieker Partnership with and into EOP Partnership and to the application of the net proceeds from the sale of the notes, Equity Office would have had unsecured and unsubordinated indebtedness on an unconsolidated basis of approximately $1.9 billion and EOP Partnership and its subsidiaries would have had consolidated indebtedness of approximately $12.3 billion. The guarantees are effectively subordinated to all outstanding indebtedness of EOP Partnership and its subsidiaries. Equity Office, however, has no material assets other than its investment in EOP Partnership.

No Additional Amounts will be Payable as a Result of Proposed Economic Union Directive on the Taxation of Savings Income if Enacted

      The European Union is currently considering proposals for a new directive regarding the taxation of savings income. Subject to a number of conditions being met, it is proposed that member states of the European Union will be required to provide to the tax authorities of another member state details of payments of interest or other similar income paid by a paying agent resident within its jurisdiction to an individual resident in that other member state, subject to the right of certain member states (including possibly Luxembourg) to opt instead for a withholding system for a transitional period in relation to such payments. This directive, if adopted, may be conditioned on the adoption of equivalent measures in non-European Union countries with significant financial centers (such as the United States) and in dependent or associated territories of certain member states. The proposals of the European Council may contemplate the establishment of arrangements to share revenues from withholding taxes so imposed between the member state of the paying agent and the member state of the residence of the interest payee. It is possible that these revenue sharing arrangements may be established with non-European Union states. Any such revenue sharing could result in tax withheld by reason of the proposals under discussion being treated as a tax of the issuer’s non-European Union taxing jurisdiction. No additional amounts will be payable with respect to a note if a payment on a note is reduced as a result of any tax, assessment or other governmental charge that is required to be made pursuant to any European Union Directive on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, any such directive. Additional amounts will not be payable even if, for example, any such withholding tax is treated as a U.S. withholding tax because of revenue sharing of withholding taxes between the United States and a member of the European Union. Pending agreement of the precise text of the directive, neither EOP Partnership nor Equity Office can predict what effect, if any, the adoption of the directive would have on the notes or on payments thereon.

BUSINESS

      Equity Office is the largest publicly held owner and operator of office properties in the United States based upon equity market capitalization and square footage. Equity Office owns substantially all of its assets and conducts all of its operations through EOP Partnership, which is engaged principally in acquiring, owning, managing, developing and leasing office properties. Equity Office is the sole general partner of, and owns, at July 3, 2001, an approximately 87.8% interest in, EOP Partnership. At July 3, 2001, after completion of its acquisition of Spieker Properties, L.P., EOP Partnership had a portfolio comprising approximately 137.2 million square feet of commercial real estate in 24 states and the District of Columbia, and approximately 3.8 million square feet of properties under development with an expected investment in properties under development of approximately $1 billion.

      EOP Partnership, a Delaware limited partnership, was formed in July 1997. Equity Office, a Maryland real estate investment trust, was incorporated in 1996 and began operations in 1997 to continue and expand the national office property business of Mr. Samuel Zell, Chairman of the Board of Trustees of Equity Office, and his affiliates. Equity Office, which has elected to be taxed as a REIT for United States federal income tax purposes, is an independent real estate company that manages all aspects of its operations internally.

      As of March 31, 2001, EOP Partnership owned or had an interest in approximately 380 office properties containing approximately 99.0 million rentable square feet of office space and owned nine stand-alone parking facilities containing approximately 14,244 parking spaces. The weighted average occupancy for the office properties at March 31, 2001 was approximately 94.2%. These office properties are located in 103 submarkets in 37 markets in 24 states and the District of Columbia. The office properties, by rentable square feet, are located approximately 51.3% in central business districts and 48.7% in suburban markets. As of March 31, 2001, Spieker Partnership owned approximately 24.7 million square feet of office space and approximately 12.7 million square feet of industrial space. The weighted average occupancy for the Spieker Partnership office properties at March 31, 2001 was approximately 96.8%, and the industrial properties were approximately 98.5% occupied.

Acquisition Activity

      Since Equity Office’s initial public offering in July 1997, Equity Office has invested, through EOP Partnership, approximately $21.2 billion, calculated on a cost basis, in acquisitions of institutional quality office properties, industrial properties and parking facilities throughout the United States, including the Spieker merger. During the year ended December 31, 2000, Equity Office and EOP Partnership completed several acquisitions, including EOP Partnership’s merger with Cornerstone Properties Limited Partnership, or Cornerstone Partnership, in which EOP Partnership acquired an aggregate of 85 office properties containing approximately 21.0 million square feet of rentable space and several vacant land parcels. The aggregate consideration for these acquisitions during 2000 was approximately $4.9 billion, comprised of $1.5 billion in cash, $1.6 billion in Equity Office common shares and units of limited partnership interest in EOP Partnership and $1.8 billion in assumed liabilities. See “— Cornerstone Merger.” On July 2, 2001, EOP Partnership completed the merger with Spieker Partnership as described below. See “— Spieker Merger.”

      Management of Equity Office considers various factors when evaluating potential acquisition properties. These factors include:

•	the attractiveness of the property to existing and potential tenants;

•	the likelihood and relative attractiveness of competitive supply;

•	the anticipated demand for space in the local market;

•	the creditworthiness and diversity of risk in the current rent roll;

•	the ability to acquire the asset at an attractive going-in yield as well as the potential to increase operating income over time by renewing leases for increasing rents;

•	the physical condition of the acquisition property, including the extent of funds required for its maintenance and for physical upgrades needed in order to establish or sustain its market competitiveness;

•	the ability to operate the property with a competitive cost structure; and

•	the property’s location in one of Equity Office’s strategic target markets; thereby creating an opportunity for operating efficiencies.

      In determining whether to enter into a new development, most of the foregoing factors are considered as well as the additional risks of development, including the following:

•	the extent of lease-up risk in the context of the demand/supply characteristics of the local market;

•	the ability to minimize construction risks; and

•	the quality of local development partners, if any.

Cornerstone Merger

      On June 19, 2000, Equity Office and EOP Partnership completed the merger of Cornerstone Partnership with and into EOP Partnership and the merger of Cornerstone Properties Inc., or Cornerstone, with and into Equity Office at a total cost of approximately $4.5 billion comprised of the issuance of common shares of Equity Office and options, EOP Partnership units, the assumption of debt and assumed liabilities and cash. The cash portion of the Cornerstone merger of approximately $1.2 billion was funded from EOP Partnership’s then-existing credit facilities. As a result of the Cornerstone merger, EOP Partnership acquired an interest in 82 office properties containing approximately 18.9 million square feet of office space.

Spieker Merger

      On July 2, 2001, Equity Office and EOP Partnership completed the acquisition of Spieker and Spieker Partnership, Spieker’s operating partnership subsidiary, through the merger of Spieker with and into Equity Office and the merger of Spieker Partnership with and into EOP Partnership. The transaction valued Spieker (including the outside interests in Spieker Partnership) at approximately $7.3 billion, which includes transaction costs and the assumption of approximately $2.1 billion in debt and $356.3 million in preferred stock and partnership units. The purchase price consisted of approximately $1.2 billion in cash and approximately 118.2 million new Equity Office common shares and EOP Partnership units and 14.3 million new Equity Office preferred shares and EOP Partnership preferred units. EOP Partnership financed the $1.2 billion cash portion of the purchase price using a combination of available borrowing capacity under its line of credit and its bridge loan credit facility. A portion of the net proceeds from the issuance of the notes in this offering will be used to repay amounts borrowed under the bridge loan credit facility. Amounts borrowed under the line of credit have been repaid with other funds.

      Spieker was the second largest publicly held owner and operator of office and industrial properties in the United States based upon equity market capitalization. Substantially all of the business activities of Spieker were conducted through its operating partnership, Spieker Properties, L.P., a California limited partnership formed on November 10, 1993. As of March 31, 2001 Spieker owned an approximately 88.2% general and limited partnership interest in Spieker Partnership. The former headquarters of Spieker and Spieker Partnership were located at 2180 Sand Hill Road, Suite 2000, Menlo Park, California, 94025.

      Spieker Partnership’s properties, which were acquired by EOP Partnership in the Spieker Partnership merger, are located primarily in greater Seattle, Washington; greater Portland, Oregon; Northern California and Southern California. As of March 31, 2001, Spieker Partnership owned approximately 37.4 million square feet of commercial real estate. As of that date, Spieker Partnership’s portfolio mix consisted of approximately 24.7 million square feet of office property and approximately 12.7 million square feet of industrial property.

      Spieker was incorporated on August 20, 1993 as a Maryland corporation. Spieker, which had elected to be taxed as a REIT for United States federal income tax purposes, was an independent real estate company that managed all aspects of its operations internally. Spieker was formed to continue and expand the real estate activities, including the acquisition, development, management and leasing of the properties of its predecessor firm, Spieker Partners, which commenced operations in 1987. Spieker commenced operations in November 1993 with the acquisition of properties of Spieker Partners and with the completion of its initial public offering.

      As a result of the Spieker Partnership merger, EOP Partnership currently owns and operates approximately 124.9 million square feet of office space nationwide, including approximately 25.9 million square feet of office space attributable to Spieker Partnership. EOP Partnership also owns Spieker Partnership’s industrial portfolio of approximately 12.3 million square feet and its development properties totaling approximately .9 million square feet.

      In connection with the Spieker merger, Equity Office will expand its Board of Trustees from 13 to 16 members. The new members will be Warren E. Spieker, Jr., former chairman of Spieker, and former Spieker Co-Chief Executive Officers Craig G. Vought and John A. Foster.

Financing Policies

      Equity Office conducts substantially all of its investment and financing activities through EOP Partnership. To date, Equity Office has financed its investments through a combination of equity (which may be issued by either Equity Office or EOP Partnership) as well as secured and unsecured debt. The terms of EOP Partnership’s bridge loan credit facility, line of credit and unsecured notes contain various financial covenants which require satisfaction of certain total debt-to-asset ratios, secured debt-to-total asset ratios, debt service coverage ratios, unsecured debt to unencumbered assets ratio as well as other limitations. In addition, EOP Partnership has obtained investment grade credit ratings on its senior unsecured debt from each of Standard & Poors, Fitch and Moody’s. Equity Office’s objectives are to manage its financial position so as to continue to maintain these investment grade credit ratings of EOP Partnership. The majority of EOP Partnership’s outstanding debt has a fixed interest rate, which minimizes the risk of fluctuating interest rates. EOP Partnership utilizes certain derivative financial instruments at times to limit interest rate risk. These derivatives are used for hedging purposes rather than speculation.

      In addition, Equity Office’s current intent is to maintain a debt to market capitalization ratio of no more than 55%. Equity Office’s debt to market capitalization ratio is equal to the total debt of Equity Office and its subsidiaries as a percentage of the sum of (a) the market value of Equity Office’s outstanding common shares and EOP Partnership’s outstanding units held by third parties, (b) the liquidation value of Equity Office’s preferred shares and (c) the total debt of Equity Office and its subsidiaries. Equity Office, however, may from time to time re-evaluate this policy and decrease or increase such ratio in light of then current economic conditions, relative costs to Equity Office and its subsidiaries of debt and equity capital, market value of its properties, growth and acquisition opportunities and other factors. There is no limit on the debt to market capitalization ratio imposed by either Equity Office’s declaration of trust or bylaws or EOP Partnership’s partnership agreement.

      To the extent that the Board of Trustees of Equity Office determines to obtain additional capital, Equity Office may elect to issue equity securities or cause EOP Partnership to issue additional debt securities, or to retain earnings (subject to the provisions of the Internal Revenue Code requiring distributions of taxable income to maintain REIT status), or to dispose of properties, or a combination of these methods. Under the terms of EOP Partnership’s partnership agreement, the net proceeds of all equity capital raised by Equity Office will be contributed to EOP Partnership in exchange for additional interests in EOP Partnership.

Business and Growth Strategies

      EOP Partnership’s primary business objective is to achieve sustainable long-term growth in cash flow and portfolio value in order to maximize unitholder value. EOP Partnership intends to achieve this objective by owning and operating high-quality office buildings and providing a superior level of service to tenants across the United States. EOP Partnership plans on supplementing this strategy through Access, a strategic business service unit that provides customers access to various business products and services.

      Internal Growth. EOP Partnership believes that its future internal growth will come from:

•	tenant roll-over at increased rents where market conditions permit;

•	lease-up of vacant space;

•	completion and lease-up of development properties;

•	recycling of capital through selective disposition of certain assets and reinvestment in properties or other assets consistent with its long term growth strategy;

•	ancillary revenues generated from providing business products and services to tenants through Access;

•	reduction of various expenses as a percentage of revenues; and

•	increased capital market efficiencies.

      As of March 31, 2001 and without giving effect to the properties acquired in the Spieker Partnership merger, approximately 4.5 million rentable square feet of EOP Partnership’s office property space was vacant. During the period from March 31, 2001 through December 31, 2005, there are 5,805 of EOP Partnership’s leases for approximately 53.5 million rentable square feet of space that are scheduled to expire. As of March 31, 2001, the average rent for this space was $27.20 per square foot. The actual rental rates at which available space will be relet will depend on prevailing market factors at the time.

      As of March 31, 2001 and without giving effect to the properties acquired in the Spieker Partnership merger, EOP Partnership had more than 2.6 million square feet of projects in EOP Partnership’s development pipeline, of which approximately .5 million square feet is currently anticipated to be placed in service in the fourth quarter of 2001 and the remainder in 2002 and 2003. EOP Partnership has continued to prudently pursue projects with local development experts where customer need is evident and market conditions warrant.

      In addition to EOP Partnership’s current development pipeline, EOP Partnership owns various undeveloped land parcels on which approximately 7.0 million square feet of office space could be developed, assuming EOP Partnership’s receipt of all-necessary permits, licenses and approvals and without giving effect to the properties acquired in the Spieker Partnership merger. EOP Partnership’s policy is to develop land only when market conditions warrant. Although EOP Partnership may develop some properties itself, a portion of this activity may be conducted with joint venture partners.

      External Growth. Assuming that capital is available on reasonable terms, EOP Partnership expects to actively pursue, over the long term, acquisitions of additional office properties. Properties may be acquired separately or as part of a portfolio, and may be acquired for cash and/or in exchange for equity or debt securities. These acquisitions may be customary real estate transactions, joint ventures, and/or mergers or other business combinations.

Subsidiaries

      Equity Office’s only direct subsidiary is EOP Partnership. At March 31, 2001, without giving effect to the Spieker Partnership merger, EOP Partnership had approximately 300 direct and indirect subsidiaries, none of which accounted for more than 10% of EOP Partnership’s consolidated net income or consolidated net assets. A majority of EOP Partnership’s subsidiaries are single member limited liability companies that own only one property. See “—Properties” for certain information regarding EOP Partnership’s properties.

      There are no unconsolidated financial statements for any of EOP Partnership’s subsidiaries. The consolidated financial statements of Equity Office and EOP Partnership represent the financial condition and results of operations of Equity Office and its subsidiaries and EOP Partnership and its subsidiaries, respectively. All intercompany transactions and balances have been eliminated in the consolidation.

Properties

      Set forth below is property data for EOP Partnership and Spieker Partnership. All property data are as of March 31, 2001.

EOP Partnership Properties By Region

		Percent of
		Total
	Approximate	Portfolio			Annualized
	Rentable	Rentable	Occupied	Occupancy	Rent
Region	Square Feet	Square Feet	Square Feet	Rate	(in 000’s)(1)

Chicago	17,170,192	17.3%	15,968,279	93.0%	$404,465

Boston	13,019,268	13.2%	12,563,594	96.5%	432,750

New York	6,800,556	6.9%	6,684,947	98.3%	278,972

Washington, D.C.	8,297,064	8.4%	8,106,232	97.7%	221,047

Atlanta	10,070,440	10.2%	9,154,030	90.9%	194,567

Houston	11,599,431	11.7%	10,335,093	89.1%	214,521

Denver	5,181,569	5.2%	4,741,136	91.5%	95,733

Seattle	8,189,996	8.3%	7,862,396	96.0%	215,673

Los Angeles	7,394,812	7.5%	6,832,806	92.4%	185,488

San Francisco	11,259,051	11.4%	10,966,316	97.4%	406,395

Portfolio Total/Weighted Average	98,982,379	100.0%	93,214,827	94.2%	$2,649,611

(1)	Annualized Rent is the monthly contractual rent under existing leases as of March 31, 2001, multiplied by 12.

Spieker Partnership Properties By Region

						Annualized
		Percentage	Percentage			Average
		of Total	of Total			In-Place
	Total	Portfolio	Industrial/	Occupied	Occupancy	Net Rent
Region	Square Feet	Square Feet	Office	Square Feet	Rate	(in 000’s)(1)

Seattle Region
Seattle

Industrial	117,872	0.3%	0.9%	114,326	97.0%	$1,039

Office	2,753,936	7.4%	11.2%	2,671,581	97.0%	47,335

Total Seattle/Weighted Average	2,871,808	7.7%	7.7%	2,785,907	97.0%	$48,374

Portland

Industrial	3,439,770	9.2%	27.0%	3,381,793	98.3%	$16,404

Office	3,275,384	8.8%	13.3%	3,119,900	95.3%	45,864

Total Portland/ Weighted Average	6,715,154	18.0%	18.0%	6,501,693	96.8%	$62,268

San Francisco Region
Sacramento

Industrial	167,202	0.4%	1.3%	167,202	100.0%	$846

Office	1,978,993	5.3%	8.0%	1,920,354	97.0%	29,404

Total Sacramento/ Weighted Average	2,146,195	5.7%	5.7%	2,087,556	97.3%	$30,250

(1)	Annualized Average In-Place Net Rent represents amounts contractually due, adjusted for contractual increases, which may include taxes, insurance and common area maintenance.

						Annualized
		Percentage	Percentage			Average
		of Total	of Total			In-Place
	Total	Portfolio	Industrial/	Occupied	Occupancy	Net Rent
Region	Square Feet	Square Feet	Office	Square Feet	Rate	(in 000’s)(1)

East Bay

Industrial	4,239,976	11.3%	33.3%	4,181,684	98.6%	$21,788

Office	1,300,696	3.5%	5.3%	1,239,281	95.3%	28,622

Total East Bay/ Weighted Average	5,540,672	14.8%	14.8%	5,420,965	97.8%	$50,410

Peninsula

Industrial	148,694	0.4%	1.2%	144,598	97.3%	$2,824

Office	2,769,299	7.4%	11.2%	2,672,302	96.5%	90,332

Total Peninsula/ Weighted Average	2,917,993	7.8%	7.8%	2,816,900	96.5%	$93,156

Silicon Valley

Industrial	4,085,419	10.9%	32.1%	4,027,623	98.6%	$59,194

Office	3,875,919	10.4%	15.7%	3,823,157	98.6%	117,842

Total Silicon Valley/ Weighted Average	7,961,338	21.3%	21.3%	7,850,780	98.6%	$177,036

Los Angeles Region
Los Angeles

Industrial	130,600	0.4%	1.0%	118,715	90.9%	$353

Office	3,331,378	8.9%	13.5%	3,220,268	96.7%	52,029

Total Los Angeles/ Weighted Average	3,461,978	9.3%	9.3%	3,338,983	96.5%	$52,382

Orange County

Office	3,638,742	9.7%	14.7%	3,480,197	95.6%	$49,309

Total Orange County/ Weighted Average	3,638,742	9.7%	9.7%	3,480,197	95.6%	$49,309

San Diego

Industrial	392,554	1.0%	3.1%	392,554	100.0%	$6,636

Office	1,748,945	4.7%	7.1%	1,736,243	99.3%	30,757

Total San Diego/ Weighted Average	2,141,499	5.7%	5.7%	2,128,797	99.4%	$37,393

Total Industrial	12,722,087	34%	100%	12,528,495	98.5%	$109,084

Total Office	24,673,292	66%	100%	23,883,283	96.8%	491,494

Total Properties/ Weighted Average	37,395,379	100%	100%	36,411,778	97.4%	$600,578

(1)	Annualized Average In-Place Net Rent represents amounts contractually due, adjusted for contractual increases, which may include taxes, insurance and common area maintenance.

CAPITALIZATION

Capitalization of EOP Partnership

      The following table sets forth the capitalization of EOP Partnership as of March 31, 2001 and as adjusted to give effect to the merger with Spieker Partnership and to the issuance and sale of the notes and the application of the net proceeds therefrom. The information is only a summary and should be read together with the consolidated financial statements of EOP Partnership and the related notes, in each case incorporated by reference in this prospectus supplement and the accompanying prospectus, which can be obtained free of charge. See “Where You Can Find More Information” beginning on page 2 of the accompanying prospectus. Except as set forth or incorporated by reference in this prospectus supplement or the accompanying prospectus, there has been no material change in the capitalization of EOP Partnership from March 31, 2001 to the date of this prospectus supplement.

	As of March 31, 2001

		As Adjusted for	As Adjusted for
		Spieker	Spieker Partnership
		Partnership	Merger and
	Actual	Merger	issuance of the notes

	(Dollars in thousands, except per unit amounts)

Debt:

Mortgage debt	$2,784,255	$2,836,040	$2,836,040

Unsecured notes	5,836,404	7,754,404	7,754,404

Lines of credit	37,500	1,318,705	318,705 (1)

Notes offered hereby	—	—	1,400,000

Total debt	8,658,159	11,909,149	12,309,149

Redeemable units(2)	1,203,697	1,706,443	1,706,443

Preferred units(2)(3):

8.98% Series A Cumulative Redeemable Preferred Units, liquidation preference $25.00 per unit, 7,994,000 issued and outstanding	199,850	199,850	199,850

5.25% Series B Convertible, Cumulative Redeemable Preferred Units, liquidation preference $50.00 per unit, 5,990,000 issued and outstanding	299,500	299,500	299,500

8.625% Series C Cumulative Redeemable Preferred Units, liquidation preference $25.00 per unit, 4,562,900 issued and outstanding	114,073	114,073	114,073

9.45% Series D Cumulative Redeemable Preferred Units, liquidation preference $25.00 per unit, 4,250,000 issued and outstanding	—	106,250	106,250

7.875% Series E Cumulative Redeemable Preferred Units, liquidation preference $25.00 per unit, 6,000,000 issued and outstanding	—	150,000	150,000

8.0% Series F Cumulative Redeemable Preferred Units, liquidation preference $25.00 per unit, 4,000,000 issued and outstanding	—	100,000	100,000

Partners’ capital(2)(3)	7,292,486	10,236,812	10,236,812

Total Capitalization	$17,767,765	$24,822,077	$25,222,077

(1)	As of July 11, 2001, there were no outstanding amounts under the line of credit.

(2)	As of March 31, 2001, EOP Partnership had 42,774,090 redeemable units, 307,298,375 units and 18,546,900 preferred units issued and outstanding, all of which are fully paid and non-assessable.

(3)	As of March 31, 2001, Spieker Partnership had 65,971,027 general partner units, 8,825,245 limited partner units, 15,250,000 preferred shares and 1,500,000 preferred units issued and outstanding, all of which were fully paid and non-assessable. For information relating to the conversion of Spieker Partnership units in the Spieker Partnership merger, see “Unaudited Pro Forma Condensed Combined Financial Statements Relating to Merger of Spieker Partnership into EOP Partnership” beginning on page S-34.

Capitalization of Equity Office

      The following table sets forth the capitalization of Equity Office as of March 31, 2001 and as adjusted to give effect to the merger with Spieker and to the issuance and sale of the notes and the application of the net proceeds therefrom. This information is only a summary and should be read together with the consolidated financial statements of Equity Office and the related notes, in each case incorporated by reference in this prospectus supplement and the accompanying prospectus, which can be obtained free of charge. See “Where You Can Find More Information” beginning on page 2 of the accompanying prospectus. Except as set forth or incorporated by reference in this prospectus supplement or the accompanying prospectus, there has been no material change in the capitalization of Equity Office from March 31, 2001 to the date of this prospectus supplement.

	As of March 31, 2001

			As Adjusted for
			Spieker Merger
		As Adjusted for	and issuance
	Actual	Spieker Merger	of the notes

	(Dollars in thousands, except per share amounts)

Debt:

Mortgage debt	$2,784,255	$2,836,040	$2,836,040

Unsecured notes	5,836,404	7,754,404	7,754,404

Lines of credit	37,500	1,318,705	318,705 (1)

Notes offered hereby	—	—	1,400,000

Total debt	8,658,159	11,909,149	12,309,149

Redeemable common shares(2)	54,122	54,122	54,122

Shareholders’ equity:

Preferred Shares, 100,000,000 authorized(2)(3):

8.98% Series A Cumulative Redeemable Preferred Shares, liquidation preference $25.00 per share, 7,994,000 issued and outstanding	199,850	199,850	199,850

5.25% Series B Convertible, Cumulative Redeemable Preferred Shares, liquidation preference $50.00 per share, 5,990,000 issued and outstanding	299,500	299,500	299,500

8.625% Series C Cumulative Redeemable Preferred Shares, liquidation preference $25.00 per share, 4,562,900 issued and outstanding	114,073	114,073	114,073

9.45% Series D Cumulative Redeemable Preferred Shares, liquidation preference $25.00 per share, 4,250,000 issued and outstanding	—	106,250	106,250

7.875% Series E Cumulative Redeemable Preferred Shares, liquidation preference $25.00 per share, 6,000,000 issued and outstanding	—	150,000	150,000

8.0% Series F Cumulative Redeemable Preferred Shares, liquidation preference $25.00 per share, 4,000,000 issued and outstanding	—	100,000	100,000

	As of March 31, 2001

			As Adjusted for
			Spieker Merger
		As Adjusted for	and issuance
	Actual	Spieker Merger	of the notes

	(Dollars in thousands, except per share amounts)

Common shares(2)(3)	3,073	4,084	4,084

Additional paid in capital	7,443,045	10,398,114	10,398,114

Total Capitalization	$16,771,822	$23,335,142	$23,735,142

(1)	As of July 11, 2001, there were no outstanding amounts under the line of credit.

(2)	As of March 31, 2001, Equity Office had 1,717,844 redeemable common shares, par value $.01 per share, 307,298,375 common shares, par value $.01 per share and 18,546,900 preferred shares, par value $.01 per share, outstanding, all of which are fully paid and non-assessable.

(3)	As of March 31, 2001, Spieker had 65,971,027 shares of common stock, par value $.0001 per share, and 15,250,000 shares of preferred stock, par value $.0001 per share, outstanding, all of which were fully paid and non-assessable. For information relating to the conversion of Spieker shares in the Spieker Merger, see “Unaudited Pro Forma Condensed Combined Financial Statements Relating to Merger of Spieker into Equity Office” beginning on page S-44.

SELECTED HISTORICAL CONSOLIDATED AND

COMBINED FINANCIAL DATA OF EOP PARTNERSHIP

      The following tables set forth selected consolidated and combined financial and operating information on a historical basis for EOP Partnership and its predecessors. The selected operating data and certain other data set forth below for the years ended December 31, 2000, 1999 and 1998, for the period from July 11, 1997 through December 31, 1997, for the period from January 1, 1997 through July 10, 1997 and for the year ended December 31, 1996, and the balance sheet data as of December 31, 2000, 1999, 1998, 1997 and 1996, have been derived from the historical audited consolidated and combined financial statements of EOP Partnership and its predecessors, audited by Ernst & Young LLP, independent auditors. The selected operating and other data at and for the three months ended March 31, 2001 and 2000 have been derived from the unaudited financial statements of EOP Partnership. The following information should be read together with the consolidated financial statements and financial statement notes of EOP Partnership incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” beginning on page 2 of the accompanying prospectus.

	EOP Partnership

						For the
						period from
						July 11,
	For the three months ended					1997
	March 31,		For the years ended December 31,			through
						December 31,
	2001	2000	2000(1)	1999	1998	1997(2)

	(Dollars in thousands, except per unit data)

Operating Data:

Revenues:

Rental, parking and other	$650,209	$460,936	$2,217,146	$1,919,056	$1,658,420	$406,713

Total revenues	663,216	468,875	2,264,243	1,942,243	1,679,699	412,968

Expenses:

Interest	157,940	100,532	525,787	413,995	338,611	76,675

Depreciation and amortization	124,974	89,652	436,417	358,989	305,982	70,346

Property operating and ground rent(3)	217,672	157,361	764,007	669,763	600,367	155,679

General and administrative	25,639	19,651	91,415	80,927	63,564	17,690

Total expenses	526,225	367,196	1,817,626	1,523,674	1,308,524	320,390

Income before allocation to minority interests, income from investment in unconsolidated joint ventures, net gain (loss) on sales of real estate, extraordinary items and cumulative effect of a change in accounting principle	136,991	101,679	446,617	418,569	371,175	92,578

Minority interest	(3,253)	(553)	(6,843)	(1,981)	(2,114)	(789)

Income from investment in unconsolidated joint ventures	15,426	11,374	56,251	13,824	11,267	3,173

Net gain (loss) on sales of real estate and extraordinary items	—	3,251	34,211	49,113	4,927	(16,240)

Cumulative effect of a change in accounting principle	(1,142)	—	—	—	—	—

Net income	148,022	115,751	530,236	479,525	385,255	78,722

Put option settlement	—	(1,030)	(2,576)	(5,658)	—	—

Preferred distributions, net	(10,884)	(10,697)	(43,348)	(43,603)	(32,202)	(649)

Net income available for units	$137,138	$104,024	$484,312	$430,264	$353,053	$78,073

Net income available per weighted average unit outstanding — basic	$0.39	$0.37	$1.53	$1.49	$1.25	$0.44

[Additional columns below]

[Continued from above table, first column(s) repeated]

	EOP Partnership
	Predecessors

	For the
	period from
	January 1,
	1997	For the
	through	year ended
	July 10,	December 31,
	1997	1996

	(Dollars in thousands, except per unit data)

Operating Data:

Revenues:

Rental, parking and other	$327,017	$493,396

Total revenues	339,104	508,124

Expenses:

Interest	80,481	119,595

Depreciation and amortization	66,034	96,237

Property operating and ground rent(3)	127,285	201,067

General and administrative	17,201	23,145

Total expenses	291,001	440,044

Income before allocation to minority interests, income from investment in unconsolidated joint ventures, net gain (loss) on sales of real estate, extraordinary items and cumulative effect of a change in accounting principle	48,103	68,080

Minority interest	(912)	(2,086)

Income from investment in unconsolidated joint ventures	1,982	2,093

Net gain (loss) on sales of real estate and extraordinary items	12,236	5,338

Cumulative effect of a change in accounting principle	—	—

Net income	61,409	73,425

Put option settlement	—	—

Preferred distributions, net	—	—

Net income available for units	$61,409	$73,425

Net income available per weighted average unit outstanding — basic

	EOP Partnership

						For the
						period from
						July 11,
	For the three months ended					1997
	March 31,		For the years ended December 31,			through
						December 31,
	2001	2000	2000(1)	1999	1998	1997(2)

	(Dollars in thousands, except per unit data)

Net income available per weighted average unit and unit equivalent outstanding — diluted	$0.39	$0.37	$1.52	$1.48	$1.24	$0.43

Weighted average units outstanding — basic	348,476,502	281,380,638	316,067,694	288,326,547	282,114,343	178,647,562

Weighted average units and unit equivalents outstanding — diluted	351,400,853	283,568,648	318,997,407	291,157,204	283,974,532	180,014,027

Cash distributions declared per unit	$.45	$.42	$1.74	$1.58	$1.38	$0.56

Balance Sheet Data (at end of period):

Investment in real estate, net of accumulated depreciation	$16,612,557	$12,497,425	$16,641,325	$12,572,153	$13,331,560	$10,976,319

Total assets	$18,723,298	$14,089,833	$18,794,253	$14,046,058	$14,261,291	$11,751,672

Mortgage debt, unsecured notes and lines of credit	$8,658,159	$5,962,784	$8,802,994	$5,851,918	$6,025,405	$4,284,317

Total liabilities	$9,415,412	$6,484,776	$9,504,662	$6,334,985	$6,472,613	$4,591,697

Minority interests	$198,280	$40,006	$197,161	$39,027	$28,360	$29,612

Redeemable common units	$1,203,697	$885,807	$1,426,359	$893,817	$795,960	$1,020,280

Preferred units	$613,423	$613,923	$613,923	$615,000	$615,000	$200,000

Partners’ capital/owners’ equity	$7,292,486	$6,065,321	$7,052,148	$6,163,229	$6,349,358	$5,910,083

Other Data:

General and administrative expenses as a percentage of total revenues	3.9%	4.2%	4.0%	4.2%	3.8%	4.3%

Number of office properties	380	294	381	294	284	258

Net rentable square feet of office properties (in millions)	99.0	77.0	99.0	77.0	75.1	65.3

Occupancy of office properties	94%	94%	95%	94%	95%	94%

Funds from operations(4)	$272,591	$195,559	$910,959	$749,641	$661,645	$160,929

Property net operating income(5)	$435,618	$305,599	$1,463,151	$1,256,180	$1,065,714	$253,418

Earnings before interest, taxes, depreciation and amortization(6)	$461,483	$314,588	$1,535,943	$1,226,053	$1,046,626	$241,477

Cash flow provided by operating activities	$192,801	$109,489	$907,343	$720,711	$759,151	$190,754

Cash flow (used for) investing activities	$(63,672)	$(65,929)	$(1,311,778)	$(67,138)	$(2,231,712)	$(1,592,272)

Cash flow (used for) provided by financing activities	$(144,775)	$(29,522)	$455,353	$(718,315)	$1,310,788	$1,630,346

Ratio of earnings to combined fixed charges and preferred unit dividends	1.8	1.8	1.8	1.8	1.9	2.1

[Additional columns below]

[Continued from above table, first column(s) repeated]

	EOP Partnership
	Predecessors

	For the
	period from
	January 1,
	1997	For the
	through	year ended
	July 10,	December 31,
	1997	1996

	(Dollars in thousands, except per unit data)

Net income available per weighted average unit and unit equivalent outstanding — diluted

Weighted average units outstanding — basic

Weighted average units and unit equivalents outstanding — diluted

Cash distributions declared per unit

Balance Sheet Data (at end of period):

Investment in real estate, net of accumulated depreciation	—	$3,291,815

Total assets	—	$3,912,565

Mortgage debt, unsecured notes and lines of credit	—	$1,964,892

Total liabilities	—	$2,174,483

Minority interests	—	$11,080

Redeemable common units	—	—

Preferred units	—	—

Partners’ capital/owners’ equity	—	$1,727,002

Other Data:

General and administrative expenses as a percentage of total revenues	5.1%	4.6%

Number of office properties	—	84

Net rentable square feet of office properties (in millions)	—	29.2

Occupancy of office properties	—	90%

Funds from operations(4)	$113,022	$160,460

Property net operating income(5)	$202,108	$294,556

Earnings before interest, taxes, depreciation and amortization(6)	$196,134	$283,490

Cash flow provided by operating activities	$95,960	$165,975

Cash flow (used for) investing activities	$(571,068)	$(924,227)

Cash flow (used for) provided by financing activities	$245,851	$1,057,551

Ratio of earnings to combined fixed charges and preferred unit dividends	1.6	1.5

(1)	On June 19, 2000, EOP Partnership completed its acquisition of Cornerstone Properties Limited Partnership. See note 3 to EOP Partnership’s consolidated financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus.

(2)	On December 19, 1997, EOP Partnership completed its acquisition of Beacon Partnership L.P. at a cost of approximately $4.3 billion. As a result of this transaction, EOP Partnership acquired an interest in 130 properties containing approximately 20.9 million square feet.

(3)	Property operating expenses include real estate taxes, insurance, repairs and maintenance and other property operating expenses.

(4)	The White Paper on Funds from Operations approved by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT, in March 1995 defines funds from operations as net income (loss), computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains (or losses) from debt restructuring and sales of properties, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. In November 1999, NAREIT issued a National Policy Bulletin effective January 1, 2000 clarifying the definition of funds from operations to include all operating results, both recurring and non-recurring, except those defined as extraordinary under GAAP. In accordance with this NAREIT Bulletin, EOP Partnership no longer adjusts for the amortization of discounts and premiums on mortgages when calculating funds from operations. Accordingly, EOP Partnership restated the prior period data for comparative purposes. EOP Partnership believes that funds from operations is helpful to investors as a measure of the performance of an equity REIT because, along with cash flow from operating activities, financing activities and investing activities, it provides investors with an indication of the ability of EOP Partnership to incur and service debt, to make capital expenditures and to fund other cash needs. EOP Partnership computes funds from operations in accordance with standards established by NAREIT, which may not be comparable to funds from operations reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than EOP Partnership. EOP Partnership computes funds from operations in accordance with the standards established by NAREIT, and, therefore, includes straight-line rents in its funds from operations. Spieker Partnership excludes straight-line rents in calculating its funds from operations. Note 2 to Spieker Partnership’s selected data table beginning on page S-29 shows under the caption “Funds from operations before straight-line rent” funds from operations of Spieker Partnership calculated on a comparable basis to how EOP Partnership calculates its funds from operations. Funds from operations does not represent cash generated from operating activities in accordance with GAAP, nor does it represent cash available to pay distributions and should not be considered as an alternative to net income, determined in accordance with GAAP, as an indication of EOP Partnership’s financial performance or to cash flow from operating activities, determined in accordance with GAAP, as a measure of EOP Partnership’s liquidity, nor is it indicative of funds available to fund EOP Partnership’s cash needs, including its ability to make cash distributions. EOP Partnership calculates funds from operations as follows:

	EOP Partnership

						For the
						period from
	For the three months					July 11,
	ended					1997
	March 31,		For the years ended December 31,			through
						December 31,
	2001	2000	2000(1)	1999	1998	1997(2)

	(Dollars in thousands, except per unit data)

Income before allocation to minority interests, income from investment in unconsolidated joint ventures, net gain (loss) on sales of real estate, extraordinary items and cumulative effect of a change in accounting principle	$136,991	$101,679	$446,617	$418,569	$371,175	$92,578

Add (deduct):

Income allocated to minority interests for partially owned properties:	(3,253)	(553)	(5,370)	(1,981)	(2,114)	(789)

Income from investment in unconsolidated joint ventures	15,426	11,374	56,251	13,824	11,267	3,173

Depreciation and amortization (real estate related) (including share of unconsolidated joint ventures)	134,311	94,786	459,385	368,490	313,519	66,616

Put option settlement	—	(1,030)	(2,576)	(5,658)	—	—

Preferred distributions, net	(10,884)	(10,697)	(43,348)	(43,603)	(32,202)	(649)

Funds from operations	$272,591	$195,559	$910,959	$749,641	$661,645	$160,929

[Additional columns below]

[Continued from above table, first column(s) repeated]

	EOP Partnership
	Predecessors

	For the
	period from
	January 1,
	1997	For the
	through	year ended
	July 10,	December 31,
	1997	1996

	(Dollars in thousands, except per unit data)

Income before allocation to minority interests, income from investment in unconsolidated joint ventures, net gain (loss) on sales of real estate, extraordinary items and cumulative effect of a change in accounting principle	$48,103	$68,080

Add (deduct):

Income allocated to minority interests for partially owned properties:	(912)	(2,086)

Income from investment in unconsolidated joint ventures	1,982	2,093

Depreciation and amortization (real estate related) (including share of unconsolidated joint ventures)	63,849	92,373

Put option settlement	—	—

Preferred distributions, net	—	—

Funds from operations	$113,022	$160,460

(5)	Property net operating income is defined as rental income, including tenant reimbursements, parking and other income less property operating expenses, including real estate taxes, insurance, repairs and maintenance and other property operating expenses.

(6)	Earnings before interest, taxes, depreciation and amortization is presented because EOP Partnership believes this data is used by some investors to evaluate EOP Partnership’s ability to meet debt service requirements. EOP Partnership considers earnings before interest, taxes, depreciation and amortization to be an indicative measure of its operating performance due to the significance of EOP Partnership’s long-lived assets and because this data can be used to measure EOP Partnership’s ability to service debt, fund capital expenditures and expand its business. However, this data should not be considered as an alternative to net income, operating profit, cash flows from operations or any other operating or liquidity performance measure prescribed by GAAP. In addition, earnings before interest, taxes, depreciation and amortization as calculated by EOP Partnership may not be comparable to similarly titled measures reported by other companies. Interest expense, taxes, depreciation and amortization, which are not reflected in the presentation of earnings before interest, taxes, depreciation and amortization, have been, and will be, incurred by EOP Partnership. Investors are cautioned that these excluded items are significant components in understanding and assessing EOP Partnership’s financial performance. EOP Partnership calculates earnings before interest, taxes, depreciation and amortization as follows:

	EOP Partnership

						For the
						period from
	For the three months					July 11,
	ended					1997
	March 31,		For the years ended December 31,			through
						December 31,
	2001	2000	2000(1)	1999	1998	1997(2)

	(Dollars in thousands, except per unit data)

Earnings before interest, taxes, depreciation and amortization:

Net income available for units	$137,138	$104,024	$484,312	$430,264	$353,051	$78,073

Plus depreciation and lease amortization	123,648	88,275	426,671	354,296	299,578	66,168

Plus preferred distributions, net	10,884	10,697	43,348	43,603	32,202	649

Plus put option settlement	—	1,030	2,576	5,658	—	—

Plus interest expense and loan amortization	159,266	101,909	535,533	418,688	345,015	80,853

Plus taxes	1,517	47	2,719	656	1,666	239

Less income from investment in unconsolidated joint ventures, net of income allocated to minority interest in partially owned properties	(12,173)	(10,821)	(49,408)	(11,843)	(9,153)	(2,384)

Plus EOP Partnership’s share of earnings (losses) before interest, taxes, depreciation and amortization from its investment in unconsolidated joint ventures, net of earnings before interest, taxes, depreciation and amortization allocated to minority interests in partially owned properties	40,061	22,678	122,930	33,844	29,194	1,638

Less net (gain) loss on sales of real estate, extraordinary items and cumulative effect of a change in accounting principle	1,142	(3,251)	(32,738)	(49,113)	(4,927)	16,241

Earnings before interest, taxes, depreciation and amortization	$461,483	$314,588	$1,535,943	$1,226,053	$1,046,626	$241,477

[Additional columns below]

[Continued from above table, first column(s) repeated]

	EOP Partnership
	Predecessors

	For the
	period from
	January 1,
	1997	For the
	through	year ended
	July 10,	December 31,
	1997	1996

	(Dollars in thousands, except per unit data)

Earnings before interest, taxes, depreciation and amortization:

Net income available for units	$61,409	$73,425

Plus depreciation and lease amortization	63,263	91,962

Plus preferred distributions, net	—	—

Plus put option settlement	—	—

Plus interest expense and loan amortization	83,252	123,870

Plus taxes	868	1,375

Less income from investment in unconsolidated joint ventures, net of income allocated to minority interest in partially owned properties	(1,070)	(7)

Plus EOP Partnership’s share of earnings (losses) before interest, taxes, depreciation and amortization from its investment in unconsolidated joint ventures, net of earnings before interest, taxes, depreciation and amortization allocated to minority interests in partially owned properties	648	(1,797)

Less net (gain) loss on sales of real estate, extraordinary items and cumulative effect of a change in accounting principle	(12,236)	(5,338)

Earnings before interest, taxes, depreciation and amortization	$196,134	$283,490

SELECTED HISTORICAL CONSOLIDATED AND

COMBINED FINANCIAL DATA OF EQUITY OFFICE

      The following tables set forth selected consolidated and combined financial and operating information on a historical basis for Equity Office and its predecessors. The selected operating data and certain other data set forth below for the years ended December 31, 2000, 1999 and 1998, for the period from July 11, 1997 through December 31, 1997, for the period from January 1, 1997 through July 10, 1997 and for the year ended December 31, 1996, and the balance sheet data as of December 31, 2000, 1999, 1998, 1997 and 1996, have been derived from the historical audited consolidated and combined financial statements of Equity Office and its predecessors, audited by Ernst & Young LLP, independent auditors. The selected operating and other data at and for the three months ended March 31, 2001 and 2000 have been derived from the unaudited financial statements of Equity Office. The following information should be read together with the consolidated financial statements and financial statement notes of Equity Office and its predecessors incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” beginning on page 2 of the accompanying prospectus.

	Equity Office

	For the three months ended
	March 31,		For the years ended December 31,

	2001	2000	2000(1)	1999	1998

	(Dollars in thousands, except per share data)

Operating Data:

Revenues:

Rental, parking and other	$650,209	$460,936	$2,217,146	$1,919,056	$1,658,420

Total revenues	663,216	468,875	2,264,243	1,942,243	1,679,699

Expenses:

Interest	157,940	100,532	525,787	413,995	338,611

Depreciation and amortization	124,974	89,652	436,417	358,989	305,982

Property operating and ground rent(3)	217,672	157,361	764,007	669,763	600,367

General and administrative	25,639	19,651	91,415	80,927	63,564

Total expenses	526,225	367,196	1,817,626	1,523,674	1,308,524

Income before allocation to minority interests, income from investment in unconsolidated joint ventures, net gain (loss) on sales of real estate, extraordinary items and cumulative effect of a change in accounting principle	136,991	101,679	446,617	418,569	371,175

Minority interests	(19,535)	(12,969)	(66,219)	(50,153)	(38,340)

Income from investment in unconsolidated joint ventures	15,426	11,374	56,251	13,824	11,267

Net gain (loss) on sales of real estate and extraordinary items	—	3,251	34,211	49,113	4,927

Cumulative effect of a change in accounting principle	(1,142)	—	—	—	—

Net income	131,740	103,335	470,860	431,353	349,029

Put option settlement	—	(1,030)	(2,576)	(5,658)	—

Preferred distributions, net	(10,884)	(10,697)	(43,348)	(43,603)	(32,202)

Net income available for common shares	$120,856	$91,608	$424,936	$382,092	$316,827

Net income available per weighted average common share outstanding — basic	$0.39	$0.37	$1.53	$1.49	$1.25

Net income available per weighted average common share and common share equivalent outstanding — diluted	$0.39	$0.37	$1.52	$1.48	$1.24

Weighted average common shares outstanding — basic	306,971,084	247,695,287	277,186,733	256,045,895	253,167,037

Weighted average common shares and common share equivalents outstanding — diluted	351,400,853	283,568,648	318,997,407	291,157,204	283,974,532

Cash distributions declared per common share	$.45	$.42	$1.74	$1.58	$1.38

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Equity Office	Equity Office Predecessors

	For the period	For the period
	from	from
	July 11, 1997	January 1, 1997	For the year
	through	through	ended
	December 31,	July 10,	December 31,
	1997(2)	1997	1996

	(Dollars in thousands, except per share data)

Operating Data:

Revenues:

Rental, parking and other	$406,713	$327,017	$493,396

Total revenues	412,968	339,104	508,124

Expenses:

Interest	76,675	80,481	119,595

Depreciation and amortization	70,346	66,034	96,237

Property operating and ground rent(3)	155,679	127,285	201,067

General and administrative	17,690	17,201	23,145

Total expenses	320,390	291,001	440,044

Income before allocation to minority interests, income from investment in unconsolidated joint ventures, net gain (loss) on sales of real estate, extraordinary items and cumulative effect of a change in accounting principle	92,578	48,103	68,080

Minority interests	(7,799)	(912)	(2,086)

Income from investment in unconsolidated joint ventures	3,173	1,982	2,093

Net gain (loss) on sales of real estate and extraordinary items	(16,240)	12,236	5,338

Cumulative effect of a change in accounting principle	—	—	—

Net income	71,712	61,409	73,425

Put option settlement	—	—	—

Preferred distributions, net	(649)	—	—

Net income available for common shares	$71,063	$61,409	$73,425

Net income available per weighted average common share outstanding — basic	$0.44

Net income available per weighted average common share and common share equivalent outstanding — diluted	$0.43

Weighted average common shares outstanding — basic	162,591,477

Weighted average common shares and common share equivalents outstanding — diluted	180,014,027

Cash distributions declared per common share	$0.56

	Equity Office

	For the three months ended
	March 31,		For the years ended December 31,

	2001	2000	2000(1)	1999	1998

	(Dollars in thousands, except per share data)

Balance Sheet Data (at end of period):

Investment in real estate, net of accumulated depreciation	$16,612,557	$12,497,425	$16,641,325	$12,572,153	$13,331,560

Total assets	$18,723,298	$14,089,833	$18,794,253	$14,046,058	$14,261,291

Mortgage debt, unsecured notes and lines of credit	$8,658,159	$5,962,784	$8,802,994	$5,851,918	$6,025,405

Total liabilities	$9,415,412	$6,484,776	$9,504,662	$6,334,985	$6,472,613

Minority interests	$1,194,223	$858,634	$1,218,396	$883,454	$737,715

Redeemable common shares	$54,122	$52,576	$54,122	$51,546	$100,000

Preferred shares	$613,423	$613,923	$613,923	$615,000	$615,000

Shareholders’ equity/ owners’ equity	$7,446,118	$6,079,924	$7,403,150	$6,161,073	$6,335,963

Other Data:

General and administrative expenses as a percentage of total revenues	3.9%	4.2%	4.0%	4.2%	3.8%

Number of office properties	380	294	381	294	284

Net rentable square feet of office properties (in millions)	99.0	77.0	99.0	77.0	75.1

Occupancy of office properties	94%	94%	95%	94%	95%

Funds from operations(4)	$272,591	$195,559	$910,959	$749,641	$661,645

Property net operating income(5)	$435,618	$305,599	$1,463,151	$1,256,180	$1,065,714

Earnings before interest, taxes, depreciation and amortization(6)	$461,483	$314,588	$1,535,943	$1,226,053	$1,046,626

Cash flow provided by operating activities	$192,801	$109,489	$907,343	$720,711	$759,151

Cash flow (used for) investing activities	$(63,672)	$(65,929)	$(1,311,778)	$(67,138)	$(2,231,712)

Cash flow (used for) provided by financing activities	$(144,775)	$(29,522)	$455,353	$(718,315)	$1,310,788

Ratio of earnings to combined fixed charges and preferred share dividends	1.8	1.8	1.8	1.8	1.9

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Equity Office	Equity Office Predecessors

	For the period	For the period
	from	from
	July 11, 1997	January 1, 1997	For the year
	through	through	ended
	December 31,	July 10,	December 31,
	1997(2)	1997	1996

	(Dollars in thousands, except per share data)

Balance Sheet Data (at end of period):

Investment in real estate, net of accumulated depreciation	$10,976,319	—	$3,291,815

Total assets	$11,751,672	—	$3,912,565

Mortgage debt, unsecured notes and lines of credit	$4,284,317	—	$1,964,892

Total liabilities	$4,591,697	—	$2,174,483

Minority interests	$754,818	—	$11,080

Redeemable common shares	$100,000	—	—

Preferred shares	$200,000	—	—

Shareholders’ equity/ owners’ equity	$6,105,157	—	$1,727,002

Other Data:

General and administrative expenses as a percentage of total revenues	4.3%	5.1%	4.6%

Number of office properties	258	—	84

Net rentable square feet of office properties (in millions)	65.3	—	29.2

Occupancy of office properties	94%	—	90%

Funds from operations(4)	$160,929	$113,022	$160,460

Property net operating income(5)	$253,418	$202,108	$294,556

Earnings before interest, taxes, depreciation and amortization(6)	$241,477	$196,134	$283,490

Cash flow provided by operating activities	$190,754	$95,960	$165,975

Cash flow (used for) investing activities	$(1,592,272)	$(571,068)	$(924,227)

Cash flow (used for) provided by financing activities	$1,630,346	$245,851	$1,057,551

Ratio of earnings to combined fixed charges and preferred share dividends	2.1	1.6	1.5

(1)	On June 19, 2000, Equity Office completed its acquisition of Cornerstone Properties Inc. See note 3 to Equity Office’s consolidated financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus.

(2)	On December 19, 1997, Equity Office completed its acquisition of Beacon Properties Corporation at a cost of approximately $4.3 billion. As a result of this transaction, Equity Office acquired an interest in 130 properties containing approximately 20.9 million square feet.

(3)	Property operating expenses include real estate taxes, insurance, repairs and maintenance and other property operating expenses.

(4)	The White Paper on Funds from Operations approved by the Board of Governors of NAREIT, in March 1995 defines funds from operations as net income (loss), computed in accordance with GAAP, excluding gains (or losses) from debt restructuring and sales of properties, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. In November 1999, NAREIT issued a

National Policy Bulletin effective January 1, 2000 clarifying the definition of funds from operations to include all operating results, both recurring and non-recurring, except those defined as extraordinary under GAAP. In accordance with this NAREIT Bulletin, Equity Office no longer adjusts for the amortization of discounts and premiums on mortgages when calculating funds from operations. Accordingly, Equity Office restated the prior period data for comparative purposes. Equity Office believes that funds from operations is helpful to investors as a measure of the performance of an equity REIT because, along with cash flow from operating activities, financing activities and investing activities, it provides investors with an indication of the ability of Equity Office to incur and service debt, to make capital expenditures and to fund other cash needs. Equity Office computes funds from operations in accordance with standards established by NAREIT, which may not be comparable to funds from operations reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than Equity Office. Equity Office computes funds from operations in accordance with the standards established by NAREIT, and, therefore, includes straight-line rents in its funds from operations. Spieker excludes straight-line rents in calculating its funds from operations. Note 3 to Spieker’s selected data table beginning on page S-32 shows under the caption “Funds from operations before straight-line rent” funds from operations of Spieker calculated on a comparable basis to how Equity Office calculates its funds from operations. Funds from operations does not represent cash generated from operating activities in accordance with GAAP, nor does it represent cash available to pay distributions and should not be considered as an alternative to net income, determined in accordance with GAAP, as an indication of Equity Office’s financial performance or to cash flow from operating activities, determined in accordance with GAAP, as a measure of Equity Office’s liquidity, nor is it indicative of funds available to fund Equity Office’s cash needs, including its ability to make cash distributions. Equity Office calculates funds from operations as follows:

	Equity Office

						For the
						period
						from
	For the three months					July 11, 1997
	ended March 31,		For the years ended December 31,			through
						December 31,
	2001	2000	2000(1)	1999	1998	1997(2)

Income before allocation to minority interests, income from investment in unconsolidated joint ventures, net gain on sales of real estate, extraordinary items and cumulative effect of a change in accounting principle	$136,991	$101,679	$446,617	$418,569	$371,175	$92,578

Add (deduct):

Income allocated to minority interests for partially owned properties:	(3,253)	(553)	(5,370)	(1,981)	(2,114)	(789)

Income from investment in unconsolidated joint ventures	15,426	11,374	56,251	13,824	11,267	3,173

Depreciation and amortization (real estate related) (including share of unconsolidated joint ventures)	134,311	94,786	459,385	368,490	313,519	66,616

Put option settlement	—	(1,030)	(2,576)	(5,658)	—	—

Preferred distributions, net	(10,884)	(10,697)	(43,348)	(43,603)	(32,202)	(649)

Funds from operations	$272,591	$195,559	$910,959	$749,641	$661,645	$160,929

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Equity Office Predecessors

	For the
	period
	from
	January 1,
	1997	For the year
	through	ended
	July 10,	December 31,
	1997	1996

Income before allocation to minority interests, income from investment in unconsolidated joint ventures, net gain on sales of real estate, extraordinary items and cumulative effect of a change in accounting principle	$48,103	$68,080

Add (deduct):

Income allocated to minority interests for partially owned properties:	(912)	(2,086)

Income from investment in unconsolidated joint ventures	1,982	2,093

Depreciation and amortization (real estate related) (including share of unconsolidated joint ventures)	63,849	92,373

Put option settlement	—	—

Preferred distributions, net	—	—

Funds from operations	$113,022	$160,460

(5)	Property net operating income is defined as rental income, including tenant reimbursements, parking and other income less property operating expenses, including real estate taxes, insurance, repairs and maintenance and other property operating expenses.

(6)	Earnings before interest, taxes, depreciation and amortization is presented because Equity Office believes this data is used by some investors to evaluate Equity Office’s ability to meet debt service requirements. Equity Office considers earnings before interest, taxes, depreciation and amortization to be an indicative measure of its operating performance due to the significance of Equity Office’s long-lived assets and because this data can be used to measure Equity Office’s ability to service debt, fund capital expenditures and expand its business. However, this data should not be considered as an alternative to net income, operating profit, cash flows from operations or any other operating or liquidity performance measure prescribed by GAAP. In addition, earnings before interest, taxes, depreciation and amortization as calculated by Equity Office may not be comparable to similarly titled measures reported by other companies. Interest expense, taxes, depreciation and amortization, which are not reflected in the presentation of earnings before interest, taxes, depreciation and amortization, have been, and will be, incurred by Equity Office. Investors are cautioned that these excluded items are significant components in understanding and assessing Equity Office’s financial performance. Equity Office calculates earnings before interest, taxes, depreciation and amortization as follows:

	Equity Office

						For the period
						from
	For the three months					July 11, 1997
	ended March 31,		For the years ended December 31,			through
						December 31,
	2001	2000	2000(1)	1999	1998	1997(2)

Earnings before interest, taxes, depreciation and amortization:

Net income available for common shares	$120,856	$91,608	$424,936	$382,092	$316,825	$71,063

Plus minority interest — EOP Partnership	16,282	12,416	59,376	48,172	36,226	7,010

Plus depreciation and lease amortization	123,648	88,275	426,671	354,296	299,578	66,168

Plus preferred distributions, net	10,884	10,697	43,348	43,603	32,202	649

Plus put option settlement	—	1,030	2,576	5,658	—	—

Plus interest expense and loan amortization	159,266	101,909	535,533	418,688	345,015	80,853

Plus taxes	1,517	47	2,719	656	1,666	239

Less income from investment in unconsolidated joint ventures, net of income allocated to minority interest in partially owned properties	(12,173)	(10,821)	(49,408)	(11,843)	(9,153)	(2,384)

Plus Equity Office’s share of earnings (losses) before interest, taxes, depreciation and amortization from its investment in unconsolidated joint ventures, net of earnings before interest, taxes, depreciation and amortization allocated to minority interest in partially owned properties	40,061	22,678	122,930	33,844	29,194	1,638

Less net (gain) loss on sales of real estate, extraordinary items and cumulative effect of a change in accounting principle	1,142	(3,251)	(32,738)	(49,113)	(4,927)	16,241

Earnings before interest, taxes, depreciation and amortization	$461,483	$314,588	$1,535,943	$1,226,053	$1,046,626	$241,477

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Equity Office Predecessors

	For the
	period
	from
	January 1,
	1997	For the year
	through	ended
	July 10,	December 31,
	1997	1996

Earnings before interest, taxes, depreciation and amortization:

Net income available for common shares	$61,409	$73,425

Plus minority interest — EOP Partnership	—	—

Plus depreciation and lease amortization	63,263	91,962

Plus preferred distributions, net	—	—

Plus put option settlement	—	—

Plus interest expense and loan amortization	83,252	123,870

Plus taxes	868	1,375

Less income from investment in unconsolidated joint ventures, net of income allocated to minority interest in partially owned properties	(1,070)	(7)

Plus Equity Office’s share of earnings (losses) before interest, taxes, depreciation and amortization from its investment in unconsolidated joint ventures, net of earnings before interest, taxes, depreciation and amortization allocated to minority interest in partially owned properties	648	(1,797)

Less net (gain) loss on sales of real estate, extraordinary items and cumulative effect of a change in accounting principle	(12,236)	(5,338)

Earnings before interest, taxes, depreciation and amortization	$196,134	$283,490

SELECTED HISTORICAL CONSOLIDATED

FINANCIAL DATA OF SPIEKER PARTNERSHIP

      The following table sets forth selected consolidated financial and operating information on a historical basis for Spieker Partnership. The selected operating and certain other data set forth below for the years ended December 31, 2000 and 1999, and the balance sheet data as of December 31, 2000 and 1999, have been derived from the historical consolidated financial statements of Spieker Partnership, audited by Arthur Andersen LLP, independent auditors. The selected operating data and certain other data for the three months ended March 31, 2001 and 2000, and the balance sheet data as of March 31, 2001 and March 31, 2000, have been derived from Spieker Partnership’s unaudited financial statements. The following information should be read together with the consolidated financial statements and financial statement notes of Spieker Partnership incorporated by reference in this prospectus supplement. See “Documents Incorporated by Reference” on page S-82.

	For the three
	months ended
	March 31,		Year ended December 31,

	2001	2000	2000	1999

	(amount in thousands,
	except per unit amounts)

Operating Data:

Revenues	$210,398	$169,512	$753,836	$643,829

Income from operations before disposition of real estate	79,671	53,257	239,863	195,516

Net income	100,187	75,466	379,914	253,970

Net income available to general partner	79,754	57,807	300,195	187,322

Net income available to limited partners	10,675	7,901	40,684	25,915

Net income per common operating partnership unit(1) — diluted	1.17	0.87	4.45	2.89

Distributions per common operating partnership unit	0.70	0.70	2.80	2.44

Balance Sheet Data:

Investments in real estate (before accumulated depreciation)	$4,755,314	$4,504,477	$4,704,358	$4,404,274

Net investments in real estate	4,354,363	4,173,363	4,328,597	4,088,034

Total assets	4,614,786	4,323,832	4,528,288	4,268,485

Mortgage loans	51,785	93,289	56,738	97,331

Unsecured debt	2,031,132	1,909,500	1,998,119	1,899,512

Total debt	2,082,917	2,002,789	2,054,857	1,996,843

Partners’ capital	2,266,590	2,085,999	2,224,205	2,060,247

Other Data:

Funds from operations(2)	$99,867	$72,419	$329,259	$258,828

Cash flow provided (used) by:

Operating activities	124,375	96,415	377,132	321,005

Investing activities	(70,267)	(56,259)	(209,979)	(211,495)

Financing activities	(30,094)	(45,695)	(171,247)	(97,312)

Ratio of earnings to combined fixed charges and preferred distributions	2.34	1.83	1.97	1.74

Total rentable square footage of properties at end of period	37,395	40,391	37,715	40,659

Occupancy rate at end of period	97.4%	96.3%	97.4%	96.3%

(1)	Per unit amounts are computed using the weighted average units outstanding during the period. Diluted weighted average units outstanding include the dilutive effect of Spieker stock options using the treasury stock method. The weighted average general partner units and limited partner units outstanding for the years ended December 31, 2000 and 1999 were as follows:

	Diluted Weighted	Diluted Weighted
	Average General	Average Limited
Year Ended	Partner Units	Partner Units

2000	68,166,326	8,874,692
1999	64,983,415	8,865,039

The weighted average general partner units and limited partner units outstanding for the quarterly periods ended March 31, 2001 and March 31, 2000 were:

	Diluted Weighted	Diluted Weighted
Quarterly	Average General	Average Limited
Period Ended	Partner Units	Partner Units

March 31, 2001	69,111,093	8,825,316

March 31, 2000	67,247,908	8,893,051

(2)	The White Paper on Funds from Operations approved by the Board of Governors of NAREIT in March 1995 defines funds from operations as net income, computed in accordance with GAAP, excluding gains (or losses) from debt restructuring and sales of properties, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. In November 1999, NAREIT issued a National Policy Bulletin effective January 1, 2000 clarifying the definition of funds from operations to include all operating results, both recurring and non-recurring, except those defined as extraordinary under GAAP. Historically, Spieker Partnership computed funds from operations in accordance with standards established by NAREIT except that Spieker Partnership eliminated straight-line rent from the calculation, which may not be comparable to funds from operations reported by other REIT’s. EOP Partnership computes funds from operations in accordance with the standards established by NAREIT, and, therefore, includes straight-line rents in its funds from operations calculations. Amounts shown in the table below under the caption “Funds from operations before straight-line rent” are presented for Spieker Partnership showing funds from operations calculated on a comparable basis to how EOP Partnership calculates its funds from operations. Funds from operations does not represent cash generated from operating activities in accordance with GAAP, nor does it represent cash available to pay distributions and should not be considered as an alternative to net income, determined in accordance with GAAP, as an indication of Spieker Partnership’s financial performance or cash flow from operating activities, determined in accordance with GAAP, as a measure of Spieker Partnership’s liquidity, nor is it indicative of funds available to fund Spieker Partnership’s cash needs for the periods shown.

	For the three
	months ended
	March 31,		Year ended December 31,

	2001	2000	2000	1999

			(amount in thousands,
			except per unit amounts)

Income from operations before disposition of real estate:	$79,671	$53,257	$239,863	$195,516

Less:

Distributions on series B preferred units	(2,510)	(2,510)	(10,041)	(10,041)

Distributions on series C preferred units	(2,953)	(2,953)	(11,813)	(11,813)

Distributions on series E preferred units	(2,000)	(2,000)	(8,000)	(8,000)

Distributions on preferred operating partnership units	(1,441)	(1,441)	(5,766)	(7,904)

Income from operations after preferred dividends and distributions	70,767	44,353	204,243	157,758

	For the three
	months ended
	March 31,		Year ended December 31,

	2001	2000	2000	1999

			(amount in thousands,
			except per unit amounts)

Add:

Depreciation and amortization	33,797	30,064	136,360	110,003

Other, net(a)	581	422	1,866	1,262

Funds from operations before straight-line rent(b)	105,145	74,839	342,469	269,023

Straight-line rent	(5,278)	(2,420)	(13,210)	(10,195)

Funds from operations	$99,867	$72,419	$329,259	$258,828

(a)	Primarily includes Spieker Partnership’s share of funds from operations from Spieker Griffin/ W9 Associates, L.L.C., an unconsolidated joint venture. Further discussion of this joint venture can be found under “Investments in Affiliates” in Spieker Partnership’s notes to consolidated financial statements.

(b)	Amounts shown in this line correspond to EOP Partnership’s calculation of funds from operations.

SELECTED HISTORICAL CONSOLIDATED

FINANCIAL DATA OF SPIEKER

      The following table sets forth selected consolidated financial and operating information on a historical basis for Spieker. The selected operating and certain other data set forth below for the years ended December 31, 2000 and 1999, and the balance sheet data as of December 31, 2000 and 1999, have been derived from the historical consolidated financial statements of Spieker, audited by Arthur Andersen LLP, independent auditors. The selected operating data and certain other data for the three months ended March 31, 2001 and 2000, and the balance sheet data as of March 31, 2001 and March 31, 2000, have been derived from Spieker’s unaudited financial statements. The following information should be read together with the consolidated financial statements and financial statement notes of Spieker incorporated by reference in this prospectus supplement. See “Documents Incorporated by Reference” on page S-82.

	For the three
	months ended
	March 31,		Year ended December 31,

	2001	2000	2000	1999

			(amount in thousands,
			except per share amounts)

Operating Data:

Revenues	$210,398	$169,512	$753,836	$643,829

Income from operations before disposition of real estate and minority interests	79,671	53,257	239,863	195,516

Net income	88,071	66,124	333,464	220,151

Net income available to common stockholders	79,754	57,807	300,195	187,322

Net income per share of common stock(1) — basic	1.21	0.89	4.59	2.93

Net income per share of common stock(1) — diluted	1.17	0.87	4.45	2.89

Dividends and distributions per share:

Series A preferred stock(2)	0.85	0.85	3.41	2.98

Series B preferred stock	0.59	0.59	2.36	2.36

Series C preferred stock	0.49	0.49	1.97	1.97

Series E preferred stock	0.50	0.50	2.00	2.00

Common Stock	0.70	0.70	2.80	2.44

Class B common stock(2)	—	—	—	—

Class C common stock(2)	—	—	—	—

Balance Sheet Data:

Investments in real estate (before accumulated depreciation)	$4,755,314	$4,504,477	$4,704,358	$4,404,274

Net investments in real estate	4,354,363	4,173,363	4,328,597	4,088,034

Total assets	4,614,786	4,323,832	4,528,288	4,268,485

Mortgage loans	51,785	93,289	56,738	97,331

Unsecured debt	2,031,132	1,909,500	1,998,119	1,899,512

Total debt	2,082,917	2,002,789	2,054,857	1,996,843

Stockholders’ equity	1,977,987	1,812,487	1,940,057	1,793,445

Other Data:

Funds from operations(3)	$99,867	$72,419	$329,259	$258,828

Cash flow provided (used) by:

Operating activities	124,375	96,415	377,132	321,005

Investing activities	(70,267)	(56,259)	(209,979)	(211,495)

Financing activities	(30,094)	(45,695)	(171,247)	(97,312)

Ratio of earnings to combined fixed charges and preferred distributions	2.34	1.83	1.97	1.74

Total rentable square footage of properties at end of period	37,395	40,391	37,715	40,659

Occupancy rate at end of period	97.4%	96.3%	97.4%	96.3%

(1)	Per share amounts based upon the basic weighted average shares outstanding for the quarterly periods ended March 31, 2001 and March 31, 2000 were 65,937,390 and 65,071,321, respectively, and the diluted weighted average shares outstanding were 69,111,093 and 67,247,908, respectively. Per share amounts based upon the basic weighted average shares outstanding for the years ended December 31,

2000 and 1999 were as follows: 65,401,668 for 2000 and 63,984,711 for 1999, and the diluted weighted average shares outstanding were 68,166,326 for 2000 and 64,983,415 for 1999. Diluted weighted average shares outstanding include the dilutive effect of stock options using the treasury method.

(2)	As of December 31, 1999, all class B and class C shares were converted into Spieker common stock. The series A preferred stock was converted to Spieker common stock in April 2001.

(3)	The White Paper on Funds from Operations approved by the Board of Governors of NAREIT in March 1995 defines funds from operations as net income, computed in accordance with GAAP, excluding gains (or losses) from debt restructuring and sales of properties, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. In November 1999, NAREIT issued a National Policy Bulletin effective January 1, 2000 clarifying the definition of funds from operations to include all operating results, both recurring and non-recurring, except those defined as extraordinary under GAAP. Historically, Spieker computed funds from operations in accordance with standards established by NAREIT except that Spieker eliminated straight-line rent from the calculation, which may not be comparable to funds from operations reported by other REITs. Equity Office computes funds from operations in accordance with the standards established by NAREIT, and, therefore, includes straight-line rents in its funds from operations calculations. Amounts shown in the table below under the caption “Funds from operations before straight-line rent” are presented for Spieker showing funds from operations calculated on a comparable basis to how Equity Office calculates its funds from operations. Funds from operations does not represent cash generated from operating activities in accordance with GAAP, nor does it represent cash available to pay distributions and should not be considered as an alternative to net income, determined in accordance with GAAP, as an indication of Spieker’s financial performance or to cash flow from operating activities, determined in accordance with GAAP, as a measure of Spieker’s liquidity, nor is it indicative of funds available to fund Spieker’s cash needs for the periods shown.

	For the three
	months ended
	March 31,		Year ended December 31,

	2001	2000	2000	1999

			(amount in thousands,
			except per share amounts)

Income from operations before disposition of real estate:	$79,671	$53,257	$239,863	$195,516

Less:

Distributions on series B preferred stock	(2,510)	(2,510)	(10,041)	(10,041)

Distributions on series C preferred stock	(2,953)	(2,953)	(11,813)	(11,813)

Distributions on series E preferred stock	(2,000)	(2,000)	(8,000)	(8,000)

Distributions on preferred operating partnership units	(1,441)	(1,441)	(5,766)	(7,904)

Income from operations after preferred dividends and distributions	70,767	44,353	204,243	157,758

	For the three
	months ended
	March 31,		Year ended December 31,

	2001	2000	2000	1999

			(amount in thousands,
			except per share amounts)

Add:

Depreciation and amortization	33,797	30,064	136,360	110,003

Other, net(a)	581	422	1,866	1,262

Funds from operations before straight-line rent(b)	105,145	74,839	342,469	269,023

Straight-line rent	(5,278)	(2,420)	(13,210)	(10,195)

Funds from operations	$99,867	$72,419	$329,259	$258,828

(a)	Primarily includes Spieker’s share of funds from operations from Spieker Griffin/ W9 Associates, L.L.C., an unconsolidated joint venture. Further discussion of this joint venture can be found under “Investments in Affiliates” in Spieker’s notes to consolidated financial statements.

(b)	Amounts shown in this line correspond to Equity Office’s calculation of funds from operations.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

RELATING TO MERGER OF SPIEKER PARTNERSHIP INTO EOP PARTNERSHIP

      The following table sets forth the unaudited pro forma condensed combined financial statements for EOP Partnership and Spieker Partnership as a combined entity, giving effect to the merger of Spieker Partnership into EOP Partnership as if it had occurred on the dates indicated and after giving effect to the pro forma adjustments. The unaudited pro forma condensed combined operating data are presented as if the merger of Spieker Partnership into EOP Partnership had been consummated on January 1, 2000. The unaudited pro forma condensed combined balance sheet data at March 31, 2001 are presented as if the merger of Spieker Partnership into EOP Partnership had occurred on March 31, 2001. In the opinion of management of Equity Office, all adjustments necessary to reflect the effects of these transactions have been made. The merger of Spieker Partnership into EOP Partnership was accounted for under the purchase method of accounting as provided by Accounting Principles Board Opinion No. 16.

      The pro forma financial information should be read together with the respective historical audited consolidated financial statements and financial statement notes of EOP Partnership and of Spieker Partnership incorporated by reference into this prospectus supplement. See “Documents Incorporated by Reference” on page S-82 of this prospectus supplement and “Where You Can Find More Information” beginning on page 2 of the accompanying prospectus. The unaudited pro forma statement of operations is presented for comparative purposes only and is not necessarily indicative of what the actual combined results of operations of EOP Partnership and Spieker Partnership would have been for the period presented, nor does this statement of operations purport to represent the results of future periods.

EOP OPERATING LIMITED PARTNERSHIP

PRO FORMA CONDENSED COMBINED BALANCE SHEET
MARCH 31, 2001 (Unaudited)
(Dollars in thousands)

	EOP Operating	Spieker			EOP Operating
	Limited Partnership	Properties, L.P.	Merger		Limited Partnership
	Historical	Historical	Adjustments(A)		Pro Forma

ASSETS:

Investment in real estate, net	$16,612,557	$4,360,358	$2,821,918	(B)	$23,794,833

Cash and cash equivalents	37,610	37,034	—	(C)	74,644

Rent and other receivables	306,835	51,425	(41,245	)(D)	317,015

Escrow deposits and restricted cash	45,131	—	—		45,131

Investment in unconsolidated joint ventures	1,135,205	18,098	(1,938	)(E)	1,151,365

Prepaid expenses and other assets, net	585,960	147,871	(73,930	)(F)	659,901

Total Assets	$18,723,298	$4,614,786	$2,704,805		$26,042,889

LIABILITIES, MINORITY INTERESTS, REDEEMABLE UNITS AND PARTNERS’ CAPITAL:

Mortgage debt, net	$2,784,255	$51,785	$—		$2,836,040

Unsecured notes, net	5,836,404	1,936,500	(18,500	)(G)	7,754,404

Lines of Credit	37,500	94,632	1,186,573	(H)	1,318,705

Distribution payable	160,679	55,178	—		215,857

Other liabilities	596,574	210,101	—		806,675

Total Liabilities	9,415,412	2,348,196	1,168,073		12,931,681

Commitments and contingencies

Minority Interests — partially owned properties	198,280	—	—		198,280

Redeemable Units	1,203,697	—	502,746	(I)	1,706,443	(I)

Preferred units	613,423	368,373	(12,123	)(J)	969,673	(J)

Partners’ capital	7,292,486	1,898,217	1,046,109	(K)	10,236,812	(K)

Total Partners’ Capital	7,905,909	2,266,590	1,033,986		11,206,485

Total Liabilities, Minority Interests, Redeemable Units and Partners’ Capital	$18,723,298	$4,614,786	$2,704,805		$26,042,889

EOP OPERATING LIMITED PARTNERSHIP

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE
THREE MONTHS ENDED MARCH 31, 2001 (Unaudited)
(Dollars in thousands, except per unit data)

	EOP Operating	Spieker			EOP Operating
	Limited Partnership	Properties, L.P.	Merger		Limited Partnership
	Historical	Historical	Adjustments(A)		Pro Forma

Revenues:

Rental	$509,135	$158,348	$4,601	(L)	$672,084

Tenant reimbursements	97,321	48,978	—		146,299

Parking	30,590	—	—		30,590

Other	13,163	1,792	—		14,955

Fee income	2,172	322	—		2,494

Interest/dividends	10,835	958	—		11,793

Total revenues	663,216	210,398	4,601		878,215

Expenses:

Interest:

Expense incurred	157,940	33,395	18,724	(M)	210,059

Amortization of deferred financing costs	1,326	746	(746	)(N)	1,326

Depreciation	114,566	30,333	14,110	(O)	159,009

Amortization	9,082	3,857	(3,857	)(P)	9,082

Real estate taxes	76,662	12,889	—		89,551

Insurance	3,307	1,784	—		5,091

Repairs and maintenance	65,600	17,094	—		82,694

Property operating	69,022	22,990	—		92,012

Ground rent	3,081	—	—		3,081

General and administrative	25,639	7,639	—	(Q)	33,278

Total expenses	526,225	130,727	28,231		685,183

Income before allocation to minority interests, income from investment in unconsolidated joint ventures, net gain on sales of real estate, extraordinary items and cumulative effect of a change in accounting principle	136,991	79,671	(23,630)		193,032

Minority interests — partially owned properties	(3,253)	—	—		(3,253)

Income from investment in unconsolidated joint ventures	15,426	—	—		15,426

Net gain on sales of real estate	—	20,516	—		20,516

Net income from continuing operations	149,164	100,187	(23,630)		225,721

Preferred distributions	(10,884)	(9,758)	2,295	(R)	(18,347)

Net income from continuing operations before cumulative effect of a change in accounting principle available for units	$138,280	$90,429	$(21,335)		$207,374

Net income from continuing operations before cumulative effect of a change in accounting principle per weighted average unit outstanding — basic	$0.40				$0.44	(S)

Weighted average units outstanding — basic	348,476,502				467,248,375

Net income from continuing operations before cumulative effect of a change in accounting principle per weighted average unit and unit equivalent outstanding — diluted	$0.39				$0.44	(S)

Weighted average units and unit equivalents outstanding — diluted	351,400,853				470,172,726

EOP OPERATING LIMITED PARTNERSHIP

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE
YEAR ENDED DECEMBER 31, 2000 (Unaudited)
(Dollars in thousands, except per unit data)

	EOP Operating	Spieker			EOP Operating
	Limited Partnership	Properties, L.P.	Merger		Limited Partnership
	Historical	Historical	Adjustments(A)		Pro Forma

Revenues:

Rental	$1,732,799	$556,330	$4,966	(L)	$2,294,095

Tenant reimbursements	324,193	188,169	—		512,362

Parking	112,107	—	—		112,107

Other	48,047	3,839	—		51,886

Fee income	10,931	1,535	—		12,466

Interest/dividends	36,166	3,963	—		40,129

Total revenues	2,264,243	753,836	4,966		3,023,045

Expenses:

Interest:

Expense incurred	525,787	130,773	74,895	(M)	731,455

Amortization of deferred financing costs	9,746	2,267	(2,267	)(N)	9,746

Depreciation	399,768	123,027	56,438	(O)	579,233

Amortization	26,903	14,789	(14,789	)(P)	26,903

Real estate taxes	268,305	51,533	—		319,838

Insurance	12,214	5,666	—		17,880

Repairs and maintenance	234,986	65,618	—		300,604

Property operating	238,490	91,478	—		329,968

Ground rent	10,012	—	—		10,012

General and administrative	91,415	28,822	—	(Q)	120,237

Total expenses	1,817,626	513,973	114,277		2,445,876

Income before allocation to minority interests, income from investment in unconsolidated joint ventures, net gain on sales of real estate and extraordinary items	446,617	239,863	(109,311)		577,169

Minority interests — partially owned properties	(6,843)	—	—		(6,843)

Income from investment in unconsolidated joint ventures	56,251	—	—		56,251

Net gain on sales of real estate	36,013	140,051	—		176,064

Net income from continuing operations	532,038	379,914	(109,311)		802,641

Put option settlement	(2,576)	—	—		(2,576)

Preferred distributions, net	(43,348)	(39,035)	9,181	(R)	(73,202)

Net income from continuing operations before extraordinary items available for units	$486,114	$340,879	$(100,130)		$726,863

Net income from continuing operations before extraordinary items per weighted average unit outstanding — basic	$1.54				$1.67	(S)

Weighted average units outstanding — basic	316,067,694				434,808,653

Net income from continuing operations before extraordinary items per weighted average unit and unit equivalent outstanding — diluted	$1.53				$1.66	(S)

Weighted average units and unit equivalents outstanding — diluted	318,997,407				437,738,366

(A)	Represents adjustments to record the merger between EOP Partnership and Spieker Partnership based upon a purchase price of approximately $7.3 billion and a market value of $29.2945 per unit of EOP Partnership. The calculation of the merger acquisition cost is as follows:

Issuance of 100.5 million EOP Partnership units based on a 1.94462 exchange rate in exchange for 67.2 million units of Spieker Partnership (see below) adjusted for the $13.50 per unit cash payment to be made related to the Spieker shareholders	$2,944,326

Issuance of 17.2 million EOP Partnership redeemable units based on a 1.94462 exchange ratio in exchange for 8.8 million units of Spieker Partnership	502,746

Payment of $13.50 per share of Spieker common stock outstanding	907,072

Issuance of 4,250,000 9.45% series D preferred units of EOP Partnership in exchange for 4,250,000 9.45% series B preferred units of Spieker Partnership	106,250

Issuance of 6,000,000 7.875% series E preferred units of EOP Partnership in exchange for 6,000,000 7.875% series C preferred units of Spieker Partnership	150,000

Issuance of 4,000,000 8.0% series F preferred units of EOP Partnership in exchange for 4,000,000 8.00% series E preferred units of Spieker Partnership	100,000

Assumption of Spieker Partnership’s total liabilities	2,348,196

Adjustment to Spieker Partnership’s unsecured notes to reflect fair value (see Note G)	(18,500)

Borrowing by Spieker Partnership to redeem the Spieker Partnership series D preferred units prior to the merger	69,750

Payment to Spieker stock option holders to redeem 5,630,879 stock options at $58.50 each less the weighted average exercise price of $34.78 per option plus an additional $2.2 million for employer’s share of social security tax on the redemption amounts (assumes all option holders accept the cash tender offer)	135,821

Partnership and REIT merger costs (see calculation below)	73,930

Total merger acquisition cost	$7,319,591

The following is a calculation of estimated merger costs:

Employee termination costs	$40,955

Investment advisory fees	15,000

Transfer taxes	5,000

Legal, accounting and other fees	12,975

Total merger costs	$73,930

The following is a calculation of the EOP Partnership units issued to Spieker in the partnership merger:

Spieker common shares outstanding	65,971,027

Add conversion of Spieker series A preferred stock to Spieker common stock	1,219,512

Total	67,190,539

Less portion of Spieker common shares redeemed for cash	(15,505,562)

Total	51,684,977

Conversion rate	1.94462

Total EOP Partnership units issued in the partnership merger to Spieker	100,507,640

In addition, EOP Partnership issued 17,161,748 redeemable units in exchange for 8,825,245 Spieker Partnership units to outside limited partners of Spieker Partnership.

(B)	Represents the increase in Spieker Partnership’s investment in real estate based upon the merger acquisition cost to reflect the allocation to other tangible assets of Spieker Partnership being acquired:

Merger acquisition cost (see Note A)	$7,319,591

Less basis of Spieker Partnership’s net assets acquired:

Investment in real estate, net	4,360,358

Cash and cash equivalents	37,034

Rents and other receivables (excluding $41.2 million of deferred rents receivable)	10,180

Investment in unconsolidated joint ventures (excluding $1.9 million relating to Spieker Northwest, Inc. (see Note E))	16,160

Prepaid expenses and other assets (excluding $73.9 million of deferred leasing and financing costs (see Note F))	73,941

Subtotal	4,497,673

Adjustment to record fair value of Spieker Partnership’s investment in real estate, net	$2,821,918

(C)	There was no change in cash and cash equivalents as a result of the following transactions:

Borrowings on a bridge loan credit facility and the line of credit to finance the cash portion of the REIT merger consideration, the redemption of all outstanding Spieker stock options, the redemption of all Spieker Partnership series D preferred units and the merger costs (See Note H)	$1,186,573

Less cash portion of REIT merger consideration, the redemption of all outstanding Spieker stock options, the redemption of all Spieker Partnership series D preferred units and the merger costs (see Note A)	(1,186,573)

Net adjustment to cash and cash equivalents	$—

(D)	Represents the elimination of Spieker Partnership’s deferred rent receivable of $41.2 million, which arose from the historical straight lining of rental revenue.

(E)	Adjustment to consolidate Spieker Northwest, Inc. as a result of the acquisition of 100% of its voting stock and 5% of its non-voting capital stock by Equity Office Properties Management Corp., a wholly owned subsidiary of EOP Partnership, for approximately $0.2 million. In addition to third party management contracts, which are expected to terminate at the closing of the mergers, Spieker Northwest, Inc. owns 85,114 square feet of office and industrial property, which had total revenues of $0.9 million for the year ended December 31, 2000 and $0.3 million for the three months ended March 31, 2001. The $0.2 million purchase price for Spieker Northwest, Inc. is included in the total merger cost of $73.9 million and has been allocated to investment in real estate, net (See Note A). The $1.9 million adjustment represents Spieker’s historical equity investment in Spieker Northwest, Inc. The adjustment to the pro forma balance sheet as a result of the acquisition of Spieker Northwest, Inc. is as follows:

Investment in real estate, net (see Note B)	$2,140

Investment in unconsolidated joint ventures	$(1,938)

Lines of credit (See Notes A and C)	$(202)

(F)	Represents an adjustment to write-off Spieker Partnership’s deferred financing and leasing costs of $73.9 million, which were not assigned any value in the allocation of the merger acquisition cost.

(G)	To adjust Spieker Partnership’s unsecured notes to fair value.

(H)	To reflect borrowings on EOP Partnership’s credit facilities to finance the cash portion of the merger consideration, the redemption of all outstanding Spieker stock options, the redemption of all Spieker Partnership series D preferred units and the merger costs as follows:

Cash portion of merger consideration (see Note A)	$907,072

Payment to Spieker stock option holders to redeem all outstanding Spieker stock options (see Note A)	135,821

Merger costs (see Note A)	73,930

Redemption of all Spieker Partnership series D preferred units prior to the merger (see Note A)	69,750

Borrowings on credit facilities	$1,186,573

EOP Partnership entered into a $1.0 billion principal amount bridge loan credit facility prior to the closing of the mergers, which bears interest at LIBOR plus 80 basis points, subject to EOP Partnership’s credit rating, and maturing in 364 days from the date of funding of the bridge loan credit facility. Equity Office has guaranteed all outstanding obligations under the bridge loan credit facility. The proceeds from the issuance of notes in this offering will be used to repay the bridge loan credit facility. EOP Partnership and Equity Office have agreed, jointly and severally, to pay a commitment fee of 20 basis points, or $2.0 million, if the bridge loan credit facility is not refinanced within 120 days from the date of funding. See Note M. EOP Partnership’s line of credit bears interest at LIBOR plus 60 basis points plus an annual facility fee of 20 basis points and matures in June 2003.

(I)	To record the issuance of 17.2 million EOP Partnership redeemable units based on a 1.94462 exchange ratio in exchange for 8.8 million units of Spieker Partnership (See Note A). After completion of the merger, EOP Partnership had approximately 59.9 million redeemable units outstanding, 1.7 million of which are redeemable at $31.50 per unit and the remainder are redeemable for common shares of Equity Office, on a one-for-one basis, or the cash equivalent based on the then current share price of an Equity Office common share at the option of the general partner of EOP Partnership.

(J)	To record the issuance of EOP Partnership preferred units in exchange for Spieker Partnership preferred units:

Issuance of EOP Partnership series D preferred units	$106,250

Issuance of EOP Partnership series E preferred units	150,000

Issuance of EOP Partnership series F preferred units	100,000

Total EOP Partnership preferred units	356,250

Spieker Partnership series A preferred units	$23,949

Spieker Partnership series B preferred units	102,064

Spieker Partnership series C preferred units	145,959

Spieker Partnership series E preferred units	96,401

Total Spieker Partnership preferred units outstanding prior to the merger	368,373

Total adjustment to preferred units	$(12,123)

Listed below is a summary of EOP Partnership’s preferred units that were outstanding after the partnership merger. The preferred unitholders are entitled to receive, when and as authorized by EOP Partnership, cumulative preferential cash distributions. EOP Partnership is obligated to redeem the preferred units at their liquidation preference plus accrued but unpaid distributions in connection with any redemption by Equity Office of the corresponding series of Equity Office preferred shares.

				Quarterly
	Annual	Liquidation	Current	Distribution
	Distribution	Preference	Balance	Amount	Distribution
Series	Rate	per Unit	Outstanding	per Unit	Frequency

A	8.98%	$25.00	$199,850	$.56125	Quarterly

B(1)	5.25%	$50.00	$300,000	$.65625	Quarterly

C	8.625%	$25.00	$114,073	$.5390625	Quarterly

D	9.45%	$25.00	$106,250	$.590625	Quarterly

E	7.875%	$25.00	$150,000	$.4921875	Quarterly

F	8.0%	$25.00	$100,000	$.50	Quarterly

[Additional columns below]

[Continued from above table, first column(s) repeated]

EOP Partnership’s Voluntary
Redemption
Series	Date(2)	Maturity Date

A	on or after 6/15/2002	Perpetual

B(1)	2/15/2003 through 2/15/2008	2/15/08

C	on or after 12/8/2003	Perpetual

D	Anytime at EOP	Perpetual
Partnership’s option

E	on or after 10/10/02	Perpetual

F	on or after 6/4/03	Perpetual

(1)	The Series B Preferred Units are convertible at any time by the holder into Equity Office Common Shares at a conversion price of $35.70 per Common Share. Such conversion would require EOP Partnership to issue Units on a one-for-one basis to Equity Office. These shares are non-callable for five years with a mandatory call on February 15, 2008.

(2)	Equity Office may redeem the corresponding series of its Preferred Shares during these periods solely out of the sale proceeds of other equity shares of Equity Office, except for the portion of the redemption price equal to any accrued but unpaid dividends. Under the partnership agreement of EOP Partnership, sale proceeds from the sale of shares by Equity Office must be contributed to EOP Partnership in exchange for additional units. The number of shares redeemed is limited to the aggregate sales proceeds received from such other equity shares of Equity Office. Equity Office may acquire any outstanding preferred shares that have been transferred to a charitable beneficiary under Article VII of the declaration of trust of Equity Office because they were owned or acquired by a shareholder of Equity Office in violation of the ownership limits. The Equity Office Series B Preferred Shares are mandatorily redeemable on February 15, 2008. If Equity Office redeems or acquires any or all of its outstanding preferred shares, EOP Partnership will cancel an equal number of EOP Partnership preferred units and provide cash to Equity Office with respect thereto in an amount equal to the amount paid with respect to the Equity Office preferred shares redeemed or acquired by Equity Office. EOP Partnership is not subject to sinking fund requirements pertaining to the preferred units.

(K)	To reflect the net increase in partners’ capital associated with the partnership merger as follows:

Issuance of 100.5 million EOP Partnership units based on a 1.94462 exchange rate in exchange for 67.2 million units of Spieker Partnership (see below) adjusted for the $13.50 per unit cash payment to be made related to the Spieker shareholders	$2,944,326

Less Spieker Partnership’s historical partners’ capital	(1,898,217)

Net increase in partners’ capital	$1,046,109

Partners’ Capital consists of units owned by Equity Office which are not redeemable at the option of Equity Office.

(L)	To reflect the adjustment for the straight-line effect of scheduled rent increases.

(M)	To reflect the additional interest expense incurred from borrowing on the bridge loan credit facility and the line of credit to finance the cash portion of the REIT merger consideration, the redemption of all outstanding Spieker stock options, the redemption of all Spieker Partnership series D preferred units and the merger costs and amortization of the mark-to-market adjustment for the unsecured notes:

Borrowing from bridge loan credit facility	$1,000,000

Borrowing from line of credit	186,573

Cash portion of REIT merger consideration, the redemption of all outstanding Spieker stock options, the redemption of all Spieker Partnership series D preferred units and the merger costs (see Note H)	1,186,573

Effective interest rate	6.31%

Additional annual interest expense	74,873

Amortization of $18.5 million mark-to-market adjustment (see Note G)	22

Adjustment to annual interest expense	$74,895

Quarterly adjustment to quarterly interest expense	$18,724

The line of credit bears interest at LIBOR plus 60 basis points plus an annual facility fee of 20 basis points and matures in June 2003. As of March 31, 2001, the available borrowing capacity on this facility was approximately $962 million. EOP Partnership entered into a $1.0 billion principal amount bridge loan credit facility prior to the closing of the merger, bearing interest at LIBOR plus 80 basis points, subject to EOP Partnership’s credit rating, and maturing in 364 days from the date of funding of the bridge loan credit facility. The effective interest rate of 6.31% represents the LIBOR rate as of March 31, 2001, plus 80 basis points, which is the effective rate on the line of credit as well as the bridge loan credit facility. Equity Office has guaranteed all outstanding obligations under the bridge loan credit facility. The proceeds from the issuance of the notes in this offering will be used to repay the bridge loan credit facility. EOP Partnership and Equity Office have agreed, jointly and severally, to pay a commitment fee of 20 basis points, or $2.0 million, if the bridge loan credit facility is not refinanced within 120 days from the date of funding. EOP Partnership anticipates incurring higher interest costs on the replacement indebtedness due to higher interest costs of longer-term debt.

Since the interest rate on the bridge loan credit facility and the line of credit is based on a spread over LIBOR, the rates will periodically change. If the interest rate on these credit facilities increases or decreases by 12.5 basis points, the following adjustment would be made to interest expense:

Adjustment to annual interest expense if interest rate increases 12.5 basis points	$1,483

Adjustment to annual interest expense if interest rate decreases 12.5 basis points	$(1,483)

Adjustment to quarterly interest expense if interest rate increases 12.5 basis points	$371

Adjustment to quarterly interest expense if interest rate decreases 12.5 basis points	$(371)

(N)	To reverse Spieker Partnership’s historical amortization of deferred financing costs due to the write-off of deferred financing costs as a result of the merger (see Note F).

(O)	To reflect additional depreciation expense related to the adjustment to the investment in real estate as follows:

Adjustment to investment in real estate (see Note B)	$2,821,918

Portion allocated to building and improvements	80%

Adjustment to the depreciable basis of Spieker Partnership’s investment in real estate, net	$2,257,534

Additional annual depreciation expense based on an estimated useful life of 40 years	$56,438

Additional quarterly depreciation expense based on an estimated useful life of 40 years	$14,110

(P)	To reverse Spieker Partnership’s historical amortization of deferred lease commissions due to the write-off of deferred lease commissions as a result of the merger (see Note F).

(Q)	Management has estimated that there will be a reduction of general and administrative expenses as a result of the merger of approximately 50% to 60% on a pro forma basis. The general and administrative expense savings have not been included in the pro forma condensed combined statement of operations. There can be no assurance that EOP Partnership will be successful in realizing such anticipated cost savings.

(R)	Adjustment to eliminate the distributions on the Spieker Partnership series A preferred units which were converted into Spieker Partnership units on April 6, 2001, and the Spieker Partnership series D preferred units, which were redeemed by Spieker Partnership prior to the merger.

(S)	The following table sets forth the computation of basic earnings per unit and diluted earnings per unit and unit equivalent:

	For the three months ended		For the year ended
	March 31, 2001		December 31, 2000

	Historical	Pro Forma	Historical	Pro Forma

Numerator

Net income from continuing operations before gain on sales of real estate	$138,280	$186,858	$451,574	$550,799

Gain on sales of real estate (excluding allocation to minority interests in partially owned properties of $1,473 for the year ended December 31, 2000)	—	20,516	34,540	176,064

Numerator for basic and diluted earnings per unit — net income from continuing operations available for units and unit equivalents	$138,280	$207,374	$486,114	$726,873

Denominator

Denominator for basic earnings per unit — weighted average units outstanding	348,476,502	467,248,375	316,067,694	434,808,653

Denominator for diluted earnings per unit and unit equivalent — weighted average units and unit equivalents outstanding	351,400,853	470,172,726	318,997,407	437,738,366

Basic earnings available for units per weighted average unit:

Net income from continuing operations before gain on sales of real estate	$.40	$.40	$1.43	$1.27

Gain on sales of real estate	—	.04	.11	.40

Net income from continuing operations	$.40	$.44	$1.54	$1.67

Diluted earnings available for units and unit equivalents per weighted average unit and unit equivalent:

Net income from continuing operations before gain on sales of real estate	$.39	$.40	$1.42	$1.26

Gain on sales of real estate	—	.04	.11	.40

Net income from continuing operations	$.39	$.44	$1.53	$1.66

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS RELATING

TO MERGER OF SPIEKER INTO EQUITY OFFICE

      The following table sets forth the unaudited pro forma condensed combined financial statements for Equity Office and Spieker as a combined entity, giving effect to the merger of Spieker into Equity Office as if it had occurred on the dates indicated and after giving effect to the pro forma adjustments. The unaudited pro forma condensed combined operating data are presented as if the merger of Spieker into Equity Office had been consummated on January 1, 2000. The unaudited pro forma condensed combined balance sheet data at March 31, 2001 are presented as if the merger of Spieker into Equity Office had occurred on March 31, 2001. In the opinion of management of Equity Office, all adjustments necessary to reflect the effects of these transactions have been made. The merger of Spieker into Equity Office was accounted for under the purchase method of accounting as provided by Accounting Principles Board Opinion No. 16.

      The pro forma financial information should be read together with the respective historical audited consolidated financial statements and financial statement notes of Equity Office and of Spieker incorporated by reference into this prospectus supplement. See “Documents Incorporated by Reference” on page S-82 of this prospectus supplement and “Where You Can Find More Information” beginning on page 2 of the accompanying prospectus. The unaudited pro forma statement of operations is presented for comparative purposes only and is not necessarily indicative of what the actual combined results of operations of Equity Office and Spieker would have been for the period presented, nor does this statement of operations purport to represent the results of future periods.

EQUITY OFFICE PROPERTIES TRUST

PRO FORMA CONDENSED COMBINED BALANCE SHEET
March 31, 2001 (Unaudited)
(Dollars in thousands)

	Equity Office	Spieker			Equity Office
	Properties Trust	Properties, Inc.	Merger		Properties Trust
	Historical	Historical	Adjustments(A)		Pro Forma

ASSETS:

Investment in real estate, net	$16,612,557	$4,360,358	$2,821,918	(B)	$23,794,833

Cash and cash equivalents	37,610	37,034	—	(C)	74,644

Rent and other receivables	306,835	51,425	(41,245	)(D)	317,015

Escrow deposits and restricted cash	45,131	—	—		45,131

Investment in unconsolidated joint ventures	1,135,205	18,098	(1,938	)(E)	1,151,365

Prepaid expenses and other assets, net	585,960	147,871	(73,930	)(F)	659,901

Total Assets	$18,723,298	$4,614,786	$2,704,805		$26,042,889

LIABILITIES, MINORITY INTERESTS, REDEEMABLE COMMON SHARES AND SHAREHOLDER’S EQUITY:

Mortgage debt, net	$2,784,255	$51,785	$—		$2,836,040

Unsecured notes, net	5,836,404	1,936,500	(18,500	)(G)	7,754,404

Lines of Credit	37,500	94,632	1,186,573	(H)	1,318,705

Distribution payable	160,679	55,178	—		215,857

Other liabilities	596,574	210,101	—		806,675

Total Liabilities	9,415,412	2,348,196	1,168,073		12,931,681

Commitments and contingencies
Minority Interests

EOP Partnership	995,943	288,603	202,389	(I)	1,486,935

Partially owned properties	198,280	—	—		198,280

Total Minority Interests	1,194,223	288,603	202,389		1,685,215

Redeemable Common Shares	54,122	—	—		54,122

Shareholders’ Equity:

Preferred shares	613,423	368,373	(12,123	)(J)	969,673	(J)

Common shares	3,073	6	1,005	(K)	4,084

Additional paid in capital	7,443,045	1,609,608	1,345,461	(L)	10,398,114

Total Shareholders’ Capital	8,059,541	1,977,987	1,334,343		11,371,871

Total Liabilities, Minority Interests, Redeemable Common Shares and Shareholders’ Equity	$18,723,298	$4,614,786	$2,704,805		$26,042,889

EQUITY OFFICE PROPERTIES TRUST

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE
THREE MONTHS ENDED MARCH 31, 2001 (Unaudited)
(Dollars in thousands, except per share data)

	Equity Office	Spieker			Equity Office
	Properties Trust	Properties, Inc.	Merger		Properties Trust
	Historical	Historical	Adjustments(A)		Pro Forma

Revenues:

Rental	$509,135	$158,348	$4,601	(M)	$672,084

Tenant reimbursements	97,321	48,978	—		146,299

Parking	30,590	—	—		30,590

Other	13,163	1,792	—		14,955

Fee income	2,172	322	—		2,494

Interest/dividends	10,835	958	—		11,793

Total revenues	663,216	210,398	4,601		878,215

Expenses:

Interest:

Expense incurred	157,940	33,395	18,724	(N)	210,059

Amortization of deferred financing costs	1,326	746	(746	)(O)	1,326

Depreciation	114,566	30,333	14,110	(P)	159,009

Amortization	9,082	3,857	(3,857	)(Q)	9,082

Real estate taxes	76,662	12,889	—		89,551

Insurance	3,307	1,784	—		5,091

Repairs and maintenance	65,600	17,094	—		82,694

Property operating	69,022	22,990	—		92,012

Ground rent	3,081	—	—		3,081

General and administrative	25,639	7,639	—	(R)	33,278

Total expenses	526,225	130,727	28,231		685,183

Income before allocation to minority interests, income from investment in unconsolidated joint ventures, net gain on sales of real estate and cumulative effect of a change in accounting principle	136,991	79,671	(23,630)		193,032

Minority Interests:

EOP Partnership	(16,282)	(12,116)	2,360	(S)	(26,038)

Partially owned properties	(3,253)	—	—		(3,253)

Income from investment in unconsolidated joint ventures	15,426	—	—		15,426

Net gain on sales of real estate	—	20,516	—		20,516

Net income from continuing operations	132,882	88,071	(21,270)		199,683

Preferred distributions	(10,884)	(8,317)	854	(T)	(18,347)

Net income from continuing operations before cumulative effect of a change in accounting principle available for common shares	$121,998	$79,754	$(20,416)		$181,336

Net income from continuing operations before cumulative effect of a change in accounting principle per weighted average common share outstanding — basic	$0.40				$0.44	(U)

Weighted average common shares outstanding — basic	306,971,084				408,581,209

Net income from continuing operations before cumulative effect of a change in accounting principle per weighted average common share and common share equivalent outstanding — diluted	$0.39				$0.44	(U)

Weighted average common shares and common share equivalents outstanding — diluted	351,400,853				470,172,726

EQUITY OFFICE PROPERTIES TRUST

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE
YEAR ENDED DECEMBER 31, 2000 (Unaudited)
(Dollars in thousands, except per share data)

	Equity Office	Spieker			Equity Office
	Properties Trust	Properties, Inc.	Merger		Properties Trust
	Historical	Historical	Adjustments(A)		Pro Forma

Revenues:

Rental	$1,732,799	$556,330	$4,966	(M)	$2,294,095

Tenant reimbursements	324,193	188,169	—		512,362

Parking	112,107	—	—		112,107

Other	48,047	3,839	—		51,886

Fee income	10,931	1,535	—		12,466

Interest/dividends	36,166	3,963	—		40,129

Total revenues	2,264,243	753,836	4,966		3,023,045

Expenses:

Interest:

Expense incurred	525,787	130,773	74,895	(N)	731,455

Amortization of deferred financing costs	9,746	2,267	(2,267	)(O)	9,746

Depreciation	399,768	123,027	56,438	(P)	579,233

Amortization	26,903	14,789	(14,789	)(Q)	26,903

Real estate taxes	268,305	51,533	—		319,838

Insurance	12,214	5,666	—		17,880

Repairs and maintenance	234,986	65,618	—		300,604

Property operating	238,490	91,478	—		329,968

Ground rent	10,012	—	—		10,012

General and administrative	91,415	28,822	—	(R)	120,237

Total expenses	1,817,626	513,973	114,277		2,445,876

Income before allocation to minority interests, income from investment in unconsolidated joint ventures, net gain on sales of real estate and extraordinary items	446,617	239,863	(109,311)		577,169

Minority Interests:

EOP Partnership	(59,376)	(46,450)	12,140	(S)	(93,686)

Partially owned properties	(6,843)	—	—		(6,843)

Income from investment in unconsolidated joint ventures	56,251	—	—		56,251

Net gain on sales of real estate	36,013	140,051	—		176,064

Net income from continuing operations	472,662	333,464	(97,171)		708,955

Put option settlement	(2,576)	—	—		(2,576)

Preferred distributions	(43,348)	(33,269)	3,415	(T)	(73,202)

Net income from continuing operations before extraordinary items available for common shares	$426,738	$300,195	$(93,756)		$633,177

Net income from continuing operations before extraordinary items per weighted average common share outstanding — basic	$1.54				$1.67	(U)

Weighted average common shares outstanding — basic	277,186,733				378,765,944

Net income from continuing operations before extraordinary items per weighted average common share and common share equivalent outstanding — diluted	$1.53				$1.66	(U)

Weighted average common shares and common share equivalents outstanding — diluted	318,997,407				437,738,366

(A)	Represents adjustments to record the merger between Equity Office and Spieker based upon a purchase price of approximately $7.3 billion and a market value of $29.2945 per share of Equity Office’s common shares. The calculation of the merger acquisition cost is as follows:

Issuance of 100.5 million Equity Office common shares based on a 1.49586 exchange ratio in exchange for 67.2 million shares of Spieker common stock (see Note I)	$2,944,326

Issuance of 17.2 million EOP Partnership redeemable units based on a 1.94462 exchange ratio in exchange for 8.8 million units of Spieker Partnership (see Note I)	502,746

Payment of $13.50 per share of Spieker common stock outstanding	907,072

Issuance of 4,250,000 9.45% series D preferred shares of Equity Office in exchange for 4,250,000 shares of 9.45% series B preferred stock of Spieker	106,250

Issuance of 6,000,000 7.875% series E preferred shares of Equity Office in exchange for 6,000,000 shares of 7.875% series C preferred stock of Spieker	150,000

Issuance of 4,000,000 8.0% series F preferred shares of Equity Office in exchange for 4,000,000 shares of 8.00% series E preferred stock of Spieker	100,000

Assumption of Spieker’s total liabilities	2,348,196

Adjustment to Spieker’s unsecured notes to reflect fair value (see Note G)	(18,500)

Assumed borrowing by Spieker to redeem the Spieker Partnership series D preferred units prior to the merger	69,750

Payment to Spieker stock option holders to redeem 5,630,879 stock options at $58.50 each less the weighted average exercise price of $34.78 per option plus an additional $2.2 million for employer’s share of social security tax on the redemption amounts (assumes all option holders accept the cash tender offer)	135,821

Merger costs (see calculation below)	73,930

Total merger acquisition cost	$7,319,591

The following is a calculation of estimated merger costs:

Employee termination costs	$40,955

Investment advisory fees	15,000

Transfer taxes	5,000

Legal, accounting and other fees	12,975

Total merger costs	$73,930

(B)	Represents the increase over Spieker’s investment in real estate based upon the merger acquisition cost to reflect the allocation to other tangible assets of Spieker being acquired:

Merger acquisition cost (see Note A)	$7,319,591

Less basis of Spieker’s net assets acquired:

Investment in real estate, net	4,360,358

Cash and cash equivalents	37,034

Rents and other receivables (excluding $41.2 million of deferred rents receivable)	10,180

Investment in unconsolidated joint ventures (excluding $1.9 million relating to Spieker Northwest, Inc. (see Note E))	16,160

Prepaid expenses and other assets (excluding $73.9 million of deferred leasing and financing costs (see Note F))	73,941

Subtotal	4,497,673

Adjustment to record fair value of Spieker’s investment in real estate, net	$2,821,918

(C)	There was no change in cash and cash equivalents as a result of the following transactions:

Borrowings on a bridge loan credit facility and the line of credit to finance the cash portion of the merger consideration, the redemption of all outstanding Spieker stock options, the redemption of all Spieker Partnership series D preferred units and the merger costs (see Note H)	$1,186,573

Less cash portion of merger consideration, the redemption of all outstanding Spieker stock options, the redemption of all Spieker Partnership series D preferred units and the merger costs (see Note A)	(1,186,573)

Net adjustment to cash and cash equivalents	$—

(D)	Represents the elimination of Spieker’s deferred rent receivable of $41.2 million, which arose from the historical straight lining of rental revenue.

(E)	Adjustment to consolidate Spieker Northwest, Inc. as a result of the acquisition of 100% of its voting stock and 5% of its non-voting capital stock by Equity Office Properties Management Corp., a wholly owned subsidiary of EOP Partnership, for approximately $0.2 million. In addition to third party management contracts, which are expected to terminate at the closing of the mergers, Spieker Northwest, Inc. owns 85,114 square feet of office and industrial property, which had total revenues of $0.9 million for the year ended December 31, 2000 and $0.3 million for the three months ended March 31, 2001. The $0.2 million purchase price for Spieker Northwest, Inc. is included in the total merger cost of $73.9 million and has been allocated to investment in real estate, net (See Note A). The $1.9 million adjustment represents Spieker’s historical equity investment in Spieker Northwest, Inc. The adjustment to the pro forma balance sheet as a result of the acquisition of Spieker Northwest, Inc. is as follows:

Investment in real estate, net (see Note B)	$2,140

Investment in unconsolidated joint ventures	$(1,938)

Lines of credit (See Notes A and C)	$(202)

(F)	Represents an adjustment to write-off Spieker’s deferred financing and leasing costs of $73.9 million, which were not assigned any value in the allocation of the merger acquisition cost.

(G)	To adjust Spieker’s unsecured notes to fair value.

(H)	To reflect borrowings on EOP Partnership’s credit facilities to finance the cash portion of the merger consideration, the redemption of all outstanding Spieker stock options, the redemption of all Spieker Partnership series D preferred units and the merger costs as follows:

Cash portion of merger consideration (see Note A)	$907,072

Payment to Spieker stock option holders to redeem all outstanding Spieker stock options (see Note A)	135,821

Merger costs (see Note A)	73,930

Redemption of all Spieker Partnership series D preferred units prior to the merger (see Note A)	69,750

Borrowings on credit facilities	$1,186,573

EOP Partnership entered into a $1.0 billion principal amount bridge loan credit facility prior to the closing of the merger, which bears interest at LIBOR plus 80 basis points, subject to EOP Partnership’s credit rating, and matures in 364 days from the date of funding of the bridge loan credit facility. Equity Office has guaranteed all outstanding obligations under the bridge loan credit facility. The proceeds from the issuance of the notes in this offering will be used to repay the bridge loan facility. EOP Partnership and Equity Office have agreed, jointly and severally, to pay a commitment fee of 20 basis points, or $2.0 million, if the bridge loan credit facility is not refinanced within 120 days from the date of funding. See Note N. EOP Partnership’s line of credit bears interest at LIBOR plus 60 basis points plus an annual facility fee of 20 basis points and matures in June 2003.

(I)	To adjust common minority interests in EOP Partnership to reflect the merger as follows:

Equity Office historical common shareholders’ equity, minority interests in EOP Partnership and redeemable common stock	$8,496,183

Spieker historical common shareholders’ equity and minority interests in Spieker Partnership	1,898,217

Pro forma adjustments to common shareholders’ equity	1,548,855

Total	11,943,255

Minority interests ownership percentage of EOP Partnership after the merger as of March 31, 2001 (see below)	12.45%

Minority interest ownership of EOP Partnership after the merger	1,486,935

Less historical minority interest ownership of EOP Partnership prior to the merger	(995,943)

Less historical minority interest ownership of Spieker Partnership prior to the merger	(288,603)

Adjustment to minority interest ownership of EOP Partnership to reflect the merger	$202,389

The 12.45% minority interest of EOP Partnership is calculated as follows:

	Shares	Units	Shares and Units

Shares of Spieker common stock and Spieker Partnership units outstanding at March 31, 2001	65,971,027	8,825,245	74,796,272

Add conversion of Spieker series A preferred stock to Spieker common stock	1,219,512	—	1,219,512

Total Spieker common stock and Spieker Partnership units outstanding at March 31, 2001	67,190,539	8,825,245	76,015,784

Conversion rate to Equity Office common shares and EOP Partnership units	1.49586	1.94462

Equity Office common shares and EOP Partnership redeemable units to be issued in the partnership merger on March 31, 2001	100,507,640	17,161,748	117,669,388

	Shares	Units	Shares and Units

Equity Office common shares, redeemable common shares and EOP Partnership redeemable units outstanding at March 31, 2001 (1)	309,016,219	41,056,246	350,072,465

Equity Office common shares, redeemable common shares and EOP Partnership redeemable units outstanding after the merger on March 31, 2001	409,523,859	58,217,994	467,741,853

Minority interests ownership percentage of EOP Partnership as of March 31, 2001	12.45%

Equity Office ownership percentage of EOP Partnership as of March 31, 2001	87.55%

(1)	Equity Office has approximately 1.7 million common shares outstanding that are redeemable at $31.50 per share. Equity Office is not subject to any sinking fund requirements pertaining to these redeemable shares.

(J)	To record the issuance of Equity Office preferred shares in exchange for Spieker preferred shares:

Issuance of Equity Office series D preferred shares	$106,250

Issuance of Equity Office series E preferred shares	150,000

Issuance of Equity Office series F preferred shares	100,000

Total Equity Office preferred shares	356,250

Spieker series A preferred shares	23,949

Spieker series B preferred shares	102,064

Spieker series C preferred shares	145,959

Spieker series E preferred shares	96,401

Total Spieker preferred shares outstanding prior to the merger	368,373

Total adjustment to preferred shares	$(12,123)

Listed below is a summary of Equity Office’s preferred shares that were outstanding after the merger. The preferred share holders are entitled to receive, when and as authorized by Equity Office, cumulative preferential cash distributions.

Equity Office may redeem the preferred shares at certain dates in whole or in part at a cash redemption price equal to the redemption preference plus all accrued unpaid dividends to the date fixed for redemption.

				Quarterly
	Annual	Liquidation	Current	Distribution		Equity Office’s Voluntary
	Distribution	Preference	Balance	Amount	Distribution	Redemption
Series	Rate	per Share	Outstanding	per Share	Frequency	Date(2)

A	8.98%	$25.00	$199,850	$.56125	Quarterly	on or after 6/15/2002

B(1)	5.25%	$50.00	$300,000	$.65625	Quarterly	2/15/2003 through
						2/15/2008

C	8.625%	$25.00	$114,073	$.5390625	Quarterly	on or after 12/8/2003
						anytime at Equity Office’s

D	9.45%	$25.00	$106,250	$.590625	Quarterly	option

E	7.875%	$25.00	$150,000	$.4921875	Quarterly	on or after 10/10/02

F	8.0%	$25.00	$100,000	$.50	Quarterly	on or after 6/4/03

[Additional columns below]

[Continued from above table, first column(s) repeated]

Maturity
Series	Date

A	Perpetual

B(1)	2/15/08

C	Perpetual

D	Perpetual

E	Perpetual

F	Perpetual

(1)	The Series B Preferred Shares are convertible at any time by the holder into Equity Office common shares at a conversion price of $35.70 per share. These shares are non-callable for five years with a mandatory call on February 15, 2008.
(2)	Equity Office is not subject to any sinking fund requirements pertaining to these preferred shares.

(K)	To record the par value of 100.5 million Equity Office common shares issued to Spieker common stockholders.

(L)	To reflect the net increase in additional paid in capital associated with the merger as follows:

Issuance of 100.5 million Equity Office common shares based on a 1.49586 conversion ratio in exchange for 67.2 million shares of Spieker common stock (see Note I)	$2,944,326

Issuance of 17.2 million EOP Partnership units based on a 1.94462 exchange rate in exchange for 8.8 million units of Spieker Partnership (see Note I)	502,746

Less par value of Equity Office common shares issued to Spieker common stockholders (see Note K)	(1,005)

Adjustment to minority interests in EOP Partnership (see Note I)	(202,389)

Less historical minority interests in the ownership of Spieker Partnership	(288,603)

Less Spieker’s historical additional paid in capital	(1,609,614)

Net increase in paid in capital	$1,345,461

(M)	To reflect the adjustment for the straight-line effect of scheduled rent increases.

(N)	To reflect the additional interest expense incurred from borrowing on the bridge loan credit facility and the line of credit to finance the cash portion of the merger consideration, the redemption of all outstanding Spieker stock options, the redemption of all Spieker Partnership series D Preferred units and the merger costs, and amortization of the mark-to-market adjustment for the unsecured notes:

Borrowing from bridge loan credit facility	$1,000,000

Borrowing from line of credit	186,573

Cash portion of merger consideration, the redemption of all outstanding Spieker stock options, the redemption of all Spieker Partnership series D Preferred units and the merger costs (see Note H)	1,186,573

Effective interest rate	6.31%

Additional annual interest expense	74,873

Amortization of $18.5 million mark-to-market adjustment (see Note G)	22

Adjustment to annual interest expense	$74,895

Adjustment to quarterly interest expense	$18,724

The line of credit bears interest at LIBOR plus 60 basis points plus an annual facility fee of 20 basis points and matures in June 2003. As of March 31, 2001, the available borrowing capacity on this facility was approximately $962 million. EOP Partnership entered into a $1.0 billion principal amount bridge loan credit facility prior to the closing of the merger, bearing interest at LIBOR plus 80 basis points, subject to EOP Partnership’s credit rating, and maturing in 364 days from date of funding of the bridge loan credit facility. The effective interest rate of 6.31% represents the LIBOR rate as of March 31, 2001, plus 80 basis points, which is the effective rate on the line of credit as well as the bridge loan credit facility. Equity Office has guaranteed all outstanding obligations under the bridge loan credit facility. The proceeds from the issuance of the notes in this offering will be used to repay the bridge loan credit facility. EOP Partnership and Equity Office have agreed, jointly and severally, to pay a commitment fee of 20 basis points, or $2.0 million, if the bridge loan credit facility is not refinanced within 120 days from the date of funding. EOP Partnership anticipates incurring higher interest costs on the replacement indebtedness due to higher interest costs of longer-term debt.

Since the interest rate on the bridge loan credit facility and the line of credit is based on a spread over LIBOR the rates will periodically change. If the interest rate on these credit facilities increases or decreases by 12.5 basis points, the following adjustment would be made to interest expense:

Adjustment to annual interest expense if interest rate increases 12.5 basis points	$1,483

Adjustment to annual interest expense if interest rate decreases 12.5 basis points	$(1,483)

Adjustment to quarterly interest expense if interest rate increases 12.5 basis points	$371

Adjustment to quarterly interest expense if interest rate decreases 12.5 basis points	$(371)

(O)	To reverse Spieker’s historical amortization of deferred financing costs due to the write-off of deferred financing costs as a result of the merger (see Note F).

(P)	To reflect additional depreciation expense related to the adjustment to the investment in real estate as follows:

Adjustment to investment in real estate (see Note B)	$2,821,918

Portion allocated to building and improvements	80%

Adjustment to the depreciable basis of Spieker’s investment in real estate, net	$2,257,534

Additional annual depreciation expense based on an estimated useful life of 40 years	$56,438

Additional quarterly depreciation expense based on an estimated useful life of 40 years	$14,110

(Q)	To reverse Spieker’s historical amortization of deferred lease commissions due to the write-off of deferred lease commissions as a result of the merger (see Note F).

(R)	Management has estimated that there will be a reduction of general and administrative expenses as a result of the merger of approximately 50% to 60% on a pro forma basis. The general and administrative expense savings have not been included in the pro forma condensed combined statements of operations. There can be no assurance that Equity Office will be successful in realizing such anticipated cost savings.

(S)	To adjust the minority interests income allocation to EOP Partnership for the three months ended March 31, 2001 to 12.56% and for the year ended December 31, 2000 to 12.89% as if the merger had occurred on January 1, 2000, and the Equity Office common shares and EOP Partnership units to be issued in the merger were issued on January 1, 2000. The minority interest income allocation to EOP Partnership for each period is calculated based on the weighted average number of EOP Partnership units outstanding during the period divided by the sum of the weighted average number of Equity Office common shares and EOP Partnership units outstanding during the period. Issuance of additional common shares and units changes the ownership interests of both the minority interests and Equity Office.

(T)	Adjustment to eliminate the dividend on the Spieker series A preferred stock which was converted into shares of Spieker common stock on April 6, 2001.

(U)	The following table sets forth the computation of basic earnings per common share and diluted earnings per common share and common share equivalent:

	For the three months		For the year ended
	ended March 31, 2001		December 31, 2000

	Historical	Pro Forma	Historical	Pro Forma

Numerator

Net income from continuing operations before gain on sales of real estate	$121,998	$160,820	$392,198	$457,113

Gain on sales of real estate (excluding allocation to minority interests in partially owned properties of $1,473 for the year ended December 31, 2000)	—	20,516	34,540	176,064

Numerator for basic earnings per share — net income from continuing operations available for common shares	121,998	181,336	426,738	633,177

Minority interest in EOP Partnership	16,282	26,038	59,376	93,686

Numerator for diluted earnings per share — net income from continuing operations available for common shares and common share equivalents	$138,280	$207,374	$486,114	$726,863

Denominator

Denominator for basic earnings per common share — weighted average common shares outstanding	306,971,084	408,581,209	277,186,733	378,765,944

Denominator for diluted earnings per common share and common share equivalent — weighted average common shares and common share equivalents outstanding	351,400,853	470,172,726	318,997,407	437,738,366

Basic earnings available for common shares per weighted average common share:

Net income from continuing operations before gain on sales of real estate, net of minority interests	$.40	$.40	$1.43	$1.27

Gain on sales of real estate, net of minority interests	—	.04	.11	.40

Net income from continuing operations	$.40	$.44	$1.54	$1.67

Diluted earnings available for common shares and common share equivalents per weighted average common share and common share equivalent:

Net income from continuing operations before gain on sales of real estate	$.39	$.40	$1.42	$1.26

Gain on sales of real estate	—	.04	.11	.40

Net income from continuing operations	$.39	$.44	$1.53	$1.66

USE OF PROCEEDS

      We will use the net proceeds from the offering of these notes of approximately $1.38 billion to repay the outstanding balance of $1 billion under our bridge loan credit facility, dated as of June 11, 2001, and for general business purposes, including working capital. As of July 3, 2001, the $1 billion bridge loan credit facility, which matures on June 10, 2002, bore interest at LIBOR plus 80 basis points, or approximately 4.65% per annum. Affiliates of Banc of America Securities LLC, J.P. Morgan Securities Inc., Salomon Smith Barney Inc., Deutsche Banc Alex. Brown Inc., Dresdner Kleinwort Wasserstein Securities LLC and PNC Capital Markets, Inc., each of which is an underwriter in this offering, are lenders under our bridge loan credit facility. These affiliates will receive a portion of the net proceeds from this offering of notes equal to approximately 27.2%, 27.2%, 27.2%, 7.5%, 7.5% and 3.5%, respectively, of the amount of the bridge loan credit facility to be repaid.

MANAGEMENT

      Except as otherwise expressly provided in the partnership agreement of EOP Partnership, the business and affairs of EOP Partnership are managed by Equity Office, as its general partner, which has the exclusive right and full authority and responsibility to manage and operate EOP Partnership’s business. Limited partners do not have any right to participate in or exercise control or management power over the business and affairs of EOP Partnership or the power to sign documents for or otherwise bind EOP Partnership. The business and affairs of Equity Office are managed under the direction of Equity Office’s Board of Trustees. Information about the members of Equity Office’s Board of Trustees and its executive and senior officers is set forth below.

Board of Trustees of Equity Office

      The business and affairs of Equity Office are managed under the direction of the Board of Trustees, currently consisting of thirteen trustees. The Board has responsibility for establishing broad corporate policies and for the overall performance of Equity Office, rather than day-to-day operating details. Equity Office’s declaration of trust provides that its trustees are divided into three classes with each class having a term of three years.

      Set forth below are biographies of each of Equity Office’s trustees.

      Thomas E. Dobrowski, 57, has been a trustee since July 1997. Since December 1994, Mr. Dobrowski has been the managing director of real estate and alternative investments of General Motors Investment Management Corporation located in New York, New York, an investment advisor to several pension funds, including those of General Motors Corporation, its subsidiaries and affiliates. For more than the past five years, Mr. Dobrowski has been a director of Manufactured Home Communities, Inc., a real estate investment trust engaged in the ownership and management of manufactured home communities. Since August 1998, Mr. Dobrowski has been a trustee of Capital Trust, Inc., a specialized finance company.

      Jerry M. Reinsdorf, 65, has been a trustee since July 1997. Mr. Reinsdorf has been the Chairman of the Chicago White Sox baseball team, the Chairman of the Chicago Bulls basketball team, and a partner of Bojer Financial Ltd., a real estate investment company located in Park City, Utah, for more than the past five years. Since 1996, Mr. Reinsdorf has served as a director of LaSalle National Bank, N.A., a commercial bank in Chicago, Illinois, the holding company of which is LaSalle National Corporation, of which Mr. Reinsdorf is also a director. Since 1993, Mr. Reinsdorf has been a trustee of Northwestern University in Evanston, Illinois. Mr. Reinsdorf is a stockholder, officer and director of Jerbo Holdings I, Inc., which is the corporate general partner of a limited partnership which is the general partner of Bojer Realty Limited Partnership I.

      Edwin N. Sidman, 58, has been a trustee since March 1998. From 1994 until the completion of the merger of Beacon Properties Corporation into Equity Office in December 1997, Mr. Sidman served as Chairman of the Board and a director of Beacon Properties Corporation. He has been the Chairman of the Board since 1998 and was president for more than five years prior to 1998 of The Beacon Companies, a private company in Boston, Massachusetts, which is involved in real estate investment, development and management. Before joining Beacon Properties Corporation’s predecessor in 1971, Mr. Sidman practiced law with the predecessor to the firm of Rubin and Rudman in Boston, Massachusetts. Mr. Sidman’s past professional affiliations include service as Chairman of the National Realty Committee, now the Real Estate Roundtable. Mr. Sidman is a member of the Board of Trustees and Executive Committee of Duke University and of the Board of Directors and Executive Committee for the United Way of Massachusetts Bay.

      Samuel Zell, 59, has been a trustee and Chairman of the Board of Equity Office since October 1996. Since January 1999, Mr. Zell has served as Chairman of Equity Group Investments, L.L.C., an owner and financier of real estate and corporate investments. For more than the past five years, Mr. Zell has served as Chairman of the Boards of Directors of Anixter International Inc., a provider of integrated network and cabling solutions, American Classic Voyages Co., a provider of overnight passenger cruises in the United

States, and Manufactured Home Communities, Inc. and as Chairman of the Board of Trustees of Equity Residential Properties Trust, a real estate investment trust that owns and operates multifamily residential properties. For more than five years, until December 1998, Mr. Zell was the Chairman of the Board of Equity Group Investments, Inc., an owner and financier of real estate and corporate investments. Since July 1997, Mr. Zell has been Chairman of the Board of Capital Trust, Inc. Since March 1997, Mr. Zell has served as a director, and since May 1998, has been Chairman of the Board, of Chart House Enterprises, Inc., an owner and operator of restaurants. Since July 1999, Mr. Zell has served as Chairman of the Board of Directors of Danielson Holding Corporation, an insurance holding company. Mr. Zell currently chairs Equity Office’s Executive Committee.

      Timothy H. Callahan, 50, has been a trustee, Chief Executive Officer and President of Equity Office since October 1996. Mr. Callahan served on the board of managers and was the chief executive officer of Equity Office Holdings, L.L.C., and Equity Office Properties, L.L.C., predecessors to Equity Office, from August 1996 until October 1997. Mr. Callahan was executive vice president and chief financial officer of Equity Group Investments, Inc. from January 1995 until August 1996; was executive vice president of Equity Group Investments, Inc. from November 1994 until January 1995; and was senior vice president of Equity Group Investments, Inc. from July 1992 until November 1994. Mr. Callahan was vice president — finance of the Edward J. DeBartolo Corporation, a developer, owner and operator of shopping centers, from July 1988 until July 1992. Mr. Callahan was employed by Chemical Bank, a commercial bank located in New York, New York, from July 1973 until March 1987.

      D.J. André de Bock, 62, has been a trustee since May 1998. He currently is a member of the Boards of Directors of Rodamco North America N.V. and a Dutch real estate investment company, OTIS B.V., Orange Global Property Fund N.V. and Orange European Property Fund N.V., international real estate investment funds listed on the Amsterdam stock exchange, and Stichting ROZ Index, a Dutch property index, and serves as an advisor to Jones Lang LaSalle N.V., an international real estate services company. From 1995 until 1996, before his retirement, Mr. de Bock was Chairman and Chief Executive Officer of ING Real Estate, the real estate development and investment arm of ING Group. From 1991 until 1994, Mr. de Bock was managing director of Innovest, an Amsterdam-listed real estate investment trust organized under Dutch law.

      William M. Goodyear, 53, has been a trustee since July 1997. Mr. Goodyear has been Chairman and Chief Executive Officer of Navigant Consulting, Inc., a management consulting company specializing in the energy and financial claims sectors, since May 2000, and has been a director since December 1999. From July 1997 until January 1999, Mr. Goodyear was Chairman of Bank of America Illinois, the Midwest business unit of BankAmerica Corporation, a commercial bank. From July 1997 until January 1999, he was also president of Bank of America, Private Bank. Mr. Goodyear was Chairman and chief executive officer of Bank of America Illinois, a subsidiary of BankAmerica Corporation, from September 1994 until June 1997, at which time it merged with Bank of America NT & SA. For more than two years before September 1994, Mr. Goodyear was a Vice Chairman and a director of Continental Bank Corporation, the parent company of Continental Bank, N.A., a commercial bank which merged into Bank of America Illinois in September 1994. Since June 1992, Mr. Goodyear has been a member of the Board of Trustees of the Museum of Science and Industry in Chicago, Illinois. Mr. Goodyear has been a member of the Board of Trustees of the University of Notre Dame since May 1996 and of Rush-Presbyterian St. Lukes Medical Center in Chicago, Illinois, since June 1996. Since June 1999, Mr. Goodyear has served as a director of Homeplace of America, Inc., a holding company for retail stores specializing in home furnishings and houseware items. Mr. Goodyear currently chairs Equity Office’s Audit Committee.

      James D. Harper, Jr., 67, has been a trustee since July 1997. Mr. Harper has been president of JDH Realty Co., a real estate development and investment company, since 1982. He has been a managing partner since January 2000, and was a co-managing partner from 1988 until December 1999, in AH Development, S.E. and AH HA Investments, S.E., special limited partnerships formed to develop over 400 acres of land in Puerto Rico. For more than the past five years, Mr. Harper has been a trustee of Equity

Residential Properties Trust. Mr. Harper currently chairs Equity Office’s Compensation and Option and Conflicts Committees.

      John S. Moody, 52, has been a trustee since June 2000. Mr. Moody was Chief Executive Officer and a director of Cornerstone Properties Inc., a real estate investment trust that owned and operated office buildings throughout the United States, from 1991 until its merger into Equity Office in June 2000. From June 1991 until February 1998 and from December 1998 until June 2000, Mr. Moody was president of Cornerstone Properties Inc., and from November 1997 until December 1998, he was Chairman of Cornerstone Properties Inc.

      David K. McKown, 63, has been a trustee since July 1997. Mr. McKown has been a senior advisor to Eaton Vance Management, an investment fund manager located in Boston, since May 2000. He was a group executive of Diversified Finance of BankBoston, N.A., a commercial bank since 1993 until April 2000. Mr. McKown was Chairman of the Domestic Senior Credit Committee for BankBoston, N.A. from 1985 until 1990 and was managing director responsible for all problem loan management for BankBoston, N.A. from 1990 until 1993.

      Sheli Z. Rosenberg, 59, has been a trustee since March 1997. Since February 2000, Ms. Rosenberg has been the Vice Chairman of Equity Group Investments L.L.C. From January 1999 until January 2000, Ms. Rosenberg was chief executive officer and president of Equity Group Investments L.L.C. Ms. Rosenberg was chief executive officer and president of Equity Group Investments, Inc., from November 1994 through December 1998. From 1980 until September 1997, Ms. Rosenberg was a principal of the former law firm of Rosenberg & Liebentritt, P.C., in Chicago, Illinois. For more than the past five years, Ms. Rosenberg has been a director of Anixter International Inc. and a trustee of Equity Residential Properties Trust. Since August 1996, Ms. Rosenberg has been a director of Manufactured Home Communities, Inc. Ms. Rosenberg was a director of Illinois Power Co., a supplier of electricity and natural gas in Illinois, from April 1997 until it was acquired in February 2000 by Dynegy Inc., a utility company, at which time Ms. Rosenberg became a director of Dynegy, Inc. Since May 1997, Ms. Rosenberg has been a director of CVS Corporation, a drugstore chain. Since July 1997, Ms. Rosenberg has been a trustee of Capital Trust, Inc. Since May 2000, Ms. Rosenberg has been a director of Cendant Corporation, a member-based, consumer-services company that provides access to travel, shopping, dining, financial, and other services. Since November 2000, Ms. Rosenberg has been Chairman of the Board of Transmedia Network, Inc., an administrator of dining reward programs. Since February 2001, she also has been a director of Ventas, Inc., a real estate investment trust owning real estate leased to nursing home care providers. Ms. Rosenberg currently chairs Equity Office’s Trust Governance Committee.

      William Wilson III, 64, has been a trustee since June 2000. Mr. Wilson has been Chairman of Wilson Equity Office, L.L.C., a private real estate investment and development company, which is a joint venture with Equity Office, since June 2000. From December 1998, he was Chairman and served as a director of Cornerstone Properties Inc. until its merger into Equity Office in June 2000. From 1978 until December 1998, Mr. Wilson was president and Chairman of William Wilson & Associates, a private real estate development, construction management, property management and leasing company. Mr. Wilson has been a trustee of the California Academy of Science since July 1996 and The Lawrenceville School in New Jersey since July 1989.

      Jan H.W.R. van der Vlist, 47, has been a trustee since June 2000. Since 1998, Mr. van der Vlist has been Director of Real Estate of Stichting Pensioenfonds Voor De Gezondheid Geestelijke en Maatschappelijke Belangen (“PGGM”), a Dutch pension fund, and was deputy director of real estate from January 1997 until May 1998. From November 1997 until June 2000, Mr. van der Vlist served as a director of Cornerstone Properties Inc. Mr. van der Vlist has been a board member of Société Fonciere dès Pimonts, a French real estate company since January 1992 and a director of LF Real Estate Investors Company since December 1995.

      In addition, the following three former Spieker directors and executive officers will become trustees of Equity Office following the merger of Spieker into Equity Office.

      Warren E. “Ned” Spieker, Jr., 56, served as Chairman of the Board of Directors of Spieker from August 1993 to July 2, 2001, and as Spieker’s Chief Executive Officer from August 1993 to September 1999, and in that capacity oversaw all of Spieker’s acquisition, development and financing activities, established corporate policy and provided overall strategic direction. He began his career in the real estate industry in 1967 and joined Trammell Crow Company in 1970 and served as a board member and the managing partner of the Northwest region. During his partnership with Trammell Crow, Mr. Spieker oversaw or was responsible for the development or acquisition of 18.0 million square feet of commercial space, and since that time has directed the growth of Spieker Properties by an additional 30.0 million square feet. Mr. Spieker is the Chairman of the Board of Governors and a member of the Executive Committee of the National Association of Real Estate Investment Trusts, Inc.

      John A. Foster, 43, served as Co-Chief Executive Officer of Spieker until July 2001 and in that capacity was responsible for the strategic direction of and long-term planning for Spieker. Mr. Foster also oversaw the management of Spieker’s portfolio. Prior to this position, Mr. Foster served as Spieker’s Chief Investment Officer and was responsible for the management and oversight of Spieker’s acquisition, development and divestment activities. Before becoming Chief Investment Officer, Mr. Foster served as Regional Senior Vice President of Spieker and was responsible for Spieker’s operations in the Silicon Valley area of Northern California, including new development, acquisitions and property management. Prior to joining Spieker’s predecessor in 1987, Mr. Foster began his real estate career with the Trammell Crow Company in 1985. Mr. Foster is a current member and past president of NAIOP (National Association of Industrial and Office Parks) — Silicon Valley Chapter. Prior to joining Spieker, he was employed by AT&T and Bain & Co.

      Craig G. Vought, 40, served as Co-Chief Executive Officer of Spieker until July 2001, and in that capacity was responsible for overseeing Spieker’s overall strategic direction as well as capital market and investment activities. Prior to serving as Co-Chief Executive Officer, Mr. Vought served as the Chief Financial Officer and Executive Vice President of Spieker and was responsible for raising over $3 billion of capital in various public and private offering transactions. Mr. Vought joined Spieker’s predecessor in 1987 and, during that time, developed nearly 1.0 million square feet of commercial property. He began his real estate career with the Trammell Crow Company in 1986 and has also held positions at Chase Manhattan Bank and E.F. Hutton & Co.

Executive and Senior Officers of Equity Office

      As of July 3, 2001, the following executive and senior officers of Equity Office held the offices indicated.

Name	Age	Office Held

Timothy H. Callahan	50	President and Chief Executive Officer

Richard D. Kincaid	39	Executive Vice President and Chief Financial Officer

Michael A. Steele	54	Executive Vice President — Customer Solutions

Stanley M. Stevens	52	Executive Vice President, Chief Legal Counsel and Secretary

David A. Helfand	37	Executive Vice President — Business Development

Sybil J. Ellis	47	Executive Vice President — Real Estate Investments

David H. Naus	46	Executive Vice President — Real Estate Investments

Peter H. Adams	54	Senior Vice President — Strategic Planning and Operations

Christopher P. Mundy	39	Senior Vice President — Strategic Planning and Operations

Thomas Q. Bakke	46	Senior Vice President — New York/ Washington D.C. Region

Stephen M. Briggs	42	Senior Vice President — Chief Accounting Officer

M. Patrick Callahan	39	Senior Vice President — Seattle Region

Robert E. Dezzutti	40	Senior Vice President — Los Angeles Region

Maureen O. Fear	44	Senior Vice President and Treasurer

Debra L. Ferruzzi	41	Senior Vice President and Executive Advisor

Frank Frankini	46	Senior Vice President — Engineering & Construction

Mark P. Geisreiter	39	Senior Vice President — San Francisco Region

Donald J. Huffner, Jr.	43	Senior Vice President — Atlanta Region

Peter D. Johnston	44	Senior Vice President — Houston Region

Kim J. Koehn	45	Senior Vice President — Denver Region

Lawrence J. Krema	40	Senior Vice President — Human Resources

Frances P. Lewis	47	Senior Vice President — Corporate Communications

Diane M. Morefield	43	Senior Vice President — Investor Relations

Scott T. Morey	36	Senior Vice President — Chief Information Officer

John W. Peterson	37	Senior Vice President — San Jose Region

Arvid A. Povilaitis	41	Senior Vice President — Chicago Region

Ross G. Satterwhite	41	Senior Vice President — Business Development Investments

John C. Schneider	42	Senior Vice President — Legal and Associate General Counsel for Property Operations

Mark E. Scully	43	Senior Vice President — Customer Solutions

David P. Spence	41	Senior Vice President — Accounting

Maryann Gilligan Suydam	51	Senior Vice President — Boston Region

      Set forth below is biographical information for each of Equity Office’s seven executive officers:

      Timothy H. Callahan has been a trustee, President and Chief Executive Officer of Equity Office since October 1996. Mr. Callahan also has held the following positions:

•	Served on the Board of Managers and was the Chief Executive Officer of Equity Office Holdings, L.L.C. (“EOH”), and Equity Office Properties, L.L.C. (“EOP LLC”), predecessors of Equity Office, from August 1996 until October 1997;

•	Executive Vice President and Chief Financial Officer of Equity Group Investments, Inc. (“EGI”), an owner, manager and financier of real estate and corporate investments, from January 1995 until August 1996;

•	Executive Vice President of EGI from November 1994 through January 1995;

•	Senior Vice President of EGI from July 1992 until November 1994;

•	Vice President — Finance of the Edward J. DeBartolo Corporation, a developer, owner and operator of shopping centers, in Youngstown, Ohio, from July 1988 until July 1992; and

•	Employed by Chemical Bank, a commercial bank located in New York, New York, from July 1973 until March 1987.

      Richard D. Kincaid has been Executive Vice President and Chief Financial Officer of Equity Office since March 1997 and has also held the following positions:

•	Senior Vice President and Chief Financial Officer of Equity Office from October 1996 until March 1997;

•	Senior Vice President and Chief Financial Officer of EOH from July 1995 until October 1997;

•	Senior Vice President of EGI from February 1995 until July 1995;

•	Senior Vice President of the Yarmouth Group, a real estate investment company in New York, New York, from August 1994 until February 1995;

•	Senior Vice President — Finance for EGI from December 1993 until July 1994;

•	Vice President — Finance for EGI from August 1990 until December 1993; and

•	Vice President for Barclays Bank PLC, a commercial bank located in Chicago, Illinois, from August 1987 until August 1990.

      Michael A. Steele has been Executive Vice President — Customer Solutions of Equity Office since May 2001 and has also held the following positions:

•	Executive Vice President — Real Estate Operations and Chief Operating Officer of Equity Office from March 1998 until April 2001;

•	Executive Vice President — Real Estate Operations of Equity Office from October 1996 until February 1998;

•	President and Chief Operating Officer of EOP LLC from July 1995 until October 1997;

•	Executive Vice President of EOH from July 1995 until October 1997;

•	President and Chief Operating Officer of Equity Office Properties, Inc., a subsidiary of EGI, which provided real estate property management services (“EOP, Inc.”), from November 1993 through October 1995;

•	President and Chief Executive Officer of First Office Management, a former division of Equity Property Management, Inc., that provided real estate property management services (“FOM”), from June 1992 until October 1993; and

•	Senior Vice President and regional director for Rubloff, Inc., a full service real estate company in Chicago, Illinois, from April 1987 until June 1992.

      Stanley M. Stevens has been Executive Vice President, Chief Legal Counsel and Secretary of Equity Office since October 1996 and has also held the following positions:

•	Executive Vice President and General Counsel of EOH from September 1996 until October 1997;

•	Vice President of Rosenberg & Liebentritt, P.C., a law firm in Chicago, Illinois, that has since dissolved, from December 1993 until September 1996; and

•	Partner at Rudnick & Wolfe, a national law firm based in Chicago, Illinois, from October 1987 until December 1993.

      David A. Helfand has been Executive Vice President — Business Development of Equity Office since February 2000 and has also held the following positions:

•	Senior Vice President — New Business Development from July 1998 to February 2000;

•	Managing Director of Equity International Properties, Ltd. a real estate investment company from December 1997 until July 1998;

•	Chief Executive Officer of Manufactured Home Communities, Inc. from August 1996 until December 1997;

•	President of Manufactured Home Communities, Inc. from January 1995 until July 1996;

•	Chief Financial Officer of Manufactured Home Communities, Inc. from December 1992 until February 1995;

•	Vice President of Manufactured Home Communities, Inc. from March 1994 until January 1995; and

•	Member of the Board of Directors of Manufactured Home Communities, Inc. since May 1995.

      Sybil J. Ellis has been Executive Vice President — Real Estate Investments of Equity Office since November 2000 and has also held the following positions:

•	Senior Vice President — Real Estate Investments from December 1999 to November 2000;

•	Senior Vice President — Acquisitions from March 1997 to December 1999;

•	Senior Vice President — Acquisitions of EOH from July 1995 until October 1997;

•	Senior Vice President — Acquisitions of EOP, Inc. from July 1994 through July 1995;

•	Vice President — Acquisitions of EOP, Inc. from November 1993 until July 1994; and

•	Vice President — Acquisitions of EAM from March 1990 until October 1993.

      David H. Naus has been Executive Vice President — Real Estate Investments of Equity Office since November 2000 and has also held the following positions:

•	Senior Vice President — Real Estate Investments from December 1999 to November 2000;

•	Senior Vice President — Acquisitions from March 1997 to December 1999;

•	Senior Vice President — Acquisitions for EOH from December 1995 until October 1997;

•	Vice President — Acquisitions of EOH from July 1995 until December 1995;

•	Vice President — Acquisitions of EOP, Inc. from November 1993 until July 1995;

•	Vice President — Acquisitions of EAM from November 1992 until November 1993; and

•	Vice President of EAM from October 1988 until November 1992.

DESCRIPTION OF NOTES AND GUARANTEES

      The following description of the particular terms of the notes and the guarantees offered by this prospectus supplement supplements the description of the general terms and provisions of debt securities and the guarantees set forth in the accompanying prospectus under the captions “Description of Debt Securities” beginning on page 5 and “Description of Guarantee” on page 20.

General

      We are initially offering $1,100,000,000 aggregate principal amount of our 7.000% notes maturing on July 15, 2011, or the notes due 2011, and $300,000,000 aggregate principal amount of our 7.875% notes maturing on July 15, 2031, or the notes due 2031. The notes will be issued as two separate series of debt securities under an indenture, dated as of August 29, 2000, as amended by the first supplemental indenture, dated as of June 18, 2001, among EOP Partnership, Equity Office and U.S. Bank Trust National Association, a bank organized and existing under the laws of the United States, as trustee, which indenture is more fully described in the accompanying prospectus. We may create and issue additional debt securities with the same terms as the notes due 2011 or the notes due 2031 so that the additional debt securities will form a single series with the notes due 2011 or the notes due 2031, as the case may be.

      We will pay interest on the notes semiannually in arrears on January 15 and July 15 of each year, commencing January 15, 2002, to the registered holders of the notes on the immediately preceding January 1 or July 1, respectively. Interest will accrue from July 18, 2001.

      The notes are not repayable at the option of any holder before maturity.

      On the stated maturity date, 100% of the outstanding principal amount of the notes will be repaid in full.

      Equity Office will fully and unconditionally guarantee the payment of principal of, and Make-Whole Amount, if any, (as defined below under “— Optional Redemption”), and interest on, the notes. The guarantees will be unsecured and unsubordinated obligations of Equity Office. Equity Office, however, has no material assets other than its interest in EOP Partnership.

      The defeasance and covenant defeasance provisions of the indenture apply to the notes.

Optional Redemption

      We may redeem the notes due 2011 and the notes due 2031 at any time in whole or from time to time in part at a redemption price equal to the sum of 100% of the aggregate principal amount of the notes being redeemed, accrued but unpaid interest on those notes to the redemption date, and the Make-Whole Amount, if any. We will pay the interest installment due on any interest payment date that occurs on or before a redemption date to the registered holders of the notes as of the close of business on the record date immediately preceding that interest payment date.

      If we have given notice as provided in the indenture and made funds available for the redemption of any notes called for redemption on the redemption date referred to in that notice, those notes will cease to bear interest on that redemption date and the holders will not have any further rights as holders of the notes except the right to receive payment of the redemption price.

      We will give notice of any redemption of any notes to registered holders of the notes to be redeemed by mail at their addresses, as shown in the security register for the notes, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the series, the redemption price and the aggregate principal amount of the notes to be redeemed. In addition, so long as the notes are listed on the Luxembourg Stock Exchange, notices will also be made by publication in an authorized newspaper in Luxembourg, which is expected to be the Luxembourger Wort. See “— Notices” below.

      If we choose to redeem less than all of the notes of either series, we will notify the trustee, at least 45 days before giving notice of redemption, or such shorter period as is satisfactory to the trustee, of the series and the aggregate principal amount of notes to be redeemed and the applicable redemption date. In that case, the trustee will select, in the manner it deems fair and appropriate, the notes of the applicable series to be redeemed in part.

      As used in this prospectus supplement:

      “Make-Whole Amount” means, in connection with any optional redemption, the excess, if any, of (a) the aggregate present value as of the date of such redemption of each dollar of principal of the notes being redeemed and the amount of interest, exclusive of interest accrued to the date of redemption, that would have been payable in respect of each such dollar if such redemption had not been made, determined by discounting, on a semiannual basis, such principal and interest at the applicable Reinvestment Rate, determined on the third New York business day preceding the date notice of such redemption is given, from the respective dates on which such principal and interest would have been payable if such redemption had not been made, to the date of redemption, over (b) the aggregate principal amount of the notes being redeemed.

      “Reinvestment Rate” means .25%, with respect to the notes due 2011, and .30%, with respect to the notes due 2031, plus the arithmetic mean of the yields under the heading “Week Ending” published in the most recent Statistical Release under the caption “Treasury Constant Maturities” for the maturity, rounded to the nearest month, corresponding to the remaining life to maturity, as of the payment date of the principal amount of the notes being redeemed. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used. If the format or content of the Statistical Release changes in a manner that precludes determination of the Treasury yield in the above manner, then the Treasury yield shall be determined in the manner that most closely approximates the above manner, as reasonably determined by us.

      “Statistical Release” means the statistical release designated “H.15(519)” or any successor publication which is published weekly by the Federal Reserve System and which reports yields on actively traded United States government securities adjusted to constant maturities, or, if such statistical release is not published at the time of any required determination under the indenture, then such other reasonably comparable index which shall be designated by us.

Guarantees

      Equity Office will fully and unconditionally guarantee the due and punctual payment of the principal of, Make-Whole Amount, if any, and interest on, the notes, whether at maturity, by acceleration, redemption, repayment or otherwise, in accordance with the terms of such guarantees and the indenture. In case of the failure of EOP Partnership punctually to pay any principal, Make-Whole Amount, if any, or interest on the notes, Equity Office will cause any such payment to be made as it becomes due and payable, without duplication, whether at maturity, upon acceleration, redemption, repayment or otherwise, regardless of any defense, right of set-off or counterclaim which EOP Partnership may have or assert, other than the defense of payment. Equity Office’s obligations under the guarantees are several and independent of the obligations of EOP Partnership with respect to the notes.

Notices

      Notices to holders of the notes will be made by first class mail, postage prepaid, to the addresses that appear on the security register maintained by the registrar. So long as the notes are listed on the Luxembourg Stock Exchange, notices will also be made by publication in an authorized newspaper in

Luxembourg, which is expected to be the Luxemburger Wort. Any notice will be deemed to have been given on the date of publication or, if published more than once, on the date of the first publication.

Payment of Additional Amounts

  Obligation to Pay Additional Amounts

      EOP Partnership or Equity Office, with respect to the guarantees, will pay additional amounts to the holder of any note that is a non-U.S. holder person (as defined below under the caption “Material U.S. Federal Income Tax Considerations”) in order to ensure that every “net payment” on such note will not be less, due to payment of U.S. withholding tax, than the amount then due and payable, subject to the exceptions and limitations described below. For this purpose, a “net payment” on a note means a payment by EOP Partnership, Equity Office or a paying agent, including payment of principal, interest and Make-Whole Amount, if any, after deduction for any present or future tax, assessment or other governmental charge of the United States. These additional amounts will constitute additional interest on the notes.

  Exceptions

      Neither EOP Partnership nor Equity Office will be required to pay additional amounts, however, in any of the circumstances described in items (1) through (14) below.

(1)	Additional amounts will not be payable if a payment on a note is reduced as a result of any tax, assessment or other governmental charge that would not have been imposed but for the beneficial owner:

•	having a relationship with the United States as a citizen, resident or otherwise;

•	having had such a relationship in the past; or

•	being considered as having had such a relationship.

(2)	Additional amounts will not be payable if a payment on a note is reduced as a result of any tax, assessment or other governmental charge that would not have been imposed but for the beneficial owner:

•	being treated as present in or engaged in a trade or business in the United States;

•	being treated as having been present in or engaged in a trade or business in the United States in the past; or

•	having or having had a permanent establishment in the United States.

(3)	Additional amounts will not be payable if a payment on a note is reduced as a result of any tax, assessment or other governmental charge that would not have been imposed but for the beneficial owner being or having been a:

•	personal holding company;

•	foreign personal holding company;

•	foreign private foundation or other foreign tax-exempt organization;

•	passive foreign investment company;

•	controlled foreign corporation; or

•	corporation which has accumulated earnings to avoid United States federal income tax.

(4)	Additional amounts will not be payable if a payment on a note is reduced as a result of any tax, assessment or other governmental charge that would not have been imposed but for the beneficial owner owning or having owned, actually or constructively, 10 percent or more of the capital or profits interest in EOP Partnership or 10 percent or more of the total combined voting power of all classes of shares of beneficial interest of Equity Office entitled to vote.

(5)	Additional amounts will not be payable if a payment on a note is reduced as a result of any tax, assessment or other governmental charge that would not have been imposed but for the beneficial owner being or having been a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business.

For purposes of items (1) through (5) above, “beneficial owner” means a fiduciary, settlor, beneficiary, member or shareholder of the holder if the holder is an estate, trust, partnership, limited liability company, corporation or other entity, or a person holding a power over an estate or trust administered by a fiduciary holder.

      (6)  Additional amounts will not be payable to any beneficial owner of a note that is a:

•	fiduciary;

•	partnership;

•	limited liability company that is treated as a partnership or disregarded for U.S. federal income tax purposes; or

•	other fiscally transparent entity,

or that is not the sole beneficial owner of the note, or any portion of the note. However, this exception to the obligation to pay additional amounts will apply only to the extent that a beneficiary or settlor in relation to the fiduciary, or a beneficial owner or member of the partnership, limited liability company or other fiscally transparent entity, would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment.

(7)	Additional amounts will not be payable if a payment on a note is reduced as a result of any tax, assessment or other governmental charge that would not have been imposed but for the failure of the beneficial owner or any other person to comply in a timely manner with applicable certification, identification, documentation or other information reporting requirements, including, but not limited to, the Internal Revenue Service Forms W-8BEN or W-8ECI, under the U.S. tax laws and regulations.

(8)	Additional amounts will not be payable if a payment on a note is reduced as a result of any tax, assessment or other governmental charge that is collected or imposed by any method other than by withholding from a payment with respect to a note by EOP Partnership, Equity Office or a paying agent.

(9)	Additional amounts will not be payable if a payment on a note is reduced as a result of any tax, assessment or other governmental charge that would not have been imposed but for a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later.

(10)	Additional amounts will not be payable if a payment on a note is reduced as a result of any tax, assessment or other governmental charge that would not have been imposed but for the presentation by the beneficial owner of a note for payment more than 15 days after the date on which such payment becomes due or is duly provided for, whichever occurs later.

(11)	Additional amounts will not be payable if a payment on a note is reduced as a result of any:

•	estate tax;

•	inheritance tax;

•	gift tax;

•	sales or use tax;

•	excise tax;

•	transfer tax;

•	interest equalization or similar tax;

•	wealth tax;

•	personal property tax; or

•	any similar tax, assessment or other governmental charge.

(12)	Additional amounts will not be payable if a payment on a note is reduced as a result of any tax, assessment, or other governmental charge required to be withheld by any paying agent of EOP Partnership or Equity Office, as overall, from a payment of principal interest or any redemption price on a note if such payment could have been made without such withholding by any other paying agent.

(13)	Additional amounts will not be payable if a payment on a note is reduced as a result of any tax, assessment or other governmental charge that is required to be made pursuant to any European Union directive on the taxation of savings income or any law implementing or complying with, or introduced to conform to, any such directive. See “Material U.S. Federal Income Tax Considerations — Proposed EU Directive on the Taxation of Savings Income” below.

(14)	Additional amounts will not be payable if a payment on a note is reduced as a result of any combination of items (1) through (13) above.

      Except as specifically provided in this section (“— Payment of Additional Amounts”) and under “— Redemption for Tax Purposes” below, neither EOP Partnership nor Equity Office will be required to make any payment of any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority of such government.

Redemption for Tax Purposes

     Redemption Procedure

      EOP Partnership may, at its option, redeem the notes due 2011 or the notes due 2031, in each case in whole only, on not less than 30 nor more than 60 days’ prior notice, in the circumstances described in items (1) or (2) below under “— Redemption Circumstances” for a redemption price equal to 100% of the principal amount of the notes, together with accrued interest to the redemption date. In the event of a redemption of notes as described in this caption titled “— Redemption for Tax Purposes,” neither EOP Partnership nor Equity Office, as the case may be, will be required to pay the Make-Whole Amount described above under the caption “— Optional Redemption.” In addition, so long as the notes are listed on the Luxembourg Stock Exchange, notices will also be made by publication in an authorized newspaper in Luxembourg, which is expected to be the Luxembourger Wort. See “— Notices” above.

     Redemption Circumstances

      There are two sets of circumstances in which EOP Partnership may redeem the notes in the manner described above under “— Redemption Procedure:”

      (1)  EOP Partnership may redeem the notes if:

•	EOP Partnership or Equity Office becomes obligated or will become obligated to pay additional amounts as described under “— Payment of Additional Amounts” above;

•	the obligation to pay additional amounts arises as a result of any change in the laws, regulations or rulings of the United States, or an official position (including a court decision or administrative ruling or notice) regarding the application or interpretation of such laws, regulations or rulings, which change is announced or becomes effective on or after the date of this prospectus supplement; and

•	EOP Partnership determines, in its sole discretion, that the obligation to pay such additional amounts might not be avoided by the use of other reasonable measures (in the sole discretion of EOP Partnership) available to it, other than substituting the obligor under the notes or taking any action that would entail an additional cost to EOP Partnership or Equity Office.

      (2)  EOP Partnership may also redeem the notes if:

•	any act (including, but not limited to any change in the laws, regulations or rulings of the United States, or an official position (including a court decision or administrative ruling or notice) regarding the application or interpretation of such laws, regulations or rulings,) is taken by a taxing authority of the United States on or after the date of this prospectus supplement, whether or not such act is taken in relation to EOP Partnership or any affiliate, that renders it probable that EOP Partnership or Equity Office will be required or may be required to pay additional amounts as described under “— Payment of Additional Amounts” above;

•	EOP Partnership determines, in its sole discretion, that the obligation to pay such additional amounts might not be avoided by the use of other reasonable measures (in the sole discretion of EOP Partnership) available to it, other than substituting the obligor under the notes or taking any action that would entail an additional cost to EOP Partnership or Equity Office; and

•	EOP Partnership receives an opinion of independent counsel to the effect that an act taken by a taxing authority of the United States renders it probable that EOP Partnership or Equity Office will be required or may be required to pay the additional amounts described under “— Payment of Additional Amounts” above, and delivers to the trustee a certificate, signed by a duly authorized officer, stating that based on such opinion EOP Partnership is entitled to redeem the notes pursuant to their terms.

Book-Entry Notes

     Book-Entry Notes; The Depository Trust Company

      Except under the limited circumstances described below, all notes will be book-entry notes. This means that the actual purchasers of the notes will not be entitled to have the notes registered in their names and will not be entitled to receive physical delivery of the notes in definitive (paper) form. Instead, upon issuance, all the notes of each series will be represented by one or more fully registered global notes.

      Each global note will be deposited with The Depository Trust Company, a securities depositary, and will be registered in the name of DTC’s nominee, Cede & Co. No global note representing book-entry notes may be transferred except as a whole by DTC to a nominee of DTC, or by a nominee of DTC to another nominee of DTC. Thus, DTC will be the only registered holder of the notes and will be considered the sole representative of the beneficial owners of the notes for purposes of the indenture.

      The registration of the global notes in the name of Cede & Co. will not affect beneficial ownership and is performed merely to facilitate subsequent transfers. The book-entry system, which is also the system through which most publicly traded common stock is held in the United States, is used because it eliminates the need for physical movement of securities certificates. The laws of some jurisdictions, however, may require some purchasers to take physical delivery of their notes in definitive form. These laws may impair the ability of holders to transfer book-entry notes.

      Purchasers of notes in the United States may hold interests in the global notes through DTC, if they are participants in such system. Purchasers may also hold interests indirectly through securities intermediaries — such as banks, brokerage houses and other institutions that maintain securities accounts for customers — that have accounts with DTC or its nominee (“participants”). Purchasers of notes outside the United States can hold interests in the global notes only through Clearstream Banking, société anonyme (“Clearstream Luxembourg”), or through Euroclear Bank S.A./ N.V., as operator of the Euroclear System (“Euroclear”), if they are participants in these systems or indirectly through organizations that are participants in these systems.

      Because DTC will be the only registered owner of the global notes, Clearstream Luxembourg and Euroclear will hold positions through their respective U.S. depositaries, which in turn will hold positions on the books of DTC. Citibank, N.A. will act as U.S. depositary for Clearstream Luxembourg, and The Chase Manhattan Bank will act as U.S. depositary for Euroclear. For information on how accounts of ownership of notes held through DTC are recorded, please refer to “Description of Debt Securities — Global Securities” beginning on page 18 of the accompanying prospectus.

      EOP Partnership, Equity Office, the trustee and all of their respective agents will not be liable for the accuracy of, or responsible for maintaining, supervising or reviewing, DTC’s records or any participant’s records relating to book-entry notes.

      EOP Partnership, Equity Office, the trustee and all of their respective agents also will not be responsible or liable for payments made on account of the book-entry notes.

      In this prospectus supplement, unless and until definitive (paper) notes in fully registered form are issued to the beneficial owners as described below, all references to “holders” of notes shall mean DTC. EOP Partnership, Equity Office, the trustee and any paying agent, transfer agent or registrar may treat DTC as the absolute owner of the notes for all purposes.

      EOP Partnership will make all distributions of principal of, and Make-Whole Amount, if any, and interest on, its notes to DTC. Upon receipt of any payment of principal or interest, DTC will immediately credit the accounts of its participants on its book-entry registration and transfer system. DTC will credit those accounts in proportion to the participants’ respective beneficial interests in the principal amount of the global note as shown on the records of DTC. Payments by participants to beneficial owners of global notes will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

      EOP Partnership will send all required reports and notices solely to DTC as long as DTC is the registered holder of the notes. DTC and its participants are generally required by law to receive and transmit all distributions, notices and directions from EOP Partnership and Equity Office and the trustee to the beneficial owners through a chain of intermediaries.

      Purchasers of the notes will not receive written confirmation from DTC of their purchases. However, beneficial owners of book-entry notes are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participants or indirect participants through which they entered into the transaction.

      Similarly, EOP Partnership and Equity Office and the trustee will accept notices and directions solely from DTC. Therefore, in order to exercise any rights of a holder of notes under the indenture, each person owning a beneficial interest in the notes must rely on the procedures of DTC and, in some cases, Clearstream Luxembourg or Euroclear. If the beneficial owner is not a participant in the applicable system, then it must rely on the procedures of the participant through which that person owns its interest. DTC has advised EOP Partnership and Equity Office that it will take actions under the indenture only at the direction of its participants, which in turn will act only at the direction of the beneficial owners. Some of these actions, however, may conflict with actions DTC takes at the direction of other participants and beneficial owners.

      Notices and other communications by DTC to participants, by participants to indirect participants, and by participants and indirect participants to beneficial owners will be governed by arrangements among them.

      Book-entry notes may be more difficult to pledge because of the lack of physical note. Beneficial owners may experience delays in receiving distributions on their notes since distributions will initially be made to DTC and must then be transferred through the chain of intermediaries to the beneficial owner’s account.

      For further information on DTC, please refer to “Description of Debt Securities — Global Securities” beginning on page 18 of the accompanying prospectus.

     Clearstream Luxembourg

      Clearstream Banking, société anonyme (“Clearstream Luxembourg”), was incorporated as a limited liability company under Luxembourg law. Clearstream Luxembourg is owned by Cedel International, société anonyme, and Deutsche Borse AG. The shareholders of these two entities are banks, securities dealers and financial institutions.

      Clearstream Luxembourg holds securities for its customers and facilitates the clearance and settlement of securities transactions between Clearstream Luxembourg customers through electronic book-entry changes in accounts of Clearstream Luxembourg customers, thus eliminating the need for physical movement of certificates. Clearstream Luxembourg provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream Luxembourg interfaces with domestic markets in a number of countries through established depository and custodial relationships. Clearstream Luxembourg has established an electronic bridge with Euroclear Bank S.A./ N.V., the operator of the Euroclear System, to facilitate settlement of trades between Clearstream Luxembourg and Euroclear.

      As a registered bank in Luxembourg, Clearstream Luxembourg is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector, which supervises Luxembourg banks. Clearstream Luxembourg customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. In the United States, Clearstream Luxembourg customers are limited to securities brokers and dealers and banks. Clearstream Luxembourg customers may include the underwriters of this offering. Other institutions that maintain a custodial relationship with a Clearstream Luxembourg customer may obtain indirect access to Clearstream Luxembourg. Clearstream Luxembourg is an indirect participant in DTC.

      Distributions with respect to the notes held beneficially through Clearstream Luxembourg will be credited to cash accounts of Clearstream Luxembourg customers in accordance with its rules and procedures, to the extent received by Clearstream Luxembourg.

     The Euroclear System

      The Euroclear System was created in 1968 to hold securities for participants of the Euroclear System and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thus eliminating the need for physical movement of certificates and risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in many currencies, including United States dollars and Japanese yen. The Euroclear System provides various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described below.

      The Euroclear System is operated by Euroclear Bank S.A./ N.V. (the “Euroclear Operator”), under contract with Euroclear Clearance System, S.C., a Belgian cooperative corporation (the “Cooperative”). The Euroclear Operator conducts all operations, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for the Euroclear System on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters of this offering. Indirect access to the Euroclear System is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly. Euroclear is an indirect participant in DTC.

      The Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System and applicable Belgian law govern securities clearance accounts and cash accounts with the Euroclear Operator. Specifically, these terms and conditions govern:

•	transfers of securities and cash within the Euroclear System;

•	withdrawal of securities and cash from the Euroclear System; and

•	receipts of payments with respect to securities in the Euroclear System.

      All securities in the Euroclear System are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the terms and conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding securities through Euroclear participants.

      Distributions with respect to notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Euroclear Terms and Conditions, to the extent received by the Euroclear Operator and by Euroclear.

      The foregoing information about DTC, Clearstream Luxembourg and Euroclear has been provided by each of them for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

     Global Clearance and Settlement Procedures

      Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way, in accordance with DTC’s rules, and will be settled in immediately available funds using DTC’s same-day funds settlement system. Secondary market trading between Clearstream Luxembourg participants and/or Euroclear participants will occur in the ordinary way, in accordance with the applicable rules and operating procedures of Clearstream Luxembourg and Euroclear, and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

      Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream Luxembourg or Euroclear participants, on the other, will be effected through DTC, in accordance with DTC’s rules, on behalf of the relevant European international clearing system by the U.S. depositaries. However, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in this system in accordance with its rules and procedures and within its established deadlines, European time. The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Luxembourg participants and Euroclear participants may not deliver instructions directly to DTC.

      Because of time-zone differences, credits of notes received in Clearstream Luxembourg or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and will be credited the business day following the DTC settlement date. These credits or any transactions in such notes settled during such processing will be reported to the relevant Euroclear or Clearstream Luxembourg participants on that business day. Cash received in Clearstream Luxembourg or Euroclear as a result of sales of notes by or through a Clearstream Luxembourg participant or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date, but will be available in the relevant Clearstream Luxembourg or Euroclear cash account only as of the business day following settlement in DTC.

      Although DTC, Clearstream Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of notes among participants of DTC, Clearstream Luxembourg and Euroclear, they are under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time.

Definitive Notes and Paying Agents

      In the event DTC discontinues providing its services as securities depository or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, we decide to discontinue use of the system of book-entry transfers through DTC or an event of default with respect to the notes due 2011 or the notes due 2031 occurs and beneficial owners representing a majority in principal amount of the applicable series of notes advise DTC to cease acting as depositary for such notes, then the beneficial owners will be notified through the chain of intermediaries that definitive notes are available and notice will be published as described below under “— Notices.” Beneficial owners of global notes will then be entitled (1) to receive physical delivery in certificated form of definitive notes equal in principal amount to their beneficial interest and (2) to have the definitive notes of the applicable series registered in their names. The definitive notes will be issued in denominations of $1,000 and whole multiples of $1,000 in excess of that amount. Definitive notes will be registered in the name or names of the person or persons DTC specifies in a written instruction to the registrar of the notes. DTC may base its written instruction upon directions it receives from its participants. Thereafter, the holders of the definitive notes will be recognized as the “holders” of the notes under the indenture.

      The indenture provides for the replacement of a mutilated, lost, stolen or destroyed definitive note, so long as the applicant furnishes to EOP Partnership and Equity Office and the trustee such security or indemnity and such evidence of ownership as they may require.

      In the event definitive notes are issued, the holders of definitive notes will be able to receive payments of principal, Make-Whole Amount, if any, and interest on their notes at the office of EOP Partnership’s paying agent maintained in the Borough of Manhattan, and, if the notes are listed on the Luxembourg Stock Exchange, at the offices of the paying agent in Luxembourg. Payment of principal of, or Make-Whole Amount, if any, on a definitive note may be made only against surrender of the note to one of EOP Partnership’s paying agents. EOP Partnership has the option, however, of making payments of interest by mailing checks to the address of the holder appearing in the security register maintained by the registrar.

      EOP Partnership’s paying agent in the Borough of Manhattan is currently the corporate trust office of U.S. Bank Trust National Association, located at 100 Wall Street, 15th Floor, New York, New York 10004. EOP Partnership’s paying agent and transfer agent in Luxembourg is BNP Paribas Luxembourg, currently located at 10A Boulevard Royal, L-2093 Luxembourg. As long as the notes are listed on the Luxembourg Stock Exchange, EOP Partnership will maintain a paying agent and transfer agent in Luxembourg. Any change in the Luxembourg paying agent and transfer agent will be published in Luxembourg. See “— Notices.”

      In the event definitive notes are issued, the holders of definitive notes will be able to transfer their notes, in whole or in part, by surrendering the notes for registration of transfer at the office of U.S. Bank Trust National Association and, so long as notes are listed on the Luxembourg Stock Exchange, at the offices of the paying agent in Luxembourg, duly endorsed by or accompanied by a written instrument of transfer in form satisfactory to EOP Partnership and the securities registrar. A form of such instrument of transfer will be obtainable at the offices of U.S. Bank Trust National Association and the Luxembourg paying agent. Upon surrender, EOP Partnership and Equity Office will execute, and the trustee will authenticate and deliver new notes to the designated transferee in the amount being transferred, and a new note for any amount not being transferred will be issued to the transferor. EOP Partnership will not charge any fee for the registration of transfer or exchange, except that EOP Partnership may require the payment of a sum sufficient to cover any applicable tax or other governmental charge payable in connection with the transfer.

Governing Law

      The notes due 2011, the notes due 2031, the guarantees and the indenture shall be governed by and construed in accordance with the laws of the State of New York.

      The applicable statute of limitations under New York law for enforcement of the payment of principal, interest or Make-Whole Amount, if any, on the notes due 2011, the notes due 2031, and the guarantees is six years from the date the applicable payment was due.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

      The following summary describes the material U.S. federal income tax considerations and, in the case of a holder that is a non-U.S. holder (as defined below), the U.S. federal estate tax consequences, related to the purchase, ownership and disposition of the notes due 2011 and the notes due 2031. This summary applies to you only if you are the initial holder of the notes due 2011 and the notes due 2031 and you acquire such notes for a price equal to the issue price of the notes due 2011 and the notes due 2031, as the case may be. The issue price of the notes is the first price at which a substantial amount of the notes is sold other than to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers.

      This summary:

•	does not purport to be a complete analysis of all the potential tax consequences that may be material to a holder of the notes based on its particular tax situation;

•	is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), the applicable Treasury regulations thereunder, and existing judicial authority and current administrative rulings and practice all of which are subject to change, possibly on a retroactive basis;

•	deals only with the beneficial owner or “holder” of notes that holds its notes as “capital assets” (within the meaning of Section 1221 of the Internal Revenue Code); and

•	does not address considerations applicable to holders that may be subject to special tax rules, such as banks, tax-exempt organizations, pension funds, insurance companies, dealers in securities or foreign currencies, persons that will hold notes as a position in a hedging transaction, “straddle” or “conversion transaction” for U.S. federal income tax purposes, U.S. holders (as defined below) whose functional currency is not the U.S. dollar; certain U.S. expatriates; or persons that acquire the notes for a price other than their issue price.

      EOP Partnership has not sought any ruling from the Internal Revenue Service with respect to any statement made and the conclusions reached in the following summary and there can be no assurance that the Internal Revenue Service will agree with those statements and conclusions. In addition, this summary does not discuss any U.S. state or local or non-U.S. tax considerations.

      The following discussion is for general information only and is not tax advice. Before you purchase notes, you should consult your own tax advisor regarding the particular U.S. federal, state and local and foreign tax consequences of acquiring, owning and disposing of the notes that may be applicable to you.

U.S. Holders

      The following summary applies to you only if you are a U.S. holder (as defined below).

     Definition of a U.S. Holder

      A “U.S. holder” is a beneficial owner of a note or notes who or which is:

•	an individual citizen or resident of the United States;

•	a corporation or partnership (or other entity treated as a corporation or partnership for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia (except as may otherwise be provided by applicable Treasury regulations);

•	an estate, the income of which is subject to U.S. federal income taxation regardless of the source of that income; or

•	a trust, if, in general, a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons (within the meaning of the Internal Revenue Code) has the authority to control all of the trust’s substantial decisions.

     Payments of Interest

      Interest on your notes (including any Additional Amounts, which will be treated as interest) will be subject to U.S. federal income tax as ordinary interest income. In addition:

•	if you use the cash method of accounting for U.S. federal income tax purposes, you will have to include the interest on your notes in your gross income at the time you receive the interest; and

•	if you use the accrual method of accounting for U.S. federal income tax purposes, you will have to include the interest on your notes in your gross income at the time the interest accrues.

      It is not anticipated that the notes will give rise to “original issue discount” income.

     Sale, Redemption or Other Disposition of Notes

      You generally will recognize taxable gain or loss on the sale, redemption or other disposition of your notes equal to the difference, if any, between:

•	the amount realized on the sale, redemption or other disposition; and

•	your tax basis in the notes (as generally described below).

      A holder’s amount realized on a sale, redemption or other disposition of a note generally will include the amount of cash (including any Make-Whole Amount, but less any amount attributable to accrued interest not previously included in income, which will be taxable in the manner described under “— U.S. Holders — Payments of Interest”) and the fair market value of any property received by the holder upon such disposition. A holder’s adjusted tax basis in a note generally will equal the cost of the note to the holder, less any principal payments on the note previously received by the holder and increased by any market discount previously included in income by such holder, or decreased by any bond premium amortized by the holder with respect to the notes. Your gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if at the time of the sale or other disposition you have held the notes for more than one year. If you are a non-corporate U.S. holder, your long-term capital gain generally will be determined based on your holding period in the notes and your tax bracket, but in any event generally be subject to a maximum tax rate of 20%. Subject to limited exceptions, your capital losses cannot be used to offset your ordinary income.

      Market Discount. The resale of notes may be affected by the “market discount” provisions of the Internal Revenue Code. Market discount on a note will generally equal the amount, if any, by which the principal amount of the note exceeds the holder’s acquisition price. Subject to a de minimis exception, those provisions generally require a holder of a note acquired at a market discount to treat as ordinary income any gain recognized on the disposition of such note to the extent of the “accrued market discount” at the time of disposition. Market discount on a note will be treated as accruing on a straight-line basis over the term of such note or, at the election of the holder, under a constant-yield method. A holder of a note acquired at a market discount may be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry the note until the note is disposed of in a taxable transaction, unless the holder elects to include market discount in income as it accrues.

      Amortizable Premium. A purchaser of a note at a premium over its stated principal amount, plus accrued interest, generally may elect to amortize such premium (“Section 171 premium”) from the purchase date to the note’s maturity date under a constant-yield method that reflects semiannual compounding based on the note’s payment period. Amortized Section 171 premium is treated as an offset to interest income on a note and not as a separate deduction.

Non-U.S. Holders

      The following summary applies to you if you are a beneficial owner of a note and you are not a U.S. holder (as defined above), (a “non-U.S. holder”). Subject to exceptions, an individual may be deemed to be a resident alien, as opposed to a non-resident alien, by virtue of being present in the United States:

•	on at least 31 days in the calendar year, and

•	for an aggregate of at least 183 days during a three-year period ending in the current calendar year, counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year.

      Resident aliens are subject to U.S. federal income tax as if they were U.S. citizens.

     U.S. Federal Withholding Tax

      Under current U.S. federal income tax laws, and subject to the discussion below, U.S. federal withholding tax will not apply to payments by EOP Partnership or any paying agent of EOP Partnership (in its capacity as such) of principal, any Make-Whole Amount and interest on your notes, provided that in the case of interest:

•	you do not, directly or indirectly, actually or constructively, own ten percent or more of the capital or profits interest in EOP Partnership within the meaning of section 871(h)(3) of the Internal Revenue Code and the Treasury regulations thereunder;

•	you are not (a) a controlled foreign corporation for U.S. federal income tax purposes that is related, directly or indirectly, to EOP Partnership through sufficient stock ownership (as provided in the Internal Revenue Code), or (b) a bank receiving interest described in section 881(c)(3)(A) of the Internal Revenue Code; and

•	you provide a signed written statement, under penalties of perjury, that can reliably be related to you, certifying that you are not a U.S. person within the meaning of the Internal Revenue Code and providing your name and address to:

(A)	EOP Partnership or any paying agent of EOP Partnership; or

(B)	a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds your notes on your behalf and that certifies to EOP Partnership or any paying agent of EOP Partnership under penalties of perjury that it, or the bank or financial institution between it and you, has received from you your signed, written statement and provides EOP Partnership or any paying agent of EOP Partnership with a copy of this statement.

      In addition to certain alternative methods for satisfying the certification requirements described in this discussion, the applicable Treasury regulations provide that:

•	if you are a foreign partnership, the certification requirement will generally apply to partners in you, and you will be required to provide certain information;

•	if you are a foreign trust, the certification requirement will generally be applied to you or your beneficial owners depending on whether you are a “foreign complex trust,” “foreign simple trust,” or “foreign grantor trust” as defined in the Treasury regulations; and

•	look-through rules will apply for tiered partnerships, foreign simple trusts and foreign grantor trusts.

      If you are a foreign partnership or a foreign trust, you should consult your own tax advisor regarding your status under these Treasury regulations and the certification requirements applicable to you.

      Payments of interest on the notes may also be exempt from U.S. federal withholding tax if you are entitled to the benefits of an income tax treaty under which the interest is so exempt and you or your agent provide the appropriate Internal Revenue Service Form W-8BEN claiming the exemption. Also, under recently finalized Treasury regulations, a non-U.S. holder who is claiming the benefits of a treaty may be required to obtain a U.S. taxpayer identification number and to provide certain documentary evidence issued by foreign governmental authorities to prove residence in the foreign country. Special procedures apply to payments through qualified intermediaries.

     U.S. Federal Income Tax

      Except for the possible application of U.S. withholding tax (see “— Non-U.S. Holders — U.S. Federal Withholding Tax” above) and backup withholding tax (see “— Information Reporting and Backup Withholding” below), you generally will not have to pay U.S. federal income tax on payments of principal of and interest on your notes, or on any gain or income realized from the sale, redemption, retirement at maturity or other disposition of your notes (provided that, in the case of proceeds representing accrued interest, the conditions described in “— Non-U.S. Holders — U.S. Federal Withholding Tax” are met) unless:

•	in the case of gain, you are an individual who is present in the United States for 183 days or more during the taxable year of the sale or other disposition of your notes, and specific other conditions are met; or

•	the income or gain is effectively connected with your conduct of a U.S. trade or business, or, if an income tax treaty applies, is generally attributable to a U.S. “permanent establishment” maintained by you.

      If you are engaged in a trade or business in the United States and interest, gain or any other income in respect of your notes is effectively connected with the conduct of your trade or business, or if an income tax treaty applies and you maintain a U.S. “permanent establishment” to which the interest, gain or other income is generally attributable, you may be subject to U.S. income tax on the interest, gain or income (although interest is exempt from the withholding tax discussed in the preceding paragraphs provided that you provide a properly executed applicable Internal Revenue Service Form W-8ECI on or before any payment date to claim the exemption) as if you were a U.S. holder.

      In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% of your effectively connected earnings and profits for the taxable year, as adjusted for certain items, unless a lower rate applies to you under an income tax treaty between the United States and your country of residence. For this purpose, you must include interest, gain or income on your notes in the earnings and profits subject to the branch tax if these amounts are effectively connected with the conduct of your U.S. trade or business. The branch profits tax may not apply (or may apply at a reduced rate) if a recipient of interest is a “qualified resident” of a country with which the United States has an income tax treaty that addresses the taxation of branch profits.

     U.S. Federal Estate Tax

      If you are an individual and are not a citizen or resident of the United States at the time of your death, your notes will generally not be subject to the U.S. federal estate tax, unless, at the time of your death:

•	you directly or indirectly, actually or constructively, own ten percent or more of the capital or profits interest in EOP Partnership within the meaning of section 871(h)(3) of the Internal Revenue Code and the Treasury regulations thereunder; or

•	your interest on the notes is effectively connected with your conduct of a U.S. trade or business.

Information Reporting and Backup Withholding Tax

     U.S. Holders

      In general, information reporting requirements will apply to payments of principal, Make-Whole Amount, if any, and interest on a note and payments of the proceeds of the sale of a note, unless an exception applies. Further, the payer will be required to withhold backup withholding tax if:

•	the payee fails to furnish a taxpayer identification number, or “TIN”, to the payer or establish an exemption from backup withholding;

•	the IRS notifies the payer that the TIN furnished by the payee is incorrect;

•	there has been a notified payee under-reporting with respect to interest, dividends or original issue discount described in Section 3406(c) of the Code; or

•	there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to backup withholding under the Code.

      Some holders, including corporations, will be exempt from such backup withholding. Any amounts withheld under the backup withholding rules from a payment to a holder will be allowed as a credit against the holder’s United States federal income tax and may entitle the holder to a refund, provided that the required information is furnished to the IRS.

     Non-U.S. Holders

      Generally, information reporting will apply to payments of interest and/or Make-Whole Amount, if any, on the notes and backup withholding at a rate of 30.5% (scheduled to be reduced through 2006) may apply, unless the payee certifies that it is not a U.S. person or otherwise establishes an exemption. In addition, information reporting and backup withholding will apply to payments of principal on the notes unless the payee certifies that it is not a U.S. person or otherwise establishes an exemption.

      The payment of the proceeds of the disposition of notes to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and possible backup withholding unless the non-U.S. holder certifies as to its non-U.S. holder status or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The proceeds of the disposition by a non-U.S. holder of notes to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. tax purposes, or a foreign person 50% or more of whose gross income from all sources for certain periods is from activities that are effectively connected with a U.S. trade or business, information reporting generally will apply unless the broker has documentary evidence as to the non-U.S. holder’s foreign status and has no actual knowledge to the contrary.

      Treasury regulations that generally have been effective with respect to payments made after December 31, 2000 modified the prior information reporting and backup withholding procedures and requirements, and provide presumptions regarding the status of holders when payments to the holders cannot be reliably associated with appropriate documentation provided to the payer. Under these new Treasury regulations, certain holders will be required to provide new certifications with respect to payments made after December 31, 2000. Because the application of these new Treasury regulations will vary depending on the holder’s particular circumstances, holders are urged to consult their tax advisors regarding their application.

Proposed EU Directive on the Taxation of Savings Income

      The European Union is currently considering proposals for a new directive regarding the taxation of savings income. Subject to a number of conditions being met, it is proposed that member states of the European Union will be required to provide to the tax authorities of another member state details of payments of interest or other similar income paid by a paying agent resident within its jurisdiction to an individual resident in that other member state, subject to the right of certain member states (including possibly Luxembourg) to opt instead for a withholding system for a transitional period in relation to such payments. This directive, if adopted, may be conditioned on the adoption of equivalent measures in non-European Union countries with significant financial centers (such as the United States) and in dependent or associated territories of certain member sates. The proposals of the European Council contemplate the establishment of arrangements to share revenues from withholding taxes so imposed between the member state of the paying agent and the member state of the residence of the interest payee. It is possible that these revenue sharing arrangements may be established with non-European Union states. Any such revenue sharing could result in tax withheld by reason of the proposals discussed herein being treated as a tax of the issuer’s non-European Union taxing jurisdiction. As indicated above under “— Payment of Additional Amounts — Exceptions”, no additional amounts will be payable with respect to a note if a payment on a note is reduced as a result of any tax, assessment or other governmental charge that is required to be made pursuant to any European Union Directive on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, any such Directive. Additional amounts will not be payable even if, for example, any such withholding tax is treated as a U.S. withholding tax because of revenue sharing of withholding taxes between the United States and a member of the European Union. Pending agreement of the precise text of the directive, neither EOP Partnership nor Equity Office can predict what effect, if any, the adoption of the directive would have on the notes or on payments thereon.

UNDERWRITING

      We are selling the notes to the underwriters named below under an underwriting agreement dated July 11, 2001. The underwriters and the aggregate principal amount of notes that each of them has severally agreed to purchase from us are as follows:

	Aggregate Principal	Aggregate Principal
	Amount of	Amount of
Underwriter	Notes due 2011	Notes due 2031

Banc of America Securities LLC	$320,834,000	$87,500,000

J.P. Morgan Securities Inc.	320,833,000	87,500,000

Salomon Smith Barney Inc.	320,833,000	87,500,000

Deutsche Banc Alex. Brown Inc.	55,688,000	15,188,000

Dresdner Kleinwort Wasserstein Securities LLC	55,687,000	15,187,000

PNC Capital Markets, Inc.	26,125,000	7,125,000

Total	$1,100,000,000	$300,000,000

      The underwriting agreement provides that the obligations of the underwriters are subject to specified conditions precedent and that, when those conditions are satisfied, the underwriters will be obligated to purchase all of the notes.

      The underwriters initially propose to offer the notes of each series to the public at the respective public offering prices set forth on the cover of this prospectus supplement and to specified dealers at a price that represents a concession not in excess of .30% of the aggregate principal amount of the notes due 2011 and .50% of the aggregate principal amount of the notes due 2031. Any underwriter may allow, and any specified dealer may reallow, a concession not in excess of .25% of the aggregate principal amount of the notes of either series to specified other dealers. After the initial offering of the notes, the underwriters may, from time to time, vary the offering prices and the selling terms.

      The notes constitute new issues of securities with no established trading market. We have applied for listing of the notes on the Luxembourg Stock Exchange. We have been advised by the underwriters that they intend to make a market in the notes, but they are not obligated to do so and may discontinue market making at any time without notice. We can give no assurance as to the liquidity of or any trading market for the notes.

      We and Equity Office have agreed to indemnify the several underwriters against, or contribute to payments that the underwriters may be required to make in respect of, specified liabilities, including liabilities under the Securities Act of 1933.

      We estimate that we will spend approximately $850,000 for expenses of the offering.

      In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the prices of the notes. Specifically, the underwriters may overallot in connection with the offering of the notes, creating a syndicate short position. In addition, the underwriters may bid for, and purchase, the notes in the open market to cover short positions or to stabilize the prices of the notes. Finally, the underwriters may reclaim selling concessions allowed for distributing the notes in the offering, if the underwriters repurchase previously distributed notes in transactions to cover short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market prices of the notes above independent market levels. The underwriters are not required to engage in any of these activities at any time.

      We and the underwriters make no representation or prediction as to the direction or magnitude of any effect that the transactions described in the preceding paragraph may have on the price of any notes. In addition, we and the underwriters make no representation that the underwriters will engage in those types of transactions or that those transactions, once commenced, will not be discontinued without notice.

      Each underwriter has represented and agreed that:

•	it has not offered or sold, and, prior to the expiration of the period of six months from the closing date for the issuance of the notes, will not offer or sell any of these notes to persons in the United Kingdom, except to those persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments, as principal or agent, for the purposes of their businesses or otherwise in circumstances than have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995, as amended;

•	it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the notes in, from, or otherwise involving the United Kingdom; and

•	it has only issued or passed on, and will only issue or pass on, in the United Kingdom any document received by it in connection with the issue or sale of the notes to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996, as amended, or is a person to whom the document may otherwise lawfully be issued or passed on.

      In the ordinary course of their respective businesses, the underwriters and/or their affiliates have engaged, and expect in the future to engage, in investment banking, commercial banking, financial advisory, hedging transactions and/or general financing transactions with us or Equity Office, for which they have received, and may in the future receive, customary fees and commissions for these services. Because the amount to be repaid to these affiliates will exceed 10% of the net proceeds from the sale of the notes, this offering is being made under the provisions of Rule 2710(c)(8) of the Conduct Rules of the National Association of Securities Dealers, Inc.

EXPERTS

      Ernst & Young LLP, independent auditors, have audited the EOP Partnership consolidated financial statements and schedule included in its Annual Report on Form 10-K, as amended, for the year ended December 31, 2000, and have audited the Equity Office consolidated financial statements and schedule included in its Annual Report on Form 10-K, as amended, for the year ended December 31, 2000, as set forth in their reports, which is incorporated by reference in this prospectus supplement and elsewhere in the registration statement. The EOP Partnership and Equity Office consolidated financial statements and schedules are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

      The audited financial statements and schedule of Spieker Partnership and Spieker incorporated by reference in this prospectus supplement and elsewhere in the registration statement to the extent and for the periods indicated in their reports have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

LEGAL MATTERS

      The legality of the notes and the guarantees will be passed upon for us by Hogan & Hartson L.L.P. Sidley Austin Brown & Wood LLP, New York, New York, will act as counsel to the underwriters. Sidley Austin Brown & Wood LLP has in the past represented Equity Office and EOP Partnership and continues to represent Equity Office and EOP Partnership on a regular basis on a variety of matters unrelated to this offering.

GENERAL INFORMATION

      Application has been made to list the notes on the Luxembourg Stock Exchange. In connection with the listing application, the declaration of trust and the bylaws of Equity Office and the partnership agreement, including all amendments thereto, of EOP Partnership and a legal notice relating to the issuance of the notes will be deposited prior to listing with Greffier en Chef du Tribunal d’Arrondissement de et à Luxembourg where copies of these documents may be obtained. You also may request copies of these documents (free of charge) together with this prospectus supplement, the accompanying prospectus, the underwriting agreement, the indenture and EOP Partnership’s and Equity Office’s current annual and quarterly reports, as well as all other documents incorporated by reference in this prospectus supplement (including those set forth under “Where You Can Find More Information” beginning on page 2 of the accompanying prospectus), including future annual, quarterly and current reports (other than exhibits to these documents and documents incorporated by reference unless any exhibit is specifically incorporated by reference), so long as any of the notes are outstanding, at the main office of BNP Paribas Luxembourg in Luxembourg, our Luxembourg paying agent. Banque Generale du Luxembourg, S.A., is our Luxembourg listing agent and will act as intermediary between the Luxembourg Stock Exchange and EOP Partnership and Equity Office and the holders of the notes.

      You can also request copies (free of charge) of (1) this prospectus supplement, the accompanying prospectus and the indenture, and (2) EOP Partnership’s and Equity Office’s annual, quarterly and current reports, as well as other documents incorporated by reference in this prospectus supplement, including future annual, quarterly and current reports, by following the directions under “Where You Can Find More Information” on page 2 of the accompanying prospectus.

      As of the date of this prospectus supplement, there has been no material adverse change in the financial condition of EOP Partnership or Equity Office since March 31, 2001, the date of their last unaudited financial statements.

      EOP Partnership’s and Equity Office’s independent accountants are Ernst & Young LLP, which have audited their financial statements for the years ended December 31, 1998, 1999 and 2000.

      Neither EOP Partnership nor Equity Office is subject to material litigation nor, to their knowledge, is any litigation threatened against EOP Partnership or Equity Office, other than routine actions for negligence and other claims and administrative proceedings arising in the ordinary course of business, some of which are expected to be covered by liability insurance and all of which collectively are not expected to have a material adverse effect on the liquidity, results of operations, or business or financial condition of EOP Partnership or Equity Office.

      EOP Partnership and Equity Office accept responsibility for the information contained in this prospectus supplement and the accompanying prospectus.

      Resolutions relating to the issue and sale of the notes and the issue of the guarantees were adopted by the board of trustees of Equity Office, on behalf of Equity Office and in Equity Office’s capacity as general partner of EOP Partnership on May 22, 2001 and resolutions of the pricing committee appointed by the Board of Trustees dated July 11, 2001.

      The notes have been accepted for clearance through Euroclear and Clearstream Luxembourg. The notes due 2011 have been assigned Common Code No. 013285527, International Security Identification Number (ISIN) US268766BU59 and CUSIP No. 268766 BU5 and the notes due 2031 have been assigned Common Code No. 013285578, International Security Identification Number (ISIN) US268766BV33 and CUSIP No. 268766 BV3.

DOCUMENTS INCORPORATED BY REFERENCE

      Certain information relating to Equity Office and EOP Partnership has been incorporated by reference into this prospectus supplement. See “Where You Can Find Additional Information” beginning on page 2 of the accompanying prospectus for a description of the documents incorporated by reference into this prospectus supplement and how you may obtain copies.

      Unaudited consolidated financial statements of Spieker Partnership and Spieker for the three months ended March 31, 2001 and 2000 and audited consolidated financial statements of Spieker Partnership and Spieker for the years ended December 31, 2000, 1999 and 1998 are included as exhibits to the Current Reports on Form 8-K of EOP Partnership (in the case of Spieker Partnership) and Equity Office (in the case of Spieker) filed with the SEC on July 5, 2001, which are incorporated by reference in this prospectus supplement.

      You may obtain copies of all document incorporated by reference into this prospectus supplement (free of charge) from the main office of BNP Paribas Luxembourg, our Luxembourg paying agent, as set forth above.

PROSPECTUS

$4,000,000,000

EOP OPERATING LIMITED PARTNERSHIP
Debt Securities and Debt Warrants
EQUITY OFFICE PROPERTIES TRUST
Guarantees

      EOP Operating Limited Partnership, or EOP Partnership, may offer from time to time one or more series of its unsecured senior debt securities and its warrants exercisable for debt securities with an aggregate initial public offering price of up to $4,000,000,000, or its equivalent in a foreign currency based on the exchange rate at the time of sale, in amounts, at initial prices and on terms determined at the time of offering. We refer to the debt securities and the warrants collectively as the “securities” in this prospectus. EOP Partnership may offer the securities separately or together, in separate series and in amounts, at prices and on terms described in one or more supplements to this prospectus. The payment of principal, premium, if any, and interest on the notes may be fully and unconditionally guaranteed by Equity Office Properties Trust, or Equity Office. Equity Office, however, has no material assets other than its investment in EOP Partnership.

      EOP Partnership and Equity Office, if a guarantee is furnished, will deliver this prospectus together with a prospectus supplement setting forth the specific terms of the securities they are offering. The specific terms of the debt securities will include the specific title, series, aggregate principal amount, currency, form, which may be registered, bearer, certificated or global, authorized denominations, maturity, rate, or manner of calculation thereof, and time of payment of interest, terms for redemption at its option or repayment at your option, if applicable, terms for sinking fund payments, additional covenants, any initial public offering price and whether the debt securities will be guaranteed by Equity Office. The specific terms of the warrants will include the number and terms thereof, the designation, terms and principal amount of debt securities issuable upon exercise, the exercise price, the exercise date(s) or period(s), the terms of the offering and sale thereof, and, where applicable, the duration and detachability of the warrants. In the case of all securities, the specific terms will include whether the securities will be offered separately or as a unit with other securities.

      The applicable prospectus supplement also will contain information, where applicable, about U. S. federal income tax considerations relating to, and any listing on a securities exchange of, the securities covered by the prospectus supplement.

      EOP Partnership and Equity Office, if a guarantee is furnished, may offer the securities directly, through agents designated from time to time by them, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangement with, between or among them, will be set forth, or will be calculable from the information set forth, in an accompanying prospectus supplement. For more detailed information, see “Plan of Distribution” beginning on page 21. No securities, including any guarantees, may be sold without delivery of a prospectus supplement describing the method and terms of the offering of those securities.

      The principal executive offices of EOP Partnership and Equity Office are located at Two North Riverside Plaza, Suite 2100, Chicago, Illinois 60606, and their telephone number is (312) 466-3300.

      We encourage you to read this entire prospectus, including the related prospectus supplement, carefully before you make an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated June 20, 2001

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

      We make forward-looking statements in this document, and in documents that are incorporated by reference in this document, that are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results. Also, statements including words such as “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” or similar expressions are forward-looking statements. Many factors, some of which are discussed elsewhere in this document and in the documents incorporated by reference in this document, could affect our future financial results and could cause actual results to differ materially from those expressed in forward-looking statements contained or incorporated by reference in this document. Important factors that could cause actual results to differ materially from the expectations reflected in the forward-looking statements in this document include, among others, the factors discussed under the caption “Risk Factors” in Equity Office’s Current Report on Form 8-K filed with the SEC on March 23, 2001 and EOP Partnership’s Current Report on Form 8-K filed with the SEC on April 5, 2001 or in other reports filed with the SEC incorporated herein by reference. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Many of the factors that determine these results are beyond our ability to control or predict. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

WHERE YOU CAN FIND MORE INFORMATION

      This prospectus does not contain all of the information included in the registration statement on Form S-3 of which this prospectus is a part. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-3, including its exhibits. Statements contained in this prospectus about the provisions or contents of any agreement or other document are not necessarily complete. If SEC rules and regulations require that such agreement or document be filed as an exhibit to the registration statement, please see such agreement or document for a complete description of these matters. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.

      EOP Partnership and Equity Office file annual, quarterly and current reports and other information with the SEC. You may read and copy materials that we have filed with the SEC, including the registration statement, at the following location:

Public Reference Room 450 Fifth Street, N.W. Room 1024 Washington, D.C. 20549

      You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330.

      The SEC also maintains an Internet web site that contains reports, proxy statements and other information regarding issuers, including EOP Partnership and Equity Office, who file electronically with the SEC. The address of that site is http://www.sec.gov. Reports, proxy statements and other information concerning Equity Office may also be inspected at the offices of the New York Stock Exchange, which are located at 20 Broad Street, New York, New York 10005.

      The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, which we have previously filed with the SEC and are considered a part of this prospectus, and any future filings made with the SEC prior to the termination of this offering under

Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934. These filings contain important information about EOP Partnership and Equity Office.

EOP Partnership SEC Filings (File No. 1-13625):

2000 Annual Report on Form 10-K	Filed on April 2, 2001

Amendment to Form 10-K on Form 10-K/A	Filed on June 6, 2001

Quarterly Report on Form 10-Q for the quarter ended March 31, 2001	Filed on May 15, 2001

Amendment to Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 on Form 10-Q/A	Filed on June 6, 2001

Current Reports on Form 8-K	Filed on April 5, 2001 and March 9, 2001

Equity Office SEC Filings (File No. 1-13115):

2000 Annual Report on Form 10-K	Filed on March 23, 2001

Amendment to Form 10-K on Form 10-K/A	Filed on June 6, 2001

Quarterly Report on Form 10-Q for the quarter ended March 31, 2001	Filed on May 15, 2001

Amendment to Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 on Form 10-Q/A	Filed on June 6, 2001

Current Reports on Form 8-K	Filed on March 23, 2001 and March 9, 2001

      You can obtain copies of any of the documents incorporated by reference in this document from us or through the SEC or the SEC’s web site described above. Documents incorporated by reference are available from us, without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit to this prospectus. You may obtain documents incorporated by reference in this document by writing us at the following address or calling us at the telephone number listed below:

EOP OPERATING LIMITED PARTNERSHIP or

EQUITY OFFICE PROPERTIES TRUST
Two North Riverside Plaza, Suite 2100
Chicago, Illinois 60606
Attention: Chief Legal Counsel
Telephone: (312) 466-3300

EOP PARTNERSHIP AND EQUITY OFFICE

      EOP Operating Limited Partnership, a Delaware limited partnership, is the operating partnership of Equity Office Properties Trust, a Maryland real estate investment trust, or REIT, whose shares are listed on the New York Stock Exchange under the trading symbol “EOP.” Equity Office is the sole general partner of, and, as of the date of this prospectus, owns approximately an 88.5% interest in, EOP Partnership. Equity Office owns substantially all of its assets and conducts all of its operations through EOP Partnership, which principally is engaged in acquiring, owning, operating and leasing office properties. Equity Office is the nation’s largest publicly-held owner and operator of office properties based upon equity market capitalization and square footage. At March 31, 2001, Equity office had a portfolio of 380 office buildings comprising 99.0 million square feet in 24 states and the District of Columbia. Equity Office, which has elected to be taxed as a REIT for federal income tax purposes, is an independent real estate company that manages all aspects of its operations internally.

      EOP Partnership was organized in July 1997. Equity Office was organized in 1996 and began operations in 1997 to continue and expand the national office property business of Mr. Samuel Zell, chairman of the board of trustees of Equity Office, and his affiliates.

      The principal executive offices of EOP Partnership and Equity Office are located at Two North Riverside Plaza, Suite 2100, Chicago, Illinois 60606, and the telephone number of EOP Partnership and Equity Office is (312) 466-3300.

USE OF PROCEEDS

      Unless otherwise specified in the applicable prospectus supplement, we intend to use the net proceeds from any sale of securities for general business purposes, including the repayment of outstanding debt and the acquisition or development of additional properties.

RATIOS OF EARNINGS TO FIXED CHARGES

      The ratio of earnings to fixed charges of EOP Partnership and Equity Office for each of the periods indicated is as follows:

Equity Office and EOP Partnership

	For the	For the years ended			For the period from
	three months	December 31,			July 11, 1997
	ended March 31,				through
	2001	2000	1999	1998	December 31, 1997

Ratio of earnings to fixed charges	1.96x	1.90x	1.95x	2.04x	2.14x

[Additional columns below]

[Continued from above table, first column(s) repeated]

Equity Office and EOP Partnership
Predecessors

For the period from
January 1, 1997
	through	For the year ended
	July 10, 1997	December 31, 1996

Ratio of earnings to fixed charges	1.56x	1.52x

      The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings consist of income before allocation to minority interests, income from investment in unconsolidated joint ventures, net gain or loss on sales of real estate and extraordinary items plus taxes, fixed charges, amortization of capitalized interest, distributed income of investments in unconsolidated joint ventures less capitalized interest. Fixed charges consist of interest expense, capitalized interest and loan amortization cost.

DESCRIPTION OF DEBT SECURITIES

      The following describes some of the general terms and provisions of the indenture dated as of August 29, 2000, as amended by the first supplemental indenture dated as of June 18, 2001, among EOP Partnership, Equity Office and U.S. Bank Trust National Association, as trustee, which, together with any other trustee(s) appointed with respect to a particular series of debt securities, we refer to as the “trustee.” We refer to the indenture and the supplemental indenture as the “indenture.” The particular terms of the debt securities will be set forth in a prospectus supplement relating to such debt securities and in the applicable form of note.

      The indenture has been filed as an exhibit to the registration statement of which this prospectus is a part and is available for inspection at the corporate trust office of the trustee, or as described under “Where You Can Find More Information” beginning on page 2 of this prospectus. The indenture is subject to, and governed by, the Trust Indenture Act of 1939, as amended. The statements made in this prospectus relating to the indenture and the debt securities and guarantees, if any, to be issued under the indenture are summaries of some, but not all, of the provisions of the indenture and the debt securities and guarantees, as applicable, and do not purport to be complete and are subject to all provisions of the indenture and such debt securities and guarantees. Unless otherwise specified, all section references appearing in this summary are to sections of the indenture. Unless otherwise specified below, the terms “we,” “our,” “us” and “EOP Partnership” mean EOP Operating Limited Partnership and not any of its subsidiaries or Equity Office, unless otherwise expressly stated or the context otherwise requires.

General

      The debt securities will be direct, unsecured obligations of EOP Partnership and will rank equally with all other unsecured and unsubordinated indebtedness of EOP Partnership. The debt securities may be issued in one or more series, in each case as established from time to time in or pursuant to authority granted by a resolution of the Equity Office board of trustees, as general partner of EOP Partnership, or as established in the indenture or in one or more indentures supplemental to the indenture. All debt securities of any one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the debt securities of such series, for issuances of additional debt securities of such series (Section 301). Equity Office may fully and unconditionally guarantee the due and punctual payment of principal of, and interest on, one or more series of debt securities, as specified in the applicable prospectus supplement. Equity Office’s obligations under any guarantee will be unsecured and unsubordinated and rank equally with all other unsecured and unsubordinated indebtedness of Equity Office. Equity Office has no material assets, however, other than its interest in EOP Partnership.

      The indenture provides that there may be more than one trustee, each with respect to one or more series of debt securities. Any trustee under the indenture may resign or be removed with respect to one or more series of debt securities, and a successor trustee may be appointed to act with respect to such series (Section 608). If two or more persons are acting as trustee with respect to different series of debt securities, each such trustee shall be a trustee of a trust under the indenture separate and apart from the trust administered by any other trustee (Section 609), and, except as otherwise indicated herein, any action described herein to be taken by the trustee may be taken by each such trustee with respect to, and only with respect to, the one or more series of debt securities for which it is trustee under the indenture.

      Reference is made to the prospectus supplement relating to the series of debt securities being offered for the specific terms of the securities, including:

•	the title and series designation of the debt securities;

•	the aggregate principal amount of the debt securities and any limit on the aggregate principal amount;

•	the percentage of the principal amount at which the debt securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof;

•	the date or dates, or the method of determining the date or dates, on which the principal of the debt securities will be payable;

•	the rate or rates, which may be fixed or variable, or the method by which the rate or rates shall be determined, at which the debt securities will bear interest, if any;

•	the date or dates, or the method for determining such date or dates, from which any interest will accrue, the interest payment dates on which any interest will be payable, the regular record dates for interest payment dates, or the method by which those dates shall be determined, the person to whom the interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

•	the place or places, if other than the corporate trust office of the trustee, where:

—	the principal of, and premium or Make-Whole Amount (as defined below), if any, interest, if any, and additional amounts, if any, on the debt securities will be payable;

—	the debt securities may be surrendered for registration of transfer or exchange; and

—	notices or demands to or upon us in respect of the debt securities and the indenture may be served;

•	the period or periods within which, the price or prices at which, the currency or currencies in which and the terms and conditions upon which the debt securities may be redeemed, in whole or in part, at our option, if we have such an option;

•	our obligation, if any, to redeem, repay or repurchase the debt securities under any sinking fund or at the option of a holder of the debt securities, and the period or periods within which, the price or prices as to which and the terms and conditions upon which the debt securities will be so redeemed, repaid or repurchased, in whole or in part;

•	if other than United States dollars, the currency or currencies in which the debt securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

•	whether the amount of payments of principal of, and premium or Make-Whole Amount, if any, or interest, if any, on the debt securities may be determined with reference to an index, formula or other method, which index, formula or other method, and the manner in which such amounts shall be determined;

•	any additions to, modifications of or deletions from the terms of the debt securities with respect to the events of default or covenants set forth in the indenture;

•	whether the debt securities will be issued in certificated or book-entry form;

•	whether the debt securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof and the terms and conditions relating thereto;

•	the applicability, if any, of the defeasance and covenant defeasance provisions contained in the indenture;

•	whether and, if so, under what circumstances we will pay additional amounts as contemplated in the indenture in respect of any tax, assessment or governmental charge and whether we will have the option to redeem the debt securities in lieu of making such payment;

•	any other terms of the debt securities not inconsistent with the provisions of the indenture (Section 301); and

•	whether Equity Office will guarantee the due and punctual payment of principal of, premium, if any, and interest on the debt securities.

      The debt securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof. Special United States federal income tax, accounting and other considerations applicable to any such original issue discount securities will be described in the applicable prospectus supplement.

      Reference is made to the applicable prospectus supplement for information with respect to any additions to, modifications of or deletions from the events of default or covenants set forth in the indenture, including any addition of any covenant or other provision granting special rights upon the occurrence of specified events to the holders of a particular series of debt securities.

      As used in the indenture and the description contained in this prospectus:

“Make-Whole Amount” means, in connection with any optional redemption or accelerated payment of any debt securities, the excess, if any, of (a) the aggregate present value as of the date of such redemption or accelerated payment of each dollar of principal being redeemed or paid and the amount of interest, exclusive of interest accrued to the date of redemption or accelerated payment, that would have been payable in respect of each such dollar if such redemption had not been made, determined by discounting, on a semi-annual basis, such principal and interest at the Reinvestment Rate, determined on the third business day preceding the date notice of such redemption is given, from the respective dates on which such principal and interest would have been payable if such redemption or accelerated payment had not been made, to the date of redemption or accelerated payment, over (b) the aggregate principal amount of the debt securities being redeemed or paid.

“Reinvestment Rate” means .25% plus the arithmetic mean of the yields under the heading “Week Ending” published in the most recent Statistical Release under the caption “Treasury Constant Maturities” for the maturity, rounded to the nearest month, corresponding to the remaining life to maturity, as of the payment date of the principal being redeemed. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used. If the format or content of the Statistical Release changes in a manner that precludes determination of the Treasury yield in the above manner, then the Treasury yield shall be determined in the manner that most closely approximates the above manner, as reasonably determined by us.

“Statistical Release” means the statistical release designated “H.15(519)” or any successor publication which is published weekly by the Federal Reserve System and which reports yields on actively traded United States government securities adjusted to constant maturities, or, if such statistical release is not published at the time of any required determination under the indenture, then such other reasonably comparable index which shall be designated by us.

Denominations, Interest, Registration and Transfer

      Unless otherwise described in the applicable prospectus supplement, the debt securities of any series will be issuable in denominations of $1,000 and integral multiples thereof (Section 302).

      Unless otherwise specified in the applicable prospectus supplement, the principal of, and premium, if any, and interest on any series of debt securities will be payable at the corporate trust office of the trustee, initially located at 100 Wall Street, Corporate Trust Office, 16th floor, New York, New York 10005; provided that, at our option, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the security register or by wire transfer of funds to such person at an account maintained within the United States (Sections 301, 305, 306, 307 and 1002).

      Unless otherwise specified with respect to a particular series of debt securities, any interest not punctually paid or duly provided for on any interest payment date with respect to a debt security will cease to be payable to the holder on the applicable regular record date and, at our election, may either be paid to the person in whose name such debt security is registered at the close of business on a special record date for the payment of such defaulted interest to be fixed by the trustee, or may be paid at any time in any other lawful manner, all as more completely described in the indenture. Notice of the fixing of any special record date for the payment of defaulted interest is required to be given to the holders of the affected debt securities not less than 10 days prior to such special record date (Section 307).

      Subject to limitations imposed upon debt securities issued in book-entry form, the debt securities of any series will be exchangeable for other debt securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of such debt securities at the corporate trust office of the trustee referred to above. In addition, subject to limitations imposed upon debt securities issued in book-entry form, the debt securities of any series may be surrendered for registration of transfer or exchange thereof at the corporate trust office of the trustee. Every debt security surrendered for registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (Section 305). If the applicable prospectus supplement refers to any transfer agent, in addition to the trustee, initially designated by us with respect to any series of debt securities, we may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for such series. We may at any time designate additional transfer agents with respect to any series of debt securities (Section 1002).

      Neither we nor the trustee under the indenture are required to:

•	issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before any selection of debt securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption;

•	register the transfer of or exchange any debt security, or portion thereof, called for redemption, except the unredeemed portion of any debt security being redeemed in part; or

•	issue, register the transfer of or exchange any debt security which has been surrendered for repayment at the option of the holder, except the portion, if any, of such debt security not to be so repaid (Section 305).

Selected Indenture Covenants

      Limitations on Incurrence of Debt. We may not, and may not permit any of our Subsidiaries (as defined below) to, incur any Debt (as defined below), other than intercompany Debt (representing Debt to which the only parties are us, Equity Office or any of our or Equity Office’s Subsidiaries, but only so long as such Debt is held solely by any of us, Equity Office or any of our or Equity Office’s Subsidiaries; and provided that, in the case of Debt owed to our Subsidiaries, such Debt is subordinate in right of payment to the debt securities), if, immediately after giving effect to the incurrence of such additional Debt, the aggregate principal amount of all of our and our Subsidiaries outstanding Debt on a consolidated basis determined in accordance with generally accepted accounting principles is greater than 60% of the sum of:

•	our Total Assets (as defined below) as of the end of the fiscal quarter covered in our Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the SEC, or, if such filing is not required under the Exchange Act, with the trustee, prior to the incurrence of such additional Debt; and

•	the increase or decrease in our Total Assets from the end of such quarter, including, without limitation, any increase in our Total Assets resulting from the incurrence of such additional Debt; such increase or decrease together with our Total Assets is referred to as our “Adjusted Total Assets” (Section 1004(a)).

      In addition to the foregoing limitations on the incurrence of Debt, we may not, and may not permit any of our Subsidiaries to, incur any Secured Debt (as defined below) if, immediately after giving effect to the incurrence of such additional Secured Debt, the aggregate principal amount of all of our and our Subsidiaries outstanding Secured Debt on a consolidated basis is greater than 40% of our Adjusted Total Assets (Section 1004(b)).

      In addition to the foregoing limitations on the incurrence of Debt, we may not, and may not permit any of our Subsidiaries to, incur any Debt, other than intercompany Debt (provided that, in the case of Debt owed to our Subsidiaries, such Debt is subordinate in right of payment to the debt securities), if the ratio of our Consolidated Income Available for Debt Service to our Annual Debt Service Charge (in each case as defined below) for the period consisting of the four consecutive fiscal quarters most recently ended prior to the date on which the additional Debt is to be incurred shall have been less than 1.5 to 1 on a pro forma basis after giving effect to the incurrence of such Debt and to the application of the proceeds therefrom, and calculated on the assumption that:

•	such Debt and any other Debt incurred by us or our Subsidiaries since the first day of such four-quarter period, which was outstanding at the end of such period, had been incurred at the beginning of such period and continued to be outstanding throughout such period, and the application of the proceeds of such Debt, including to refinance other Debt, had occurred at the beginning of such period;

•	the repayment or retirement of any other Debt by us or our Subsidiaries since the first day of such four-quarter period had been repaid or retired at the beginning of such period, except that, in determining the amount of Debt so repaid or retired, the amount of Debt under any revolving credit facility is computed based upon the average daily balance of such Debt during such period;

•	in the case of Acquired Indebtedness or Debt incurred in connection with any acquisition since the first day of the four-quarter period, the related acquisition had occurred as of the first day of the period with the appropriate adjustments with respect to the acquisition being included in the pro forma calculation; and

•	in the case of any increase or decrease in our Total Assets, or any other acquisition or disposition by us or any of our Subsidiaries of any asset or group of assets, since the first day of such four-quarter period, including by merger, stock purchase or sale, or asset purchase or sale, such increase, decrease or other acquisition or disposition or any related repayment of Debt had occurred as of the first day of such period with the appropriate adjustments to revenues, expenses and Debt levels with respect to such increase, decrease or other acquisition or disposition being included in such pro forma calculation (Section 1004(c)).

      Maintenance of Total Unencumbered Assets. We are required at all times to maintain Total Unencumbered Assets of not less than 150% of the aggregate outstanding principal amount of all of our and our Subsidiaries’ outstanding Unsecured Debt on a consolidated basis (Section 1004(d)).

      As used in the indenture and the description thereof herein:

      “Acquired Indebtedness” means Debt of a person existing at the time the person becomes a Subsidiary or that is assumed in connection with the acquisition of assets from the person, in each case, other than Debt incurred in connection with, or in contemplation of, the person becoming a Subsidiary or that acquisition. Acquired Indebtedness is deemed to be incurred on the date of the related acquisition of assets from any person or the date the acquired person becomes a Subsidiary.

      “Annual Debt Service Charge” as of any date means the amount which is expensed in any 12-month period by us and our Subsidiaries for Consolidated Interest Expense.

      “Consolidated Income Available for Debt Service” for any period means Consolidated Net Income plus amounts which have been deducted in determining Consolidated Net Income during such period for:

•	Consolidated Interest Expense;

•	provisions for taxes based on income;

•	amortization (other than amortization of debt discount) and depreciation;

•	provisions for losses from sales or joint ventures;

•	increases in deferred taxes and other noncash items;

•	charges resulting from a change in accounting principles; and

•	charges for early extinguishment of debt,

and less amounts which have been added in determining Consolidated Net Income during such period for provisions for gains from sales or joint ventures and decreases in deferred taxes and other noncash items.

      “Consolidated Interest Expense” means, for any period, and without duplication, all interest, including the interest component of rentals on leases reflected in accordance with generally accepted accounting principles as capitalized leases on our consolidated balance sheet, letter of credit fees, commitment fees and other like financial charges, and all amortization of debt discount on all of our Debt and the Debt of our Subsidiaries, including payment-in-kind, zero coupon and other securities, but excluding legal fees, title insurance charges and other out-of-pocket fees and expenses incurred in connection with the issuance of Debt, all determined in accordance with generally accepted accounting principles.

      “Consolidated Net Income” for any period means the amount of net income or loss of EOP Partnership and its Subsidiaries for such period determined on a consolidated basis in accordance with generally accepted accounting principles.

      “Debt” means, without duplication, any indebtedness of EOP Partnership and its Subsidiaries, whether or not contingent, in respect of:

•	borrowed money evidenced by bonds, notes, debentures or similar instruments;

•	indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by us and our Subsidiaries;

•	the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property except any such balance that constitutes an accrued expense or trade payable; or

•	any lease of property by us or our Subsidiaries as lessee which is reflected in our consolidated balance sheet as a capitalized lease in accordance with generally accepted accounting principles; in the case of items of indebtedness listed immediately above to the extent that any such items, other than letters of credit, would appear as a liability on our consolidated balance sheet in accordance with generally accepted accounting principles.

      The term “Debt” also includes, to the extent not otherwise included:

•	any obligation by us or any of our Subsidiaries to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), indebtedness of another person (other than EOP Partnership or any Subsidiary);

•	Debt of a Subsidiary of EOP Partnership existing prior to the time it became our Subsidiary is deemed to be incurred upon such Subsidiary becoming our Subsidiary; and

•	Debt of a person existing prior to a merger or consolidation of such person with EOP Partnership or any of our Subsidiaries in which such person is the successor to EOP Partnership or such Subsidiary, which, for purposes of the indenture, is deemed to be incurred upon the consummation of such merger or consolidation.

      The term “Debt” does not include any such indebtedness that has been the subject of an “in substance” defeasance in accordance with generally accepted accounting principles.

      “Secured Debt” means, without duplication, Debt secured by any mortgage, trust deed, deed of trust, deed to secure debt, security agreement, pledge, conditional sale or other title retention agreement, capitalized lease, or other like agreement granting or conveying security title to or a security interest in real property or other tangible assets. Secured Debt is deemed to be incurred:

•	on the date EOP Partnership or any Subsidiary of EOP Partnership creates, assumes, guarantees or otherwise becomes liable in respect thereof if it is secured in the manner described in the preceding sentence on such date; or

•	on the date EOP Partnership or any Subsidiary of EOP Partnership first secures such Debt in the manner described in the preceding sentence if such Debt was not so secured on the date it was incurred.

      “Subsidiary” means:

•	a corporation, partnership, limited liability company, trust, real estate investment trust or other entity a majority of the voting power of the voting equity securities of which are owned, directly or indirectly, by us or by one or more of our Subsidiaries;

•	a partnership, limited liability company, trust, real estate investment trust or other entity not treated as a corporation for federal income tax purposes, the majority of the value of the equity interests of which are owned, directly or indirectly, by us or by one or more Subsidiaries; and

•	one or more corporations which, either individually or in the aggregate, would be Significant Subsidiaries (as defined in Article I, Rule 1-02 of Regulation S-X under the Securities Act of 1933, as amended, except that the investment, asset and equity thresholds for purposes of this definition shall be 5%), the majority of the value of the equity interests of which are owned, directly or indirectly, by us or by one or more Subsidiaries.

      “Total Assets” as of any date means the sum of (a) our and our Subsidiaries’ Undepreciated Real Estate Assets and (b) all of our and our Subsidiaries’ other assets on a consolidated basis determined in accordance with generally accepted accounting principles, but excluding intangibles and accounts receivable.

      “Total Unencumbered Assets” as of any date means the sum of (a) those Undepreciated Real Estate Assets not securing any portion of Secured Debt and (b) all of our and our Subsidiaries’ other assets on a consolidated basis not securing any portion of Secured Debt determined in accordance with generally accepted accounting principles, but excluding intangibles and accounts receivable.

      “Undepreciated Real Estate Assets” as of any date means the original cost plus capital improvements of our and our Subsidiaries’ real estate assets on such date, before depreciation and amortization, determined on a consolidated basis in accordance with generally accepted accounting principles.

      “Unsecured Debt” means our and our Subsidiaries’ Debt that is not Secured Debt.

      Existence. Except as permitted under “ — Merger, Consolidation or Sale” below, we are required to do or cause to be done all things necessary to preserve and keep in full force and effect our existence, rights and franchises; provided, however, that we are not required to preserve any right or franchise if the Equity Office board of trustees determines that the preservation thereof is no longer desirable in the conduct of our business and that the loss thereof is not disadvantageous in any material respect to the holders of our debt securities (Section 1006).

      Maintenance of Properties. We are required to cause all of our material properties used or useful in the conduct of our business or the business of any of our Subsidiaries to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and to cause to be made all necessary repairs, renewals, replacements, betterments and improvements, all as in our reasonable judgment may be necessary so that our business may be properly and advantageously conducted at all times; provided, however, that we and our Subsidiaries may not be prevented from discontinuing the operation and maintenance of any of the properties if such discontinuance is, in our judgment, desirable in the conduct of our business and not disadvantageous in any material respect to the holders of our debt securities (Section 1007).

      Insurance. We are required to, and are required to cause each of our Subsidiaries to, maintain insurance coverage by financially sound and reputable insurance companies in such forms and amounts and against such risks as are customary for companies of established reputation engaged in the same or a similar business (Section 1008).

      Payment of Taxes and Other Claims. We are required to pay or discharge or cause to be paid or discharged, before the same shall become delinquent:

•	all material taxes, assessments and governmental charges levied or imposed upon us or any of our Subsidiaries or upon our income, profits or property or that of any of our Subsidiaries;

•	all material lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon our property or the property of any of our Subsidiaries;

provided, however, that we are not required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings so long as appropriate reserves are established therefor in accordance with generally accepted accounting principles (Section 1009).

      Provision of Financial Information. Whether or not EOP Partnership or Equity Office are subject to Section 13 or 15(d) of the Exchange Act and for so long as any debt securities are outstanding, EOP Partnership and, if any guaranteed debt securities are outstanding, Equity Office are required under the indenture, to the extent permitted under the Exchange Act, to file with the SEC the annual reports, quarterly reports and other documents which they would have been required to file with the SEC pursuant to such Section 13 or 15(d) if they were so subject; such documents to be filed with the SEC on or prior to the respective dates by which they would have been required to file such documents if they were so subject. EOP Partnership and, if any guaranteed debt securities are outstanding, Equity Office will also in any event:

•	within 15 days of each required filing date:

—	transmit by mail to all holders of debt securities, as their names and addresses appear in the security register for the debt securities, without cost to such holders, copies of the annual reports and quarterly reports which they would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if they were subject to such sections; and

—	file with the trustee copies of the annual reports, quarterly reports and other documents which they would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if they were subject to such sections; and

•	if filing such documents with the SEC is not made under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective holder (Section 1010).

Merger, Consolidation or Sale

      Each of EOP Partnership and Equity Office may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other corporation, limited liability company, association, partnership, real estate investment trust, company or business trust, provided that:

•	EOP Partnership or Equity Office, in the event guaranteed securities are outstanding, as the case may be, is the continuing entity, or the successor entity or the transferees or assignees of such assets, if other than EOP Partnership or Equity Office, as the case may be, formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets by lease, subject to EOP Partnership’s or Equity Office’s, in the event guaranteed securities are outstanding, continuing obligations set forth in the indenture, or otherwise, either directly or indirectly, shall expressly assume payment of the principal of, and premium or Make-Whole Amount, if any, and interest on all the debt securities issued by EOP Partnership under the indenture, or the obligations of Equity Office under the guarantee, as the case may be, if the debt securities include guaranteed securities and the due and punctual performance and observance of all of the covenants and conditions contained in the indenture;

•	the successor entity formed by or resulting from any such consolidation or merger or which shall have received the transfer of assets shall be a United States entity;

•	immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of EOP Partnership or any of its Subsidiaries as a result thereof as having been incurred by EOP Partnership or such Subsidiary at the time of such transaction, no event of default under the indenture, and no event which, after notice or the lapse of time, or both, would become such an event of default, shall have occurred and be continuing; and

•	an officer’s certificate of EOP Partnership or Equity Office, as applicable, and legal opinion covering such conditions shall be delivered to the trustee (Sections 801 and 803).

Events of Default, Notice and Waiver

      The following events are “events of default” with respect to the debt securities of a series:

•	default by us for 30 days in the payment of any installment of interest or any additional amounts payable on any debt securities of such series;

•	default by us in the payment of the principal of, or premium or Make-Whole Amount, if any, on, any debt securities at their maturity;

•	default by us in the deposit of any sinking fund payment due under the terms of any particular series of debt securities;

•	default by EOP Partnership or Equity Office in the performance, or breach by EOP Partnership or Equity Office, of any of their respective other covenants contained in the indenture; such default having continued for 60 days after written notice as provided pursuant to the indenture;

•	default by us in the payment of an aggregate principal amount exceeding $5,000,000 of any evidence of recourse indebtedness or any mortgage, indenture or other instrument under which such indebtedness is issued or by which such indebtedness is secured, such default having occurred after the expiration of any applicable grace period and having resulted in the acceleration of the maturity of such indebtedness, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled, such default having continued for a period of 10 days after written notice as provided pursuant to the indenture; and

•	specified events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee for EOP Partnership or any Significant Subsidiary, as defined in Article I, Rule 1-02 of Regulation S-X, promulgated under the Securities Act of 1933, as amended, of EOP Partnership or any of their respective property. (Section 501).

      If an event of default under the indenture occurs and is continuing, then in every such case the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of the series in default may declare the principal amount of all of the debt securities of such series to be due and payable immediately by written notice thereof to EOP Partnership, and to the trustee if given by the holders. However, at any time after such a declaration of acceleration with respect to such debt securities has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of not less than a majority in principal amount of such outstanding debt securities may rescind and annul such declaration and its consequences if:

•	we shall have paid or deposited with the trustee all required payments of the principal of, and premium or Make-Whole Amount, if any, and interest on such debt securities, plus required fees, expenses, disbursements and advances of the trustee; and

•	all events of default, other than the nonpayment of accelerated principal of, or specified portion thereof, or premium or Make-Whole Amount, if any, or interest on such debt securities, or additional amounts with respect to such debt securities which have become due solely by such declaration of acceleration, have been cured or waived as provided in the indenture (Section 502).

      The indenture also provides that the holders of not less than a majority in principal amount of the outstanding debt securities of a series may waive any past default with respect to such series and its consequences, except a default:

•	in the payment of the principal of, or premium or Make-Whole Amount, if any, or interest on any such debt securities or any additional amounts with respect to any debt security of such series or any related coupon; or

•	in respect of a covenant or provision contained in the indenture that cannot be modified or amended without the consent of the holder of each outstanding debt security affected thereby (Section 513).

      The trustee will be required to give notice to the holder of debt securities within 90 days of a default under the indenture unless such default has been cured or waived; provided, however, that the trustee may withhold notice to the holders of any default (except a default in the payment of the principal of, or premium or Make-Whole Amount, if any, or interest on any debt securities or any additional amounts with respect to any debt security of such series or in the payment of any sinking fund installment in respect of any debt securities) if specified responsible officers of the trustee consider such withholding to be in the interest of such holders (Section 601).

      The indenture provides that no holder of debt securities or related coupon may institute any proceedings, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy thereunder, except in the case of failure of the trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an event of default from the holders of not less than 25% in principal amount of the outstanding debt securities of a series, as well as an offer of indemnity reasonably satisfactory to it (Section 507). This provision will not prevent, however, any holder of debt securities from instituting suit for the enforcement of payment of the principal of, and premium or Make-Whole Amount, if any, and interest on, and any additional amounts in respect of, such debt securities at the respective due dates thereof (Section 508).

      Subject to the provisions in the indenture relating to its duties in case of default, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any holders of any debt securities then outstanding under the indenture, unless such holders shall have offered to the trustee thereunder reasonable security or indemnity (Section 602). The holders of not less than a majority in principal amount of the outstanding debt securities of a series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee in respect of such debt securities, or of exercising any trust or power conferred upon the trustee in respect of such debt securities and related coupons. However, the trustee may refuse to follow any direction which is in conflict with any law or the indenture, which may involve the trustee in personal liability or which may be unduly prejudicial to the holders of debt securities of such series not joining therein, but may take any other action deemed proper by the trustee which is not inconsistent with such direction. (Section 512).

      Within 120 days after the close of each fiscal year, EOP Partnership and, if any guaranteed securities are outstanding, Equity Office, must deliver to the trustee a certificate, signed by one of several specified officers of Equity Office, acting for itself and as EOP Partnership’s general partner, stating whether or not such officer has knowledge of any default under the indenture and, if so, specifying each such default and the nature and status thereof (Section 1011).

Modification of the Indenture

      Modifications and amendments of the indenture will be permitted to be made only with the consent of the holders of not less than a majority in principal amount of all outstanding debt securities of each series which is affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holders of each such debt security affected thereby:

•	change the stated maturity of the principal of, or premium or Make-Whole Amount, if any, or any installment of principal of or interest on, or any additional amounts with respect to, any such debt security;

•	reduce the principal amount of, or the rate or amount of interest on, or any premium or Make-Whole Amount, payable on redemption of, any such debt security;

•	reduce the amount of the principal of an original issue discount security that would be due and payable upon a declaration of the acceleration of the maturity of such security or the amount thereof that would be payable in bankruptcy, or adversely affect any right of repayment at the option of the holder;

•	change the place of payment, or the coin or currency, for payment of principal of, or premium or Make-Whole Amount, if any, or interest on, or any additional amounts with respect to, any such debt security;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any such debt security;

•	reduce the above stated percentage in principal amount of outstanding debt securities of any series necessary to modify or amend the indenture, to waive compliance with specified provisions thereof or specified defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the indenture;

•	modify any of the foregoing provisions or any of the provisions relating to the waiver of some past defaults or some covenants, except to increase the required percentage to effect such action or to provide that specified other provisions may not be modified or waived without the consent of the holders of each such debt security affected thereby (Section 902); or

•	modify or affect the terms and conditions of the obligations of Equity Office in respect of the due and punctual payment of principal of, or any premium or interest on, or any sinking fund requirements or additional amounts with respect to, any guaranteed debt securities.

      A debt security shall be deemed outstanding if it has been authenticated and delivered under the indenture unless, among other things, such debt security has been canceled or redeemed.

      The indenture provides that the holders of not less than a majority in principal amount of outstanding debt securities of a series have the right to waive compliance by EOP Partnership and Equity Office with specified covenants in the indenture in respect of such debt securities (Section 1013). Compliance with the covenants described herein and such additional covenants with respect to the debt securities of a series generally may not be waived by EOP Partnership, Equity Office or the trustee.

      Modifications and amendments of the indenture will be permitted to be made by EOP Partnership, Equity Office and the trustee without the consent of any holder for any of the following purposes:

•	to evidence the succession or addition of another person to EOP Partnership as obligor or Equity Office as guarantor, as applicable, under the indenture;

•	to add to the covenants of EOP Partnership or Equity Office for the benefit of the holders or to surrender any right or power conferred upon EOP Partnership or Equity Office in the indenture;

•	to add events of default for the benefit of the holders of all or any series of debt securities;

•	to add or change provisions of the indenture relating to bearer securities, to the extent permitted by the indenture;

•	to change or eliminate any provisions of the indenture, provided that any such change or elimination becomes effective only when there is no security outstanding under the indenture of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision;

•	to permit or facilitate the issuance of debt securities in uncertificated form, provided, that such action shall not adversely affect the interests of the holders in any material respect;

•	to secure the debt securities;

•	to establish the form or terms of additional debt securities of any series;

•	to evidence and provide for the acceptance of appointment by a successor trustee and to add to or change any of the provisions of the indenture as is necessary to provide for or facilitate the administration of the trusts under the indenture by more than one trustee;

•	to cure any ambiguity, defect or inconsistency in the indenture, provided that such action shall not adversely affect the interests of holders in any material respect; or

•	to supplement any of the provisions of the indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of debt securities under the indenture provided that such action shall not adversely affect the interests of the holders in any material respect (Section 901).

      The indenture contains provisions for convening meetings of the holders of debt securities (Section 1501). A meeting will be permitted to be called at any time by the trustee, and also, upon request, by EOP Partnership or the holders of at least 10% in principal amount of the outstanding debt securities of any series, in any such case upon notice given as provided in the indenture (Section 1502). Except for any consent that must be given by the holder of each debt security affected by specified modifications and amendments of the indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present will be permitted to be adopted by the affirmative vote of the holders entitled to vote a majority in aggregate principal amount of the outstanding debt securities represented at that meeting; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding debt securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding debt securities of that series. Any resolution passed or decision taken at any meeting of holders of debt securities duly held in accordance with the indenture will be binding on all holders of debt securities of such series, whether or not present or represented at the meeting. The quorum at any meeting of holders of debt securities of a series called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding debt securities of such series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the outstanding debt securities of a series, the persons holding or representing such specified percentage in principal amount of the outstanding debt securities of such series will constitute a quorum (Section 1504).

      Notwithstanding the foregoing provisions, if any action is to be taken at a meeting of holders of debt securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding debt securities affected thereby, or of the holders of such series and one or more additional series:

•	there shall be no minimum quorum requirement for such meeting; and

•	the principal amount of the outstanding debt securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the indenture (Section 1504).

Discharge, Defeasance and Covenant Defeasance

      We may discharge specified obligations to holders of debt securities that have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable within one year, or scheduled for redemption within one year, by irrevocably depositing with the trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such debt securities are payable in an amount sufficient to pay the entire indebtedness on such debt securities in respect of principal, and premium or Make-Whole Amount, if any, and interest, and any additional amounts with respect thereto, to the date of such deposit, if such debt securities have become due and payable, or to the stated maturity or redemption date, as the case may be (Section 401).

      The indenture provides that, if the provisions of article fourteen of the indenture are made applicable to the debt securities of or within any series under section 301 of the indenture, we may elect either (a) to defease and be discharged from any and all obligations with respect to such debt securities, except for the obligation to pay additional amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on the debt securities and the obligations to register the transfer or exchange of the debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of such debt securities and to hold moneys for payment in trust (“defeasance”) (Section 1402) or (b) to be released from our obligations with respect to the debt securities under the covenants described under “ — Selected Indenture Covenants” above and, if specified in the terms of such series, our obligations with respect to any other covenant (other than covenants relating to the payment of principal, interest, additional amounts or Make-Whole Amounts), and any omission to comply with these obligations will not constitute a default or an event of default with respect to the debt securities (“covenant defeasance”) (Section 1403), in either case upon the irrevocable deposit by us with the trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which the debt securities are payable at the stated maturity date of the debt securities, or Government Obligations (as defined below), or both, applicable to the debt securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of, and premium, if any, and interest on the debt securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates.

      Such a trust will only be permitted to be established if, among other things, we have delivered to the trustee an opinion of counsel to the effect that the holders of the debt securities will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and the opinion of counsel, in the case of defeasance, must refer to and be based upon a ruling of the Internal Revenue Service or change in applicable United States Federal income tax law occurring after the date of the indenture (Section 1404).

      “Government Obligations” means securities which are (a) direct obligations of the United States of America or the government which issued the foreign currency in which the debt securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (b) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the foreign currency in which the debt securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that, except as required by law, such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt.

      Unless otherwise provided in the applicable prospectus supplement, if after we have deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to debt securities of any series; (a) the holder of a debt security of such series is entitled to, and does, elect under the indenture or the terms of the debt security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of the debt security, or (b) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by the debt security will be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on the debt security as they become due out of the proceeds yielded by converting the amount so deposited in respect of the debt security into the currency, currency unit or composite currency in which the debt security becomes payable as a result of the election or the Conversion Event based on the applicable market exchange rate. “Conversion Event” means the cessation of use of (a) a currency, currency unit or composite currency both by the government of the country or the confederation which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community, (b) the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Union or (c) any currency unit or composite currency other than the ECU for the purposes for which it was established.

      If we effect a covenant defeasance with respect to any debt securities and the debt securities are declared due and payable because of the occurrence of any event of default other than an event of default resulting from any failure to comply with the covenants described under “ — Selected Indenture Covenants” above with respect to any other covenant as to which there as been covenant defeasance, the amount in such currency, currency unit or composite currency in which such debt securities are payable, and Government Obligations on deposit with the trustee, will be sufficient to pay amounts due on the debt securities at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities at the time of the acceleration resulting from such event of default. However, we would remain liable to make payment of any such amounts due at the time of acceleration.

      The applicable prospectus supplement may further describe the provision, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the debt securities of or within a particular series.

Global Securities

      If the applicable prospectus supplement so indicates, the debt securities will be evidenced by one or more global securities, which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, or DTC, and registered in the name of Cede & Co., as DTC’s nominee.

      Holders may hold their interests in any of the global securities directly through DTC, or indirectly through organizations which are participants in DTC. Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in immediately available funds.

      Holders who are not DTC participants may beneficially own interests in a global security held by DTC only through participants, including some banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly, and have indirect access to the DTC system. So long as Cede & Co., as the nominee of DTC, is the registered owner of any global security, Cede & Co. for all purposes will be considered the sole holder of such global security.

Except as provided below, owners of beneficial interests in a global security will not be entitled to have certificates registered in their names, will not receive or be entitled to receive physical delivery of certificates in definitive form, and will not be considered the holders thereof.

      Neither we nor the trustee, nor any registrar or paying agent, will have any responsibility for the performance by DTC or their participants or indirect participants of their respective obligations under the rules and procedures governing their operations. DTC has advised EOP Partnership that it will take any action permitted to be taken by a holder of debt securities only at the direction of one or more participants whose accounts are credited with DTC interests in a global security.

      DTC has advised us as follows:

•	DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act;

•	DTC holds securities for its participants and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among participants in deposited securities through electronic book-entry changes to accounts of its participants, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations;

•	some of such participants, or their representatives, together with other entities, own DTC; and

•	the rules applicable to DTC and its participants are on file with the SEC.

      Purchases of debt securities under the DTC system must be made by or through participants, which will receive a credit for the debt securities on DTC’s records. The ownership interest of each actual purchaser of each debt security is in turn to be recorded on the participant’s and indirect participants’ records. Purchasers will not receive written confirmation from DTC of their purchase, but purchasers are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participant or indirect participant through which the purchasers entered into the transaction. Transfers of ownership interests in the debt securities are to be accomplished by entries made on the books of participants and indirect participants acting on behalf of actual purchasers. Purchasers of debt securities will not receive certificates representing their ownership interests, except if the use of the book-entry system for the debt securities is discontinued.

      The deposit of debt securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities. DTC’s records reflect only the identity of the participants whose accounts such debt securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

      The laws of some jurisdictions require that some purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in the global security.

      Redemption notices shall be sent to Cede & Co. If less than all of the principal amount of the global securities of the same series is being redeemed, DTC’s practice is to determine by lot the amount of the interest of each participant therein to be redeemed.

      Conveyance of notices and other communications by DTC to participants, by participants to indirect participants and by participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements that may be in effect from time to time.

      Principal, Make-Whole Amount and interest payments on the debt securities will be made to Cede & Co. by wire transfer of immediately available funds. DTC’s practice is to credit participants’ accounts on the payable date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on the payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC or EOP Partnership, subject to any statutory or regulation requirements as may be in effect from time to time. Payments of principal, Make-Whole Amount and interest to Cede & Co. is our responsibility, disbursement of such payments to participants is the responsibility of DTC, and disbursement of such payments to the beneficial owners of the debt securities is the responsibility of participants and indirect participants. Neither EOP Partnership nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

      DTC may discontinue providing its services as securities depository with respect to the debt securities at any time by giving us reasonable notice. Under such circumstances, in the event that a successor securities depository is not obtained, certificates for the relevant notes will be printed and delivered in exchange for interests in such global security. Any global security that is exchangeable pursuant to the preceding sentence shall be exchangeable for relevant debt securities in authorized denominations registered in such names as DTC shall direct. It is expected that such instruction will be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in such global security.

      We may decide to discontinue use of the system of book-entry transfers through DTC, or a successor securities depository. In that event, certificates representing the debt securities will be printed and delivered.

      The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we do not take responsibility for the accuracy thereof.

DESCRIPTION OF GUARANTEE

      Equity Office may fully and unconditionally guarantee the due and punctual payment of the principal of, and any premium and interest on, one or more series of debt securities, whether at maturity, by acceleration, redemption, repayment or otherwise, in accordance with the terms of such guarantee and the indenture. In case of the failure of EOP Partnership punctually to pay any principal, premium or interest on any guaranteed debt security, Equity Office will cause any such payment to be made as it becomes due and payable, whether at maturity, upon acceleration, redemption, repayment or otherwise, and as if such payment were made by EOP Partnership. The particular terms of the guarantee, if any, will be set forth in a prospectus supplement relating to the guaranteed debt securities and the applicable form of note.

DESCRIPTION OF WARRANTS

      We may issue warrants for the purchase of debt securities. Warrants may be issued independently or together with any other debt securities offered by any prospectus supplement and may be attached to or separate from such debt securities. Each series of warrants will be issued under a separate warrant agreement (each, a warrant agreement), to be entered into between the EOP Partnership and a warrant agent specified in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. The following sets forth some general terms and provisions of the warrants offered hereby. Further terms of the warrants and the applicable warrant agreements will be set forth in the applicable prospectus supplement.

      The applicable prospectus supplement will describe the terms of the warrants in respect of which this prospectus is being delivered, including, where applicable, the following:

•	the title of the warrants;

•	the aggregate number of the warrants;

•	the price or prices at which the warrants will be issued;

•	the title, aggregate principal amount and the terms of the debt securities purchasable upon exercise of the warrants;

•	the title, aggregate principal amount and terms of the other debt securities offered thereby with which the warrants are issued and the number of the warrants issued with each such debt security offered thereby;

•	the date, if any, on and after which the warrants and the related debt securities will be separately transferable;

•	the price (which may be expressed as a percentage of the principal amount and may be payable in cash, securities or other property) at which the related debt securities may be purchased upon exercise of the warrants;

•	the date(s) on which or the period(s) during which the right to exercise the warrants will commence and the date on which the right will expire, and any other restriction or limitation relating to the exercise of the warrants;

•	the minimum or maximum number of warrants which may be exercised at any one time;

•	whether the warrants represented by the warrant certificates or debt securities that may be issued upon exercise of the warrants will be issued in registered or bearer form;

•	information with respect to book-entry procedures, if any;

•	a discussion of federal income tax considerations, if any;

•	whether the debt securities issuable upon exercise of the warrants will be guaranteed by Equity Office; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

PLAN OF DISTRIBUTION

      EOP Partnership and Equity Office, if a guarantee is furnished, may sell the securities to one or more underwriters for public offering and sale by them or may sell the securities to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement.

      EOP Partnership and Equity Office, if a guarantee is furnished, may offer and sell the securities at a fixed price or prices, which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices for cash or assets in transactions that do not constitute a business combination within the meaning of Rule 145 promulgated under the Securities Act. EOP Partnership and Equity Office, if a guarantee is furnished, also may offer and sell debt securities upon the exercise of warrants. We also may, from time to time, authorize underwriters acting as our agents to offer and sell the securities upon the terms and conditions as are set forth in the applicable prospectus supplement. In connection with the sale of the securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent. Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers from whom they may act as agent.

      Any underwriting compensation paid by us to underwriters or agents in connection with the offering of the securities and any guarantees, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward specified civil liabilities, including liabilities under the Securities Act of 1933, as amended.

      If so indicated in the applicable prospectus supplement, EOP Partnership and Equity Office, if applicable, will authorize dealers acting as their agents to solicit offers by specified institutions to purchase securities from them at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts, or contracts, providing for payment and delivery on the date or dates stated in such prospectus supplement. Each such contract will be for an amount not less than, and the aggregate principal amount of securities sold pursuant to such contracts shall be not less nor more than, the respective amounts stated in the applicable prospectus supplement. Institutions with whom such contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to our approval. Such contracts will not be subject to any conditions except:

•	the purchase by an institution of the securities covered by its contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject; and

•	if the securities are being sold to underwriters, we shall have sold to such underwriters the total principal amount of the securities less the principal amount thereof covered by contracts.

      Some of the underwriters and their affiliates may engage in transactions with and perform services for EOP Partnership and Equity Office and their subsidiaries in the ordinary course of business.

EXPERTS

      Ernst & Young LLP, independent auditors, have audited the consolidated financial statements and schedule of each of Equity Office and EOP Partnership included in their respective Annual Reports on Form 10-K/A for the year ended December 31, 2000, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. The consolidated financial statements and schedule of each of Equity Office and EOP Partnership are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

LEGAL MATTERS

      The legality of the securities will be passed upon for EOP Partnership and Equity Office by Hogan & Hartson L.L.P.

REGISTERED OFFICE OF THE ISSUER AND THE GUARANTOR

Two North Riverside Plaza, Suite 2100

Chicago, Illinois 60606
United States of America

LUXEMBOURG LISTING AGENT

Banque Generale du Luxembourg, S.A.

50, Avenue J.F. Kennedy
L-2951 Luxembourg

LUXEMBOURG TRANSFER AND PAYING AGENT

BNP Paribas Luxembourg

10A Boulevard Royal
L-2093 Luxembourg

TRUSTEE AND PAYING AGENT

U.S. Bank Trust National Association

100 Wall Street, 16th Floor
New York, New York 10004
United States of America

LEGAL ADVISERS

To the Issuer and the Guarantor as to United States law:	To the Underwriters as to United States law:
Hogan & Hartson L.L.P.	Sidley Austin Brown & Wood LLP
885 Third Avenue, 26th Floor	One World Trade Center
New York, New York 10022	New York, New York 10048
United States of America	United States of America

To the Issuer and the Guarantor as to Luxembourg Law:

Arendt & Medernach

8-10 Rue Mathias Hardt
BP 30 2010 Luxembourg

AUDITORS TO THE ISSUER AND THE GUARANTOR

Ernst & Young, LLP

225 South Wacker Drive
Chicago, Illinois 60606
United States of America

$1,400,000,000

EOP Operating Limited Partnership

$1,100,000,000 7.000% Notes due July 15, 2011

$300,000,000 7.875% Notes due July 15, 2031

Fully and Unconditionally Guaranteed by

Equity Office Properties Trust

PROSPECTUS SUPPLEMENT

July 11, 2001

Joint Book-Running Managers

Banc of America Securities LLC
JPMorgan
Salomon Smith Barney

Deutsche Banc Alex. Brown

Dresdner Kleinwort Wasserstein
PNC Capital Markets, Inc.